    As filed with the Securities and Exchange Commission on December 7, 1999
                                                    Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------
                               US Unwired Inc.*
            (Exact name of registrant as specified in its charter)
       Louisiana                     4812                     72-1457316
    (State or other      (Primary standard industrial       (IRS employer
     jurisdiction         classification code number)   identification number)
  of incorporation or
     organization)

                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                (800) 673-2200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------
                               Thomas G. Henning
                         General Counsel and Secretary
                                US Unwired Inc.
                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                (318) 436-9000
                      (Name, address, including zip code,
       and telephone number, including area code, of agent for service)

                                  Copies to:
                            Anthony J. Correro, III
                               Louis Y. Fishman
                        Correro Fishman Haygood Phelps
                          Walmsley & Casteix, L.L.P.
                      201 St. Charles Avenue, 46th Floor
                       New Orleans, Louisiana 70170-4600
                                (504) 586-5252
                             ---------------
  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                             ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                         Proposed
                                                          Proposed       Maximum
                                            Amount        Maximum       Aggregate      Amount of
 Title of Each Class of Securities          to be      Offering Price    Offering     Registration
         to be Registered                 Registered    Per Unit(1)      Price(1)         Fee
----------------------------------------------------------------------------------------------------
 13 3/8% Series B Senior Subordinated
  Discount Notes Due 2009.............   $209,224,000       100%       $211,748,850    $55,901.70(1)
----------------------------------------------------------------------------------------------------
 Guarantees of 13 3/8% Series B Senior
  Subordinated Discount Notes due
  2009................................        --             --             --             --  (2)
----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Maximum Aggregate Offering Price is the aggregate book value of the Series A Notes at November 30, 1999, that may be received by US Unwired Inc. or cancelled in the exchange transaction in which the Series B Notes will be offered.
(2) Pursuant to Rule 457(n), no registration fee is required for the guarantee of the Series B Notes registered hereby.
    The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

* Some of the subsidiaries of US Unwired Inc. will guarantee the securities being registered hereby and are therefore registrants also. Information about such additional registrants appears on the following page.

                             ADDITIONAL REGISTRANTS

                             Louisiana Unwired, LLC
             (Exact name of registrant as specified in its charter)

        Louisiana                     4812                  72-1407430
     (State or other      (Primary standard industrial     (IRS employer
      jurisdiction        classification code number)  identification number)
   of incorporation or
      organization)

                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                 (800) 673-2200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ----------------
                               Thomas G. Henning
                         General Counsel and Secretary
                                US Unwired Inc.
                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                 (318) 436-9000
                      (Name, address, including zip code,
        and telephone number, including area code, of agent for service)

                                   Copies to:
                    Anthony J. Correro, III Louis Y. Fishman
                         Correro Fishman Haygood Phelps
                           Walmsley & Casteix, L.L.P.
                       201 St. Charles Avenue, 46th Floor
                       New Orleans, Louisiana 70170-4600
                                 (504) 586-5252
                               ----------------

                             Unwired Telecom Corp.
             (Exact name of registrant as specified in its charter)

        Louisiana                     4812                  72-0647424
     (State or other      (Primary standard industrial     (IRS employer
      jurisdiction        classification code number)  identification number)
   of incorporation or
      organization)

                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                 (800) 673-2200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ----------------
                               Thomas G. Henning
                         General Counsel and Secretary
                                US Unwired Inc.
                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                 (318) 436-9000
                      (Name, address, including zip code,
        and telephone number, including area code, of agent for service)

                                   Copies to:
                    Anthony J. Correro, III Louis Y. Fishman
                         Correro Fishman Haygood Phelps
                           Walmsley & Casteix, L.L.P.
                       201 St. Charles Avenue, 46th Floor
                       New Orleans, Louisiana 70170-4600
                                 (504) 586-5252
                               ----------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 7, 1999

PROSPECTUS

                               [US Unwired Logo]
                                Offer to Exchange

 $1,000 principal amount of 13 3/8% Series B Senior Subordinated Discount Notes
                                    due 2009
                  for each $1,000 principal amount of existing
          13 3/8% Series A Senior Subordinated Discount Notes due 2009
                  ($400,000,000 principal amount outstanding)

                               THE EXCHANGE OFFER

 .  Expires 5:00 p.m., New York City time,       , 2000, unless extended.

 . The exchange offer is not conditioned upon a minimum aggregate principal amount of existing notes being tendered.

 . All existing notes tendered according to the procedures in this prospectus and not withdrawn will be exchanged.

 . The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the SEC or conflict with any threatened judicial or administrative proceeding.

                               THE EXCHANGE NOTES

 . The terms of the exchange notes to be issued in the exchange offer are substantially identical to the existing notes, except that we will issue the exchange notes in a transaction registered with the SEC. In addition, the exchange notes will not be subject to the transfer restrictions to which the existing notes are subject, and provisions relating to the payment of liquidated damages will be eliminated.

 . The exchange notes, like the existing notes, will be general unsecured obligations of US Unwired. They rank junior in right of payment to our senior debt and equal in right of payment to our other existing and future senior subordinated debt. As of September 30, 1999, assuming we had completed our financings and applied the proceeds as intended, we would have had approximately $9.9 million of senior debt.

 . The exchange notes, like the existing notes, will bear interest at the rate of 13 3/8% per year, payable semi-annually in arrears on each May 1 and November 1, beginning May 1, 2005.

 . The exchange notes, like the existing notes, will be fully and unconditionally guaranteed by all of our existing and future restricted subsidiaries, excluding our operating subsidiary that holds all of our local exchange operating assets. You should carefully consider the risk factors beginning on page 19 of this prospectus. Please note that a holder of existing notes is already subject to most of these risk factors.

                               ----------------

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is       , 2000.

                           FOR NEW HAMPSHIRE RESIDENTS

   Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State of New Hampshire that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State of New Hampshire has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective investor, customer or client any representation inconsistent with the provisions of this paragraph.

                          FOR UNITED KINGDOM RESIDENTS

   There are restrictions on the offer and sale of securities in the United Kingdom. No action has been taken to permit the Notes to be offered to the public in the United Kingdom. This document may only be issued or passed on in or into the United Kingdom to any person to whom the document may lawfully be issued or passed on by reason of, or of any regulation made under, Section 58 of the Financial Services Act 1986 of the United Kingdom. It is the responsibility of all persons under whose control or into whose possession this document comes to inform themselves about and to ensure observance of all applicable provisions of the Public Offers of Securities Regulations 1995 and the Financial Services Act 1986 of the United Kingdom in respect of anything done in relation to the Notes in, from or otherwise involving the United Kingdom.

                                TABLE OF CONTENTS

Frequently Used Terms......................................................
Special Note Regarding Forward-Looking Statements..........................   1
Note Regarding Industry Data...............................................   1
Summary....................................................................   2
Risk Factors...............................................................  19
  Risks Related to the Exchange Offer......................................  19
    If you do not properly tender your existing notes, you will continue to hold unregistered notes and your ability to transfer your existing notes will be impaired................................................  19
    We cannot be sure than an active trading market will develop for the
     Notes.................................................................  19
  Risks Related to US Unwired..............................................  20
    We have substantial indebtedness which could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.............................................................  20
    We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control....................................................  21
    Your right to receive payments on the Notes is junior to our and our guarantor subsidiaries' existing indebtedness and possibly all of our and our guarantor subsidiaries' future borrowings.....................  21
    Not all of the subsidiaries will guarantee the Notes...................  22
    Unexpected events may cause us to change our financing requirements....  22
    We may be unable to implement a major communications network successfully..........................................................  23
    Our success depends on our relationship with Sprint PCS and its success...............................................................  24
    Our relationship with Sprint or its successor may be adversely affected by the proposed merger of Sprint and MCI WorldCom.....................  24
    Our competitors may have more resources or other advantages which may make it difficult for us to compete effectively.......................  25
    Changes in technology and customer demands could adversely affect us...  26
    If the Sprint PCS network is not built out on a nationwide basis, we may not be able to provide our customers with the traveling services they demand...........................................................  26
    Year 2000 issues could cause interruption or failure of our computer systems...............................................................  27
    Our geographical proximity to the Gulf Coast may cause us to face service interruptions associated with inclement weather conditions....  27
  Risks Related to the Industry............................................  28
    We are subject to broad and evolving government regulation.............  28
    The loss of any of our FCC licenses would impair our business and operating results.....................................................  28
    The future prospects of the PCS industry remain uncertain..............  30
    Subscriber turnover is greater in the PCS industry than in the cellular industry..............................................................  30
    Radio frequency emissions may pose health concerns.....................  31
  Risks Related to the Notes...............................................  31
    We may not be able to satisfy our obligations owed to you if change of control events occur..................................................  31
    Federal and state statutes allow courts, under specific circumstances, to void or modify the Notes and the guarantees of the Notes...........  31
    You may face tax and bankruptcy law concerns...........................  32
The Exchange Offer.........................................................  33
Use of Proceeds............................................................  45
Capitalization.............................................................  46
Selected Historical Consolidated Financial Information.....................  47
Management's Discussion and Analysis of Financial Condition and Results of
 Operations................................................................  49
The Wireless Communications Industry.......................................  64
Business...................................................................  67
Sprint PCS Agreements......................................................  91
Management.................................................................  99

Certain Relationships and Related Transactions.............................. 105
Securities Ownership of Certain Beneficial Owners and Management............ 108
Certain Indebtedness........................................................ 110
Description of Notes........................................................ 112
Description of Capital Stock................................................ 155
Certain U.S. Federal Tax Considerations..................................... 160
Plan of Distribution........................................................ 166
Legal Matters............................................................... 167
Available Information....................................................... 167
Experts..................................................................... 168
Index to Financial Statements............................................... F-1

                              FREQUENTLY USED TERMS

   For purposes of this prospectus, "PCS" refers to personal communication systems. "US Unwired," "we," "us" and "our" refer to US Unwired Inc. and its subsidiaries and affiliates. "LA Unwired" refers to Louisiana Unwired, LLC, the PCS operating subsidiary of US Unwired. "Sprint PCS" refers to SprintCom, Inc. and Sprint Spectrum L.P. and other affiliates of Sprint PCS. "Sprint" refers to Sprint Corporation and its affiliates, other than Sprint PCS. "Exchange notes" refers to the 13 3/8% Series B Senior Subordinated Discount Notes due 2009 that we are offering by this prospectus. "Existing notes" refers to our outstanding 13 3/8% Series A Senior Subordinated Discount Notes due 2009. "Notes" refers to both the existing notes and the exchange notes. A "holder," "Holder" or "registered holder" means any person in whose name Notes are registered on the books of US Unwired, and any participant in a book-entry transfer facility whose name appears on a security position listing as the owner of Notes. A "beneficial owner" of Notes means any person whose Notes are held in the name of a nominee who is the registered holder of the Notes.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   All statements contained in this prospectus, as well as statements made in press releases, and oral statements that may be made by us or any of our officers, directors or employees acting on our behalf, that are not statements of historical fact, including, but not limited to, statements regarding our current business strategy, future operations, technical capabilities, construction plan and schedule, commercial operations schedule, funding needs, prospective acquisitions or joint ventures, financing sources, pricing, future regulatory approvals, markets, size of markets for wireless communications services, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, such as equipment suppliers, service providers and roaming partners, and expected characteristics of competing systems are based upon current expectations and constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially are the following: the availability of sufficient capital to finance our business plan on terms satisfactory to us; competitive factors; changes in labor, equipment and capital costs; our ability to obtain necessary regulatory approvals; technological changes; our ability to comply with the indenture relating to the Notes and the terms of our other credit agreements; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described under the heading "Risk Factors." We wish to caution readers not to place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "anticipates," "intends," "estimates," "projects" or the like to be uncertain and forward-looking. We have no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations underlying the forward-looking statements are reasonable, we cannot assure that such expectations will prove to be correct.

   We disclose important factors that could cause our actual results to differ materially from our expectations under the heading "Risk Factors" and elsewhere in this prospectus. These disclosures qualify all forward-looking statements attributable to us or persons acting on our behalf.

                          NOTE REGARDING INDUSTRY DATA

   The industry data presented in this prospectus is based upon third party data or has been derived from sources of industry data. Even though we believe that this industry data is reasonable and reliable, in certain cases the data cannot be verified by information available from independent sources. Accordingly, we cannot give you any assurance that the industry data is accurate in all material respects.

                               PROSPECTUS SUMMARY

   This summary highlights selected information from this prospectus to help you understand our business and the terms of the exchange notes. You should carefully read all of this prospectus to understand fully our business and the terms of the exchange notes as well as some of the other considerations that may be important to you in connection with your interest in the Notes and the exchange offer.

                                   The Company

General

   We have the largest population coverage and the most subscribers of any affiliate of Sprint PCS, the fastest growing wireless company in the United States. We intend to be a leading provider of wireless PCS service throughout the Gulf States region by marketing our services under the Sprint PCS name. Sprint and MCI WorldCom announced on October 5, 1999 that the boards of directors of both companies have approved a definitive merger agreement whereby the two companies would merge to form a new company called WorldCom. The merger is subject to various conditions, including the approvals of the shareholders of both companies, the Federal Communications Commission, the Justice Department, various state government bodies and foreign antitrust authorities. We do not expect the merger to have a negative impact on our affiliation with Sprint or its successor if the merger is completed.

   Our service area covers eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee, and is contiguous with Sprint PCS's recently launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. We are constructing a 100% digital, 100% wireless PCS network that, when complete, will include a service area covering a population of approximately 9.9 million. As of September 30, 1999, we had built out our network in nine markets covering a population of approximately 3.0 million and were providing wireless PCS service to approximately 33,000 subscribers (assuming completion of the Meretel transaction described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We intend to complete the construction of our network by June 2001. After the completion of this financing, our buildout plan will be fully funded.

   Under a long-term management agreement with Sprint PCS, we have the exclusive right to offer Sprint PCS products and services, on spectrum licensed to Sprint PCS, throughout our entire service area under the Sprint(R) and Sprint PCS(R) brand names. Our exclusive relationship with Sprint PCS allows us to take advantage of the strength and reputation of Sprint PCS's national brand. We believe that the benefits of our affiliation with Sprint PCS in our service area include:

  .strong brand recognition and national marketing campaigns;

  .exclusive Sprint PCS traveling partner;

   .access to Sprint PCS products and services;

   .availability of Sprint PCS "Free and Clear" one-rate pricing plans;

   .nationwide coverage;

   .established direct and indirect distribution channels;

   .volume-driven vendor discounts;

   .access to Sprint PCS engineering and network design;

   .reduced startup costs;

   .long-term management agreement; and

   .availability of technology and service advances developed by Sprint PCS.

We manage our operations to perform to the high standards of service and technical quality by which Sprint PCS is known and on which Sprint PCS has built the fastest growing wireless company in the United States.

   In addition to our wireless PCS service, we provided cellular and paging service to approximately 85,000 subscribers in southwest Louisiana as of September 30, 1999. Our Louisiana cellular and paging business had $39.8 million in revenues for the 12 months ended September 30, 1999.

   We have a long heritage in the telecommunications business. The Henning family, which controls US Unwired, has been involved in telecommunications continuously since 1928. The Henning family has a history of being first-to-market in southwestern Louisiana with many major telephony developments, including first wireline operator in Cameron Parish, Louisiana (1928), first cellular provider in southwestern Louisiana (1987) and first PCS service provider in southwestern Louisiana (1997).

   We funded the initial phase of the PCS network buildout through a sale of our non-Louisiana cellular assets in 1998. The net proceeds from the sale of the cellular properties were reinvested in the development of our PCS properties.

   We recently raised additional capital through a $50 million investment by The 1818 Fund III, L.P., a Delaware private equity partnership managed by Brown Brothers Harriman & Co. That investment is structured as Series A preferred stock that is convertible into 13.8% of the common equity of US Unwired, assuming the exercise of options granted to management to purchase up to 500,000 shares of the common equity. The proceeds of the sale of the preferred stock, together with our available senior credit facilities and the proceeds of the offering of the existing notes, all of which are referred to as our financings, will be used to fund the full buildout of our PCS network and for other general corporate purposes.

Sprint PCS

   Sprint, a diversified telecommunications provider, launched, through an affiliate, the first commercial PCS service in the United States in 1995. Since that time, Sprint PCS, a group of subsidiaries of Sprint, has engaged in the development of PCS as a wireless standard and is continuing an aggressive campaign to deploy a nationwide 100% digital, 100% PCS network through its own efforts and affiliations with third party wireless operators such as ourselves.

   As of September 30, 1999, Sprint PCS, together with its affiliated companies, operated PCS systems within the United States and its territories covering approximately 180 million people in more than 280 metropolitan markets and provided service to nearly 4.7 million subscribers.

Our Affiliation with Sprint PCS

   As an affiliate of Sprint PCS, we have entered into management agreements with Sprint PCS under which we will have the exclusive right to market Sprint PCS products and services in our service area on spectrum for which Sprint PCS acquired licenses from the Federal Communications Commission in 1994 and 1996. These agreements govern our relationship with Sprint PCS, stipulate construction and performance guidelines and are structured with the following principal points:

  . each agreement has a term of 50 years with an initial period of 20 years and three automatic, successive 10-year renewal periods;

  . each agreement requires total collected revenue sharing of 8% to Sprint
    PCS and 92% to US Unwired, except that US Unwired retains 100% of revenues from non-US Unwired Sprint PCS customers traveling in our service area, extraordinary income and equipment sales; and

  . each agreement contains various put and call options regarding both the sale of our PCS business and network and/or the purchase of the Sprint PCS licenses upon termination or breach of contract by either us or Sprint PCS.

   We believe that our service area is important to Sprint PCS's plan to have a 100% digital, 100% PCS network with nationwide coverage. To date, Sprint PCS has made considerable investments in the licenses covering our service area. We estimate that Sprint PCS paid over $100 million to acquire the PCS licenses in our service area and to clear the licensed markets for microwave radio frequency service.

Benefits of Our Affiliation with Sprint PCS

   Our exclusive relationship with Sprint PCS provides us with many operational and business advantages, including:

     Exclusive access to Sprint PCS products and services. We are the exclusive provider of Sprint PCS's 100% digital, 100% PCS products and services in our service area. We have the right to market Sprint PCS products and services in our service area and provide these products and services under the Sprint(R) and Sprint PCS(R) brand names.

     Strong brand recognition and national advertising support. We expect to benefit from the strength and reputation of the Sprint(R) and Sprint PCS(R) brands. In our local markets, we have the royalty-free use of the Sprint(R) and Sprint PCS(R) brands and logos, and we benefit from Sprint PCS's national advertising campaigns and developed marketing programs at no additional cost.

     Sprint PCS "Free and Clear" one-rate pricing plans. We offer to our customers the same strategic free long distance, free traveling on the Sprint PCS network and accompanying promotional campaigns, including handset and accessory promotions, that Sprint PCS offers to all of its customers throughout the United States.

     Established distribution channels. We have access to all the national distribution channels used by Sprint PCS. These channels include:

    . major national third party retailers such as Radio Shack, Office
      Depot, Circuit City, Dillard's, Sam's Wholesale Club, Office Max and Best Buy;

    . Sprint PCS's national inbound telemarketing sales program;

    . Sprint PCS's Business-to-Business and national accounts sales programs; and

    . Sprint PCS's electronic commerce sales platform.

     Nationwide coverage. We operate our PCS network seamlessly with the Sprint PCS network. This provides our customers with the ability to place calls in any Sprint PCS service area throughout the United States without incurring charges for traveling on Sprint PCS's network or, under certain pricing plans, incurring long distance charges.

     Exclusive traveling partner to Sprint PCS. We are the exclusive provider of traveling services for all non-US Unwired Sprint PCS customers in our service area and benefit from the increased traffic created by other Sprint PCS customers who travel in our service area.

     Sprint PCS engineering and network design. In markets where we utilize spectrum owned by Sprint PCS, Sprint PCS provides the engineering services required for microwave clearance and handles all of the design, planning and relocation of any radio cell sites.

     Economies of scale of a nationwide network. We have access to network and subscriber equipment under Sprint PCS's vendor contracts that provide for volume discounts. These discounts will reduce the overall capital required to build our PCS network and will lower the cost of subscriber equipment.

     Reduced startup costs. We estimate that Sprint PCS spent over $100 million to purchase a substantial portion of the licenses covering our service area and for microwave clearing. As a Sprint PCS affiliate, we did not have to acquire most of the licenses, and this reduced our start-up costs.

     Availability of technology and service advances developed by Sprint PCS. Sprint PCS's extensive research and development effort produces ongoing benefits through both new technological products as well as enhanced service features. We have immediate access to any developments produced by Sprint PCS for use over the nationwide PCS network.

Our Competitive Strengths

   In addition to the advantages provided by our strategic affiliation with Sprint PCS, we have the following competitive strengths:

     Extensive territorial reach. With a population of approximately 9.9 million in our service area, we cover a significant percentage of the population in the Gulf States region (which includes Louisiana, Mississippi, Alabama, eastern Texas, and the Florida panhandle), southern Tennessee, southern Arkansas and southern Oklahoma. Our service area possesses characteristics that are favorable to wireless communications, which include:

    . extensive highway miles and commuter zones;

    . high commuter activity;

    . concentration of major industries;

    . major regional tourist destinations; and

    . a large number of higher education institutions.

     Existing corporate infrastructure. We retained most of our corporate staff following the sale of our non-Louisiana cellular assets to assist in the buildout of our Sprint PCS network. Accordingly, we have internal capabilities to handle billing, customer care, accounting, treasury and legal services in our markets where we currently offer PCS service and a substantial majority of our new markets. We believe that providing these functions ourselves is more cost-effective than outsourcing them to third parties. In a limited number of markets, however, Sprint PCS will provide us on a contract basis with selected back office functions such as billing and customer care.

     Cash flow from cellular and paging operations. Our cellular and paging operations provide a significant source of funding for the buildout of our PCS network. Our internally-generated cash flow reduces our need to access outside capital to fund our business plan.

     Significant number of owned licenses. In addition to the licenses provided to us through our agreements with Sprint PCS, we own thirteen 10 MHz PCS licenses and three 25 MHz cellular licenses within our service area and nine 10 MHz PCS licenses outside our service area. Combining the Sprint PCS licenses with our own licenses, we have access to 40 MHz of bandwidth in many of our markets. We believe that this access positions us well for the possible future introduction of wireless internet and data transmission service.

     High-quality customer care. We are committed to building strong customer relationships by providing high-quality customer care. We serve our customers from our state-of-the-art call center facility in Lake Charles, Louisiana. Our customer care representatives are accessible from any of our handsets at no charge to the customer. Additionally, we are staffing each of our retail outlets with full-time customer care representatives to interface directly with the customers concerning billing and service issues. Our web-based services include online account information that allows customers to check billing or otherwise manage their accounts.

Our Business Strategy

   Our principal business strategy is to become the leading provider of wireless PCS services in each market in our service area. We intend to achieve this goal by offering high-capacity, high-quality, advanced communications on our 100% digital, 100% PCS wireless network. We believe the following elements of our business strategy will distinguish our wireless service offerings from those of our competitors and will enable us to compete successfully in the wireless communications marketplace:

     Leverage relationship with Sprint PCS. We intend to capitalize on the benefits from our relationship with Sprint PCS:

    . strong brand recognition and national marketing campaigns;

    . exclusive Sprint PCS traveling partner;

    . access to Sprint PCS products and services;

    . availability of Sprint PCS "Free and Clear" one-rate pricing plans;

    . nationwide coverage;

    . established direct and indirect distribution channels;

    . volume-driven vendor discounts;

    . access to Sprint PCS engineering and network design;

    . reduced startup costs;

    . long-term management agreement; and

    . availability of technology and service advances developed by Sprint
      PCS.

     Execute integrated marketing plan. Our marketing approach leverages Sprint PCS's nationwide presence and brand name. We emphasize the improved quality, enhanced features and favorable pricing of Sprint PCS service. In addition, we leverage the clout of the Sprint PCS organization through Sprint PCS's:

    . household name recognition;

    . dynamic national advertising campaigns;

    . reputation for providing high-end quality product and service;

    . organized national accounts sales force;

    . e-commerce website; and

    . pre-negotiated contracts with national retail chain outlets.

    On the local level, we offer a complementary strategy through:

    . multi-media marketing efforts, including point-of-sale, print, television and radio campaigns for our own co-branded US Unwired(R) and Sprint PCS(R) retail outlets;

    . our network of approximately 270 independent agent representatives;
      and

    . direct mail efforts and our website, www.usunwired.com.

   Execute high-quality buildout plan. We are constructing a state-of-the-art, high quality 100% PCS network utilizing 100% digital technology.

    . Our network design has a high density of cell sites which, together with the use of digital PCS technology, allow our system to handle higher traffic demand than cellular operators, thereby allowing us to offer lower per-minute rates.

    . Our network design allows extensive use of micro- and mini-cell sites to service expensive, difficult to reach locations and coverage gaps within our wireless network.

    . We will maintain low construction costs for our network by planning to co-locate on existing towers as our primary strategy and developing our radio frequency design around this strategy.

Network Buildout and Financing Plan

   We expect the combined proceeds of our financings to meet our anticipated funding requirements of $294.7 million to provide full buildout of our PCS network and funding of anticipated operating losses for the period from July 1999 through December 2001. Simultaneously with the offering of the existing notes, we issued to The 1818 Fund $50 million of Series A preferred stock, the proceeds of which we will use for general corporate purposes, including the buildout of our PCS network. Under our current business model, we anticipate no need to return to the capital markets for any additional financing for the foreseeable future and expect to be self-funding for working capital and maintenance capital expenditures.

   As of September 30, 1999, we had completed the buildout and launched our PCS service in the following nine markets covering an aggregate population of approximately 3.0 million: Alexandria, Houma, Lake Charles, Monroe and Shreveport, Louisiana and Beaumont, Longview-Marshall, Texarkana and Tyler, Texas. When we complete our network buildout, we expect to cover 55% to 75% of the population in a majority of markets in our service area.

   We anticipate that we will complete network construction of our markets and be providing PCS service to a licensed population of approximately 3.4 million by December 1999, to a licensed population of approximately 8.4 million by December 2000, and to our entire service area of approximately 9.9 million licensed population by June 2001. We are providing the overall project and construction management of the design, site acquisition, installation and testing of our PCS transmission system.

   Network communications equipment. Lucent Technologies, Inc. will supply the radio base stations, switches and other related PCS transmission equipment, software and services necessary for our seven built out markets and our markets that we expect to build out by December 2000. Lucent has assigned a dedicated project management team to assist us in the installation and testing of the transmission equipment. We are currently entertaining competing bids for the provision of these products and services for our remaining markets.

                               Corporate Structure

   The following chart illustrates our proposed corporate structure, and identifies our Subsidiary Guarantors, following the completion of our financings and other future events described in this prospectus, assuming we apply the proceeds as intended:




                              [Chart appears here]


   Unwired Telecom Corp., a Louisiana corporation, is an operating subsidiary that holds all of our owned cellular licenses and cellular and paging operating assets.

   US Unwired is a Louisiana corporation with principal executive offices at One Lakeshore Drive, Suite 1900, Lake Charles, Louisiana 70629. Our phone number is (800) 673-2200, and our website is www.usunwired.com. LA Unwired is a Louisiana limited liability company. The mailing addresses and phone numbers of the principal executive offices of LA Unwired and Unwired Telecom are the same as US Unwired's.

                          Summary of the Exchange Offer

   On October 29 1999, we completed a private offering of $400,000,000 in aggregate principal amount at maturity of 13 3/8% Series A Senior Subordinated Discount Notes due 2009. These existing notes were sold for a total purchase price of $209,224,000.

   We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to use our commercially reasonable efforts to issue the exchange notes on the earliest practicable date and, in any event, within 30 business days of the effectiveness of the registration statement of which this prospectus is a part. If we fail to satisfy our registration obligations under the registration rights agreement, each holder of existing notes will be entitled to receive liquidated damages equal to $.05 per week per $1,000 principal amount held. The liquidated damages will be increased by $.05 per week per $1,000 principal amount of existing notes for each 90-day period during which the exchange notes are not issued. The maximum amount of liquidated damages is $.50 per week per $1,000 principal amount of existing notes.

   This exchange offer entitles you to exchange your existing notes for exchange notes that are issued in a transaction that is registered with the SEC and which have substantially identical terms to the existing notes with the exceptions noted immediately below this paragraph. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your existing notes or your exchange notes. We believe that the exchange notes that will be issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to specified conditions. You should read the discussion under the headings "Summary of Terms of Exchange Notes," "The Exchange Offer" and "Description of the Notes" for further information about the exchange notes.

The Exchange Offer........  We are offering to exchange the existing notes for up to $400,000,000 principal amount of the exchange notes. Existing notes may be exchanged only in increments of $1,000 principal amounts.

                            The terms of the exchange notes are substantially identical to the existing notes, except that the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights. Also, the exchange notes will not contain provisions for the payment of liquidated damages.

Resale....................  We believe the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                            . you acquire the exchange notes in the ordinary
                              course of your business;

                            . you are not participating and have no
                              understanding with any person to participate in the distribution of the exchange notes issued to you; and

                            . you are not our affiliate.

                            If you are a broker-dealer that is issued exchange notes for your own account in exchange for existing notes acquired by you as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. You may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to you.

Expiration Date...........        , 2000, at 5:00 p.m., New York City time,
                            unless we extend the exchange offer. It is possible that we will extend the exchange offer until all existing notes are tendered. You may withdraw existing notes you tendered at any time before 5:00 p.m., New York City time, on the expiration date, as described under the headings "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Existing Notes" and "The Exchange Offer-- Withdrawal Rights."

Interest on the Notes.....  The exchange notes, like the existing notes, will bear interest at a rate of 13 3/8% per year, payable semi-annually on May 1 and November 1, commencing May 1, 2005. April 15 and October 15 are the record dates for determining holders entitled to interest payments.

Conditions to the
 Exchange Offer...........  The exchange offer is subject only to the following conditions:

                            . the exchange offer must comply with applicable
                              laws or any applicable interpretation of the staff of the SEC; and

                            . no judicial or administrative proceeding shall
                              have been threatened that would limit us from proceeding with the exchange offer.

Conditions to the
 Exchange of your
 Existing Notes...........  The exchange of your existing notes is subject only to the following conditions:

                            . your tender of your existing notes; and

                            . your representation that you are not our
                              affiliate, that the exchange notes you will receive are being acquired by you in the ordinary course of your business and that at the time the exchange offer is completed you have no plans to participate in the distribution of the exchange notes.

Book-Entry Interests......  The existing notes were issued as global securities and were deposited when they were issued with State Street Bank and Trust Company as custodian for The Depository Trust Company, or DTC. Beneficial interests held in the existing notes by participants in DTC are shown on, and transfers of the existing notes can be made only through, records maintained in book-entry form by DTC and its participants. We refer to these beneficial interests as "notes held in book-entry form" or "book-entry interests."


Procedures for Tendering
 Existing Notes...........  If you wish to tender your existing notes for exchange pursuant to this exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth under the heading "The Exchange Offer-- Exchange Agent" on or prior to the expiration date.

                            By executing the letter of transmittal, you will represent to us that, among other things:

                            . you will acquire the exchange notes that you
                              receive in the ordinary course of your business;

                            . you have no arrangement with any person to
                              participate in a distribution of the exchange notes; and

                            . you are not our "affiliate."

                            If you are a broker-dealer that receives exchange notes for your own account in exchange for existing notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that if you acknowledge that you will, and do, deliver a prospectus meeting the requirements of the Securities Act, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. You may use this prospectus for an offer to resell, resale or other retransfer of exchange notes issued to you.

                            In addition to transmitting the letter of transmittal:

                            . certificates for existing notes must be received
                              by the exchange agent along with the letter of transmittal;

                            OR

                            . a timely confirmation of a book-entry transfer
                              (what we call a "book-entry confirmation") of your existing notes, if this procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described under the heading "The Exchange Offer--Book-Entry Transfer," must be received by the exchange agent prior to the expiration date;

                            OR

                            . you must comply with the guaranteed delivery
                              procedures described under the heading "The
                              Exchange Agent--Guaranteed Delivery Procedures."

Special Procedures for
 Beneficial Owners........  If you are a beneficial owner of existing notes held in book-entry form by, or registered in the name of, a broker, dealer, commercial bank, trust company or other nominee and wish to tender those existing notes in the exchange offer, please contact the registered holder as soon as possible and instruct it to tender the existing notes on your behalf and comply with the instructions in this prospectus. If you are the registered holder for a beneficial owner of Notes, you should, upon receipt of this prospectus, promptly seek instructions from the beneficial owner whether the beneficial owner would like for you to tender any or all of the existing notes that you hold for the account of the beneficial owner. We have included a form of letter to a beneficial owner in the letter of transmittal accompanying this prospectus.

Withdrawal Rights.........  You may withdraw existing notes that you tender by furnishing a notice of withdrawal to the exchange agent containing the information described under the heading "The Exchange Offer--Withdrawal Rights" at any time before 5:00 p.m. New York City time on
                            the expiration date, which initially is      , 2000
                            but is subject to extension.

Acceptance of Existing
 Notes and Delivery of
 Exchange Notes...........  We will accept for exchange any and all existing notes that are properly tendered before the expiration date in accordance with the discussion under the heading "The Exchange Offer--Procedures for Tendering Existing Notes." The same conditions described under the heading "The Exchange Offer--

                            Certain Conditions to the Exchange Offer" will apply. The exchange notes will be issued promptly following the expiration date.

U.S. Federal Income Tax
 Considerations...........  Generally, the exchange of existing notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Certain U.S. Federal Tax Considerations."

Use of Proceeds...........  We will not receive any proceeds from the exchange of existing notes for exchange notes pursuant to the exchange offer.

Exchange Agent............  State Street Bank and Trust Company is serving as exchange agent for the exchange offer.

   You should read the discussion under the heading "The Exchange Offer" for more detailed information concerning the terms of the exchange offer.

                       Summary of Terms of Exchange Notes

   The form and terms of the exchange notes to be issued in the exchange offer are substantially identical to the form and terms of existing notes except that the exchange notes will be issued in a transaction registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. In addition, the exchange notes will not contain the liquidated damages provisions related to the registration of the existing notes and consummation of the exchange offer. The exchange notes will evidence the same debt as the existing notes, and both the existing notes and the exchange notes will be governed by the same indenture.

Securities Offered........  Up to $400.0 million in aggregate principal amount at maturity of 13 3/8% Series B Senior Subordinated Discount Notes due 2009.

Issuer....................  US Unwired Inc.

Maturity..................  November 1, 2009

Interest and Accretion....  The Notes will accrete in value at a rate of
                            13 3/8% per annum until November 1, 2004, compounded semi-annually. At that time, interest will begin to accrue and will be payable in cash semi-annually on May 1 and November 1 of each year, commencing on May 1, 2005. The yield to maturity of the Notes is 13 3/8% (computed on a semi-annual bond-equivalent basis) calculated from October 29, 1999.

Subsidiary Guarantees.....  Our obligations under the Notes will be fully and unconditionally guaranteed (the "Subsidiary
                            Guarantees") by all of our existing and future restricted subsidiaries (other than LEC Unwired, our operating subsidiary that holds all of our local exchange operating assets) (collectively, the "Subsidiary Guarantors"). The Subsidiary Guarantees will be subordinate in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantees will rank equal in right of payment to other existing and future senior subordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all of the existing and future obligations of the Subsidiary Guarantors that are expressly subordinated in right of payment to the Subsidiary Guarantees.

Ranking...................  The Notes will be our general unsecured obligations and will rank equally in right of payment to all of our existing and future senior subordinated indebtedness and senior in right of payment to existing and future obligations that are expressly subordinated in right of payment to the Notes. The Notes will rank junior to all existing and future Senior Debt, as defined in the Indenture governing the Notes.

                            Assuming we had received the proceeds of our financings on September 30, 1999 and applied them as intended, the Notes would have been subordinated to $9.9 million of Senior Debt.

Optional Redemption.......  We may redeem the Notes at our option, in whole or in part, at any time on or after November 1, 2004 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any, and liquidated damages, if any, thereon to the date of redemption.

                            In addition, at any time prior to November 1, 2002, we may redeem up to 35% of the principal amount of the Notes originally issued with the net cash proceeds of specified sales of common equity. In that case, the redemption price will be equal to 113 3/8% of the accreted value as of the date of redemption, plus liquidated damages, if any, thereon, to the redemption date. At least 65% of the aggregate principal amount of the Notes originally issued must remain outstanding following each such redemption.

Change in Control.........  Upon certain change of control events you may require us to repurchase all or any part of your Notes. The repurchase will be in cash at a price equal to 101% of the accreted value thereof (if the date of repurchase is prior to November 1, 2004) and 101% of the aggregate principal amount thereof (if the date of repurchase is on or after November 1, 2004), plus accrued and unpaid interest and liquidated damages, if any, on the Notes, to the date of repurchase.

                            A change of control of our company may be deemed to be a default under our credit facilities. For this and other reasons, we cannot assure that in the event of a change of control we would have sufficient funds to purchase all Notes tendered.

Certain Covenants.........  The indenture contains covenants that limit, among other things, our ability to:

                            . pay dividends, redeem capital stock and make
                              other restricted payments or investments;

                            . incur additional indebtedness or issue preferred
                              equity interests;

                            . merge, consolidate or sell all or substantially
                              all of our assets;

                            . create liens on assets; and

                            . enter into transactions with affiliates or
                              related persons.

Anti-Layering.............  We will not incur any indebtedness that is subordinate in right of payment to any of our Senior Debt and senior in any respect in right of payment to the Notes. No Subsidiary Guarantor will incur any indebtedness that is subordinate in right of payment to any Senior Debt of such Subsidiary Guarantor and senior in any respect in right of payment to its Subsidiary Guarantee.

Risk Factors..............  You should read and carefully consider the discussion under the heading "Risk Factors."

                          Certain Financial Information

   The following tables set forth certain unaudited financial information for our Louisiana cellular operations provided through Unwired Telecom and our PCS operations provided through LA Unwired for the three years ended December 31, 1996, 1997 and 1998, and for the nine months ended September 30, 1998 and 1999. You should read the information in these tables in conjunction with our consolidated financial statements and the related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.

                            LA Unwired PCS Operations

   The table below reflects the results of our PCS operations, provided through LA Unwired, which we commenced in our markets in the third quarter of 1998. The information presented below excludes the PCS operations provided through our minority ownership interest in Meretel.

                                                                 Nine Months
                                                                    Ended
                                                 Year  Ended      September
                                                 December 31,        30,
                                               ----------------  ------------
                                               1996 1997  1998   1998  1999
                                               ---- ---- ------  ---- -------
Revenues (in thousands).......................  --   --  $1,509  339  $11,592
Ending subscribers/(1)/.......................  --   --   5,698  591   23,379
Penetration/(2)/..............................  --   --     0.4% N/A      1.1%
Monthly churn/(3)/............................  --   --     1.5% N/A      3.5%
Average monthly service revenue per
 subscriber/(4)/..............................  --   --  $   91   92  $    67

                          Louisiana Cellular Operations

   In July 1998, we sold all of our assets related to our Mississippi, Alabama and Kansas cellular markets, along with our majority interest in Mississippi 34 Cellular Corporation, to raise capital for entry into the PCS market. The table below reflects the results of our Louisiana cellular operations, which began in 1985. The information presented below excludes the Mississippi, Alabama and Kansas cellular markets and the results of the majority interest in Mississippi 34 Cellular Corporation.

                                                               Nine Months
                                                             Ended September
                                  Year Ended December 31,          30,
                                  -------------------------  ----------------
                                   1996     1997     1998     1998     1999
                                  -------  -------  -------  -------  -------
Revenues (in thousands).......... $31,955  $37,829  $41,555  $30,929  $29,161
Ending subscribers...............  45,276   56,852   67,204   62,807   60,548
Penetration/(2)/.................    12.1%    15.2%    17.6%    16.8%    15.9%
Monthly churn/(3)/...............     1.4%     1.3%     1.8%     1.7%     2.8%
Average monthly service revenue
 per subscriber/(4)/............. $    57  $    48  $    45  $    46  $    42

--------
(1) Upon completion of the asset exchange with Meretel described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," our subscriber base will increase to approximately 33,000.
(2) Represents the ratio of ending subscribers to the total population of the markets. Because these numbers do not materially change, the population used to calculate penetration for the nine months ended September 30, 1998 and September 30, 1999 were the populations for the years ended 1997 and 1998, respectively. Penetration for LA Unwired at September 30, 1999 was less than 0.1%.

(3) Represents the ratio of disconnects to the average number of subscribers divided by the number of months in the period. Average subscribers is defined as the number of subscribers at the beginning of the period plus the number of subscribers at the end of the period divided by two. For the LA Unwired 1998 calculation, the number of months in the period includes only October, November and December, as there was only minimal activity in the third quarter of 1998. The effect of including the third quarter would have materially understated monthly churn.
(4) Determined for a period by dividing (i) the sum of the access, airtime, roaming, long distance, features, connection, disconnection and other revenues for such period by (ii) the average number of subscribers for such period, divided by the number of months in such period. For the LA Unwired 1998 calculation, the number of months in the period includes only October, November and December, as there was only minimal activity in the third quarter of 1998. The effect of including the third quarter would have significantly understated the average monthly service revenue per subscriber.

                                  RISK FACTORS

   You should carefully consider the following factors and other information in this prospectus in connection with your interest in the Notes and the exchange offer.

Risks Related to the Exchange Offer

If you do not properly tender your existing notes, you will continue to hold unregistered notes and your ability to transfer your existing notes will be impaired.

   We will only issue exchange notes in exchange for existing notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the existing notes, and you should carefully follow the instructions on how to tender your existing notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the existing notes. If you do not tender your existing notes or if we do not accept your existing notes because you did not tender your existing notes properly, then, after we consummate the exchange offer, you may continue to hold notes that are subject to the existing transfer restrictions. If you are a broker-dealer that receives exchange notes for your own account in exchange for existing notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of these exchange notes. After the exchange offer is consummated, if you continue to hold any existing notes, you may have difficulty selling them because there will be fewer existing notes outstanding and no further requirements that we offer to exchange them for registered notes.

We cannot be sure that an active trading market will develop for the Notes.

   Prior to this offering, there has been no public market for the existing notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq Stock Market. In addition, the liquidity of any trading market in, and any market price quoted for, the exchange notes may be negatively impacted by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

   To the extent that a large amount of the existing notes are not tendered or are tendered and not accepted in the exchange offer, the trading market for the exchange notes could be materially impaired. Generally, a limited amount, or "float," of a security could result in less demand to purchase the security and, as a result, could result in lower prices for the security. We cannot assure you that a sufficient number of existing notes will be exchanged for exchange notes so that this does not occur.

Risks Related to US Unwired

We have substantial indebtedness which could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

   We have a substantial amount of debt. Assuming we had received the proceeds from all of our financings on September 30, 1999 and applied them as intended, our outstanding debt would have consisted of:

  . approximately $209.2 million in accreted value of the Notes of US
    Unwired; and

  . approximately $2.6 million of debt guaranteed by US Unwired, representing our proportionate share of the indebtedness of Meretel (assuming completion of the Meretel transaction described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations").

   We may incur additional debt in the future. The indenture governing the Notes will permit us to incur additional debt, subject to limitations. Our credit facilities provide for total borrowings of up to $130.0 million.

   The substantial amount of our debt will have a number of important consequences for our operations, including:

  . we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

  . we may not have sufficient funds to pay interest on, and principal of, our debt (including the Notes);

  . we may not be able to obtain additional financing for capital requirements, capital expenditures, working capital requirements and other corporate purposes;

  . some of our debt, including borrowings under our credit facilities, will be at variable rates of interest, which could result in higher interest expense if interest rates increase;

  . our borrowings under the credit facilities are secured by a significant portion of our assets, including the pledge of the membership interests of LA Unwired and the capital stock of Unwired Telecom and security interests in all tangible and intangible assets of LA Unwired and Unwired Telecom, including assignments of all Sprint PCS agreements and network contracts;

  . we may not be able to adjust to changing market conditions or withstand competitive pressures;

  . we may be inflexible in planning for, or reacting to, changes in our business and our industry;

  . we may be at a competitive disadvantage compared to our competitors that have less debt; and

  . we may be unable to borrow additional funds due to the financial and other restrictive covenants in our credit agreements, and our failure to comply with those covenants could result in an event of default which, if not cured or waived, could impair our ability to repay the Notes.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

   Our ability to make payments on our debt, including the Notes, depends upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. A substantial portion of our cash flow from operations will be dedicated to the payment of principal and interest under our credit facilities. In addition, beginning in 2005, we will have significant cash interest payment service obligations under the Notes. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness, including our obligations under the Notes, or to fund our other liquidity needs. We may attempt to delay or reduce capital expenditures, restructure or refinance our debt, sell assets or operations or seek additional equity capital. We may be unable to take any of these actions on satisfactory terms, or at all, or in a timely manner. Further, none of these actions may be sufficient to allow us to service our debt obligations. Our existing debt agreements limit our ability to take some of these actions, and the indenture governing the Notes will contain similar restrictions. Our failure to earn enough to pay our debts or to undertake successfully any of these actions could, among other things, impair the market value of the Notes.

   In addition, US Unwired is a holding company, and we conduct all of our operations through subsidiaries. Our ability to meet our debt service obligations will depend upon our receiving dividends from those operations. The indenture governing the Notes may allow our subsidiaries to enter into future loan agreements which restrict or prohibit them from paying dividends. State law may also limit the amount of the dividends that our subsidiaries are permitted to pay.

Your right to receive payments on the Notes is junior to our and our guarantor subsidiaries' existing indebtedness and possibly all of our and our guarantor subsidiaries' future borrowings.

   The Notes and the subsidiary guarantees rank behind all of our and our guarantor subsidiaries' existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the Notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our and our guarantor subsidiaries' senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the Notes or the subsidiary guarantees.

   In addition, all payments on the Notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

   In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantor subsidiaries, holders of the Notes will participate with trade creditors and all other holders of our and our guarantor subsidiaries' subordinated indebtedness in the assets remaining after we and our guarantor subsidiaries have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantor subsidiaries may not have sufficient funds to pay all of our creditors and holders of Notes may receive less, ratably, than the holders of senior debt.

   Assuming we had completed our financings on September 30, 1999, and applied the proceeds as intended, the Notes and the subsidiary guarantees would have been subordinated to $9.9 million of senior debt and approximately $130.0 million would have been available for borrowing as additional senior debt under our credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

Not all of the subsidiaries will guarantee the Notes.

   Subsidiaries that are designated as unrestricted subsidiaries and LEC Unwired will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Assuming we had received the proceeds of our financings on September 30, 1999 and applied them as intended, the Notes would have been effectively junior to $9.3 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries, and approximately $8.7 million would have been available to those subsidiaries for future borrowing under credit facilities. LEC Unwired generated 7.8% of our consolidated revenues in the nine months ended September 30, 1999 and held 6.9% of our consolidated assets as of September 30, 1999.

Unexpected events may cause us to change our financing requirements.

   We will make significant capital expenditures to finish the design, construction, testing and deployment of our PCS network. We estimate that the combined net proceeds of our financings will be sufficient to:

  . fund the planned construction of our network;

  . fund operating losses; and

  . satisfy debt service requirements for the next several years.

   The actual expenditures necessary to achieve these goals may differ significantly from our estimates. We would have to obtain additional financing if:

  . any of our sources of capital is unavailable or insufficient;

  . we significantly depart from our business plan;

  . we experience unexpected delays or cost overruns in the construction of our network, including changes to the schedule or scope of our network buildout;

  . our operating costs increase;

  . changes in technology or governmental regulations create unanticipated costs;

  . we acquire additional licenses;

  . we experience faster than expected subscriber growth;

  . we are granted additional buildout properties by Sprint PCS to construct and manage;

  . our business plans change; or

  . our projections prove to be inaccurate.

   We cannot predict whether any additional financing will be available or the terms on which any additional financing would be available. If we cannot obtain additional financing when needed, we will have to delay, modify or abandon some of our plans to construct the remainder of our network.

We may be unable to implement a major communications network successfully.

   We may not be able to acquire the sites necessary to complete our network. We must lease or otherwise acquire rights to use sites for the location of base station transmitter equipment and obtain zoning variances and other governmental approvals to complete the construction of our network and to provide wireless communications services to subscribers. In addition to the sites currently in use, we will need to lease additional sites to complete construction of our network. Local zoning ordinances may restrict our ability to obtain sites and construct antennas, and such ordinances may prevent us from successfully completing the buildout of our network. If we encounter significant difficulties in leasing or otherwise acquiring rights to these sites, we may need to alter the design of our network, and this could impair our ability to complete construction of our network in a timely manner.

   We may have difficulty obtaining infrastructure equipment. The demand for the equipment needed to construct our network is considerable, and manufacturers of this equipment could have substantial backlogs of orders. Accordingly, the lead time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment. Even though our agreements with vendors contain penalties for their failure to deliver the equipment according to schedule, the vendors may fail to deliver the equipment to us in a timely manner. If we do not receive the equipment in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors. In addition, we may be unable to satisfy the requirements regarding the construction of our network contained in FCC regulations and our agreements with Sprint PCS. Our failure to construct our network in a timely manner could limit our ability to compete effectively, cause us to lose our licenses or cause us to breach our agreements with Sprint PCS.

   We depend on consultants and contractors who could fail to perform their obligations. We have retained an equipment vendor and other consultants and contractors to assist in the design and engineering of radio frequency, the identification and construction of our cell sites, switch facilities and towers, the leasing or other acquisition of rights to use sites for the location of cell sites, and the installation, maintenance and support of our information technology systems. The failure by this vendor or any of these consultants or contractors to fulfill its contractual obligations could impair our ability to meet our buildout requirements timely and our operating results.

Our success depends on our relationship with Sprint PCS and its success.

   Our business strategy depends on our relationship with Sprint PCS. We depend on co-branding, traveling and service relationships under our management and other agreements with Sprint PCS, and these agreements are central to our business plan. It is important for you to understand that there are circumstances under which Sprint PCS can terminate our right to use their brand name as well as the following other important rights under the agreements:

  . The agreements may be terminated if we fail to buildout and operate our network in accordance with Sprint PCS's requirements, if any of Sprint PCS's FCC licenses is lost or jeopardized or if we become insolvent.

  . If our rights to use the Sprint PCS(R) brand name and logo and related rights are revoked or otherwise become unavailable, or if any of the agreements we have entered into with Sprint PCS are not renewed or are terminated, our operations could be impaired.

  . We use our relationship with Sprint PCS to obtain, on preferred terms from Sprint PCS's vendors, the infrastructure equipment and handsets for the construction and operation of our network. Any disruption in our relationship with Sprint PCS could impair our ability to obtain this equipment or our relationship with our vendors.

  . Sprint PCS assists us with the design, development and operation of our network and the compliance with the program requirements of the management agreements. We depend upon Sprint PCS to provide this assistance.

  . Sprint PCS maintains requirements regarding the construction of our network, and, in many instances, these requirements are more stringent than those imposed by the FCC. If we fail to meet these requirements, some of the exclusivity provisions contained in our agreements with Sprint PCS could be terminated.

  . A significant disruption to the Sprint PCS system or weakening of Sprint
    PCS brands and systems could impair our operations and profitability.

   Sprint PCS and its other affiliates are subject, to varying degrees, to the same risks that affect us, and we cannot be sure that Sprint PCS and its affiliates will be successful in developing their wireless businesses.

   The termination or non-renewal of our management agreements with Sprint PCS may trigger various put and call options, including our right to require Sprint PCS to purchase all of our operating assets used in connection with our PCS network, Sprint PCS's right to require us to sell these assets to them, our right to require Sprint PCS to assign to us, subject to governmental approval, some of their licensed spectrum and Sprint PCS's right to require us to purchase, subject to governmental approval, some of their licensed spectrum. If we sell our PCS network operating assets to Sprint PCS, the proceeds from the sale may not be sufficient to satisfy the Notes. If we purchase licensed spectrum from Sprint PCS, we may not have sufficient funds to satisfy the Notes.

Our relationship with Sprint or its successor may be adversely affected by the proposed merger of Sprint and MCI WorldCom.

   Sprint and MCI WorldCom announced on October 5, 1999 that the boards of directors of both companies have approved a definitive merger agreement whereby the two companies would merge to form a new company called WorldCom. Although the companies have approved the merger, the completion of the merger is still subject to various conditions, including the approvals of the shareholders of both companies, the Federal Communications Commission, the Justice Department, various state governmental bodies and foreign antitrust authorities. If the merger is not consummated for these or other reasons, Sprint's business may be adversely affected which could have a negative impact on us as a Sprint PCS affiliate. If the merger is successfully completed, we expect our relationship with Sprint and its successor to continue with little or no adverse effects. However, we cannot be sure that the merger will not have a negative impact on us as an affiliate of Sprint PCS.

Our competitors may have more resources or other advantages which may make it difficult for us to compete effectively.

   Competition in the wireless communications services industry is intense. Many of our competitors have substantially greater financial, technological, marketing and sales and distribution resources than we do. In addition, competitors who entered the wireless communications services market before us may have a significant time-to-market advantage over us. Some of our competitors may market competitive services, such as local dial tone, long distance and internet, together with their wireless communications services. We may not be able to compete successfully with competitors who have substantially greater resources or a significant "time-to-market" advantage or who offer more services than we do.

   Some of our competitors are current cellular providers and joint ventures of current and potential wireless communications service providers and have financial resources and customer bases greater than ours. Some of our competitors have more established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer coverage in areas not served by our PCS network or, because of their calling volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than ours. PCS operators will likely compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that some of the existing cellular providers, who have been operational for a number of years and have significantly greater financial and technical resources and customer bases than we do, will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS.

   Our ability to compete effectively with other providers in our service area will depend on a number of factors, including the continued success of CDMA technology in providing better call quality and clarity as compared to analog and digital cellular systems, our competitive pricing with various options suiting individual subscribers calling needs and the continued expansion and improvement of the Sprint PCS nationwide network, customer care system and handset options.

   We compete with companies that use other communications technologies, including enhanced specialized mobile radio, or ESMR, and domestic and global mobile satellite service. In addition, we expect that in the future providers of wireless communications services will compete more directly with providers of traditional landline telephone services, energy companies, utility companies and cable operators who expand their services to offer communications services. We will compete also with paging and dispatch companies in our markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller.

   Our ability to compete successfully will depend, in part, upon our ability to anticipate and respond to various competitive factors affecting the industry, including the introduction of new services and technology, changes to consumer preferences, demographic trends, economic conditions and competitors' pricing strategies, all of which could adversely affect our profitability. In addition, the future level of demand for wireless communications services is uncertain.

Changes in technology and customer demands could adversely affect us.

   Three technological standards are being used by PCS providers in the United
States: IS-136 TDMA, CDMA and GSM. Although all three standards are digital transmission technologies and thus share certain basic characteristics and contrasts to analog transmission technology, they are not compatible or interchangeable with each other.

   Sprint PCS has chosen CDMA technology as the digital technology standard for its systems. Accordingly, we and the other Sprint PCS affiliates will use CDMA technology as well. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage compared to systems using other technologies. If Sprint PCS needs to change its technology, we will need to change ours as well, which will be costly and time consuming. We may not be able to purchase and install the equipment necessary to allow for migration to a new or different technology or to do so at an acceptable cost. If we cannot do so, we may not be able to compete with other systems.

   Our agreement with Sprint PCS precludes us from upgrading our cellular network from analog to digital. If cellular equipment manufacturers cease making analog cellular equipment, it could impair our ability to service our existing cellular subscribers and attract new ones.

If the Sprint PCS network is not built out on a nationwide basis, we may not be able to provide our customers with the traveling services they demand.

   Sprint PCS currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands with its CDMA-based system and those of its other affiliates, but it will take some time, and be subject to some risk, until the entire planned area has been built out with CDMA systems. Our agreement with Sprint PCS provides that our customers will be able to travel on other Sprint PCS systems (including those of other Sprint PCS affiliates), and customers of those other systems will be able to travel on our systems. Although some other PCS competitors have selected CDMA technology, others have chosen GSM or TDMA. Some digital cellular systems use CDMA technology, but on different frequencies from PCS, and no analog cellular systems use CDMA.

   If one of our customers seeks to travel in an area where a CDMA-based PCS system is not yet operational, the customer will need to use a dual-mode handset (to travel on a PCS system that does not use CDMA) or a dual-band/dual-mode handset (to travel on a non-CDMA cellular system).

Generally, such handsets are more costly than single-band/single-mode handsets. Moreover, the Sprint PCS network does not allow for call hand-off between the Sprint PCS network (including the areas built by its affiliates) and another wireless network, which requires a customer to end a call in progress and initiate a new call when entering an area not served by the Sprint PCS network. In addition, the quality of the service provided by another network may not be equal to what the Sprint PCS network affords, and our customers may not be able to use any of the advanced features such as voicemail notification.

Year 2000 issues could cause interruption or failure of our computer systems.

   We use a significant number of computer systems and software programs in our operations, including applications used in support of our PCS network equipment and various administrative functions. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. Although we believe that our computer systems and software applications contain source codes that are able to interpret appropriately dates after December 31, 1999, our failure to make or obtain necessary modifications to our systems and software could result in systems interruptions or failures that could impair our business.

   We have completed an inventory of our computer systems, network elements, software applications, products and other business systems. We are assessing the impact of the Year 2000 on items identified through this inventory process and are modifying and replacing items as needed for Year 2000 compliance. We are using both internal and external resources to identify, correct or reprogram, and test our systems for Year 2000 compliance. We believe that we have prepared these critical systems for the Year 2000. In addition, we are contacting third parties with whom we conduct business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. We cannot assure that full compliance will be achieved as we and such third parties have planned or that we will receive warranties and assurances from such third parties. We rely on third party vendors for a significant number of our important operating and computer system functions and therefore are highly dependent on such third party vendors for the remediation of network elements, computer systems, software applications and other business systems. In addition, we use publicly available services that are acquired without contract, such as global positioning system timing signals, that may be subject to Year 2000 issues. While we believe these systems will be Year 2000 compliant, we have no contractual or other right to compel compliance. Based upon our evaluations to date, we believe that the total cost of modifications and conversions of our systems will not be material, but we cannot assure that such cost could not become material.

Our geographical proximity to the Gulf Coast may cause us to face service interruptions associated with inclement weather conditions.

   Much of our service area is on or near the Gulf Coast and could face damage from inclement weather conditions, including hurricanes and excessive rain. Even though we believe our insurance coverage is adequate, we may face service interruptions for indefinite periods if a major hurricane strikes one or more of our Gulf Coast markets.

Risks Related to the Industry

We are subject to broad and evolving government regulation.

   The licensing, construction, operation, acquisition, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In addition, the FCC, in conjunction with the Federal Aviation Administration, referred to as the FAA, regulates the marking and lighting of towers, including those used in wireless communications networks. To the extent that we conduct operations as a competitive local exchange carrier, we will be subject to further regulation by state authorities and by the FCC. Our ability to conduct our business is dependent, in part, on our compliance with the rules and regulations of these governing bodies.

   Changes in regulation could impair our financial condition and operating results. Regulation of the wireless telecommunications industry is continually evolving and constantly changing. There are a number of issues on which regulation has been considered or adopted, such as providing enhanced emergency 911 service, making wireless services more available to the hearing-impaired, allowing subscribers to take their telephone numbers with them when they change carriers, facilitating interception of wireless calls by law enforcement authorities, and others. As new regulations are promulgated on these and other subjects, we may be required to modify our business plans or operations to comply with such regulations. Furthermore, the Telecommunications Act of 1996 mandated significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. The continued implementation of these mandates by the FCC and state authorities, and the rulings of the courts interpreting them, will involve numerous changes in established rules and policies, some of which could materially increase the cost of providing service.

The loss of any of our FCC licenses would impair our business and operating results.

   The FCC licenses that we own and that Sprint PCS owns to provide PCS services are critical to our business. These licenses each have a term of ten years and may be renewed upon expiration of their respective terms for a period of ten years. The FCC may revoke any of the licenses at any time "for cause," which includes the failure to comply with the terms of the licenses, the failure to remain qualified under applicable FCC rules to hold the licenses, the commission of certain violations of FCC regulations and malfeasance and other misconduct. We cannot ensure that our licenses or Sprint PCS's licenses will be renewed upon expiration of their terms, or that our licenses or Sprint PCS's licenses will not be modified in a way that impairs our operations. The loss or nonrenewal of any license, or an action that threatens the loss of any license, would impair our business and our operating results. Additionally, the threat of nonrenewal or loss of any of our licenses or Sprint PCS's licenses could diminish the market value of the Notes.

   The Sprint PCS agreements reflect an affiliation that the parties believe meets the FCC requirements for licensee control of licensed spectrum. Management agreements have been used by FCC licensees to construct and operate communications systems. If the FCC were to determine that our agreements with Sprint PCS need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements as necessary to cause the agreements (as modified) to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the agreements. If the agreements cannot be modified, they may be terminated pursuant to their terms.

   Our ongoing operations may also require permits, licenses and other authorizations from regulatory authorities not currently held by Sprint PCS or us. None of these licenses can be transferred to another party without the approval of the regulatory authority that issued them. These regulatory authorities may not grant such authorizations and approvals in a timely manner, if at all.

   Network buildout requirements. All PCS licenses, including both our own licenses and those licenses owned by Sprint PCS which we manage, are subject to the FCC's buildout regulations. These regulations require companies that have acquired licenses to provide wireless communications services to meet certain minimum requirements regarding the construction of their networks. For example, licensees of 30 MHz Blocks (such as the A-Block, B-Block, and C-Block) are required to offer a signal level that provides adequate service to at least one-third of the population in their licensed area within five years of receipt of the license, and to at least two-thirds of such population within ten years of receipt of the license. Licensees of 10 MHz Blocks (such as the D-Block, E-Block, and F-Block) are required to offer a signal level that provides adequate service to at least one-quarter of the population in their licensed area within five years of receipt of the license, or to show substantial service in the licensed area within five years of receipt of the license. Even though we have developed a buildout plan that meets all such FCC requirements, we may be unable to meet our buildout schedule. If we fail to comply with these requirements, the FCC could reclaim those portions of our market area that are not being served, impose fines on us, or, in extreme cases, revoke the related licenses. Moreover, the population distribution of many of Sprint PCS's licensed areas is such that even if we comply with our buildout schedule but Sprint PCS does not buildout a sufficient portion of the licenses within the required time, the FCC requirements will not be met and the FCC could impose the sanctions described above.

   Foreign ownership limitations. The Communications Act of 1934 prohibits more than 20% of any licensee's equity being owned of record or voted by non-United States citizens or their representatives, a foreign government or its representative, or any corporation organized under the laws of a foreign country. In addition, the FCC may decline to allow a licensee to be indirectly controlled by another entity more than 25% of the equity of which is owned of record or voted by foreign interests, although the FCC presumes that up to 100% ownership by citizens of countries that have entered into the World Trade Organization's basic accord on telecommunications will be in the public interest. If foreign ownership exceeds the permitted level, the FCC may revoke PCS licenses or require an ownership restructuring. We believe that we comply with these limitations.

   F-Block license requirements. The FCC imposes additional requirements on holders of its F-Block licenses, such as us. For example, participants in the F-Block auctions must satisfy certain requirements to qualify as an "entrepreneur," as defined by the FCC. Then, during the first five years after a grant of an F-Block license, the licensee can transfer the license only to another "entrepreneur" eligible to own F-Block licenses. To determine whether an applicant or licensee meets the qualifications for "entrepreneur" status, the FCC combines the gross revenues and assets of the applicant or licensee and the applicants or licensee's "financial affiliates," which can include entities involved with the applicant or licensee as a result of common investments, contractual relations, joint venture agreements, voting trusts, stock ownership, ownership of stock options or convertible securities, agreements to merge or familial relationships.

   We intend to maintain our qualifications to hold our F-block licenses, structuring any debt and equity offerings in a manner intended to ensure compliance with the applicable FCC rules, including the restrictions on ownership and transfer. We have relied on the representations of our investors to determine our compliance with the FCC's rules applicable to F-Block licenses. However, we cannot be certain that we or our investors will continue to satisfy these requirements during the term of any PCS license granted or transferred to our licensed subsidiaries or that we will be able to implement successfully any mechanisms designed to ensure compliance with FCC rules. If we do not comply with FCC rules, the FCC could fine us, revoke our PCS licenses or require a restructuring of our equity. Any of these events could impair our business and financing.

The future prospects of the PCS industry remain uncertain.

   PCS systems have limited operating history in the United States, and we cannot assure that the operation of these systems in our markets will become profitable. In addition, we cannot estimate with any degree of certainty the potential demand for PCS in our markets or competitive pricing pressures. As a result, the future prospects of the PCS industry, including our prospects, remain uncertain.

   The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in consumer requirements and preferences. To remain competitive, we must develop or gain access to new technologies to increase product performance and functionality and to increase cost-effectiveness. Given the emerging nature of the PCS industry, alternative technological and service advancements could materialize in the future, prove viable and render our technology obsolete. The development of alternative technologies could negatively impact our business and operating results.

Subscriber turnover is greater in the PCS industry than in the cellular industry.

   The PCS industry has experienced a higher rate of PCS subscriber turnover, or churn, than cellular industry averages. The rate of PCS subscriber churn may be the result of several factors, including network coverage and reliability issues (blocked calls, dropped calls, and handset problems), non-use of phones, change of employment, affordability, customer care concerns and other competitive factors.

   We have implemented and plan to implement additional strategies to address PCS subscriber churn, including expanding network coverage, improving network reliability, marketing customized service and pricing plans to meet subscribers' specific calling needs and increasing the number of customer care representatives. We cannot assure that such strategies will be successful. Price competition, including roaming fees, and other competitive factors could also increase our PCS subscriber churn. A high rate of PCS subscriber churn could negatively impact the competitive position and results of operations of our PCS services.

Radio frequency emissions may pose health concerns.

   Media reports have suggested that some radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. These concerns may discourage the use of wireless handsets or expose us to potential litigation.

Risks Related to the Notes

We may not be able to satisfy our obligations owed to you if change of control events occur.

   Upon specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes. It is possible, however, that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in our credit facilities will not allow such repurchases out of our assets and funds. Specific kinds of important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the Notes.

Federal and state statutes allow courts, under specific circumstances, to void or modify the Notes and the guarantees of the Notes.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  . received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

  . was insolvent or rendered insolvent by reason of such incurrence;

  . was engaged in a business or transaction for which the guarantors remaining assets constituted unreasonably small capital; or

  . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

   In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

  . the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  . it could not pay its debts as they become due.

   Based on historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

You may face tax and bankruptcy law concerns.

   The Notes will be issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the Notes prior to November 1, 2004 and there will be no periodic payments of cash interest on the Notes prior to May 1, 2005, original issue discount (the difference between the aggregate principal amount at maturity and the issue price of the Notes) will accrue from the issue date of the Notes. Consequently, you, as a holder of Notes, generally will be required to include amounts in gross income for United States federal income tax purposes in advance of your receipt of the cash payments to which the income is attributable. These amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the Notes) and the issue price of the Notes.

   If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the Notes, your claim as a holder of the Notes may be limited to an amount equal to the sum of the initial offering price and that portion of the original issue discount that is not deemed to constitute unmeasured interest for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing could constitute unmeasured interest. To the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, you may realize taxable gain or loss upon payment of your claim in bankruptcy.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   We sold the existing notes on October 29, 1999, to Donaldson, Lufkin & Jenrette Securities Corporation, First Union Securities, Inc. and BNY Capital Markets, Inc. pursuant to a purchase agreement. These initial purchasers then sold the existing notes to qualified institutional buyers in reliance on exemptions from registration provided by Rule 144A and Regulation S under the Securities Act. As a condition to the purchase of the existing notes by the initial purchasers, we and our Subsidiary Guarantors entered into a registration rights agreement with the initial purchasers, which requires, among other things, that promptly following the sale of the existing notes, we and our Subsidiary Guarantors:

  . file with the SEC a registration statement related to the exchange notes;

  . use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act;

  . offer to the holders of the existing notes the opportunity to exchange their existing notes for a like principal amount of exchange notes upon the effectiveness of the registration statement; and

  . use reasonably commercial efforts to issue the exchange notes on the earliest practicable date and, in any event, within 30 business days of the effectiveness of the registration statement.

If we fail to satisfy our registration and exchange obligations under the registration rights agreement, we will be required to pay liquidated damages in an amount equal to $.05 per week per $1,000 principal amount of existing notes. The liquidated damages will be increased by $.05 per week per $1,000 principal amount of exiting notes, up to a maximum amount of $.50 per week per $1,000 principal amount of existing notes, for each 90-day period during which the exchange notes are not issued.

   A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

   The exchange notes will be issued in a transaction registered under the Securities Act and the transfer restrictions and registration rights relating to the existing notes do not apply to the exchange notes. If you fail to exchange your existing notes in the exchange offer, you will be subject to risks described under the heading "Risk Factors--Risks Related to the Exchange Offer."

   The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of existing notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Each holder of existing notes that wishes to exchange existing notes for exchange notes is required to make the representations in the letter of transmittal accompanying this prospectus.

Resale of the Exchange Notes

   Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. However, any holder of existing notes who is our "affiliate" or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or any broker-dealer who purchased existing notes from us (like the initial purchasers of the existing notes) to resell under Rule 144A or any other available exemption under the Securities
Act:

  . will not be permitted to rely on the interpretation of the staff of the SEC,

  . will not be permitted to tender its existing notes in the exchange offer, and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

   If you own existing notes, you should not be our affiliate or a person who intends to participate in a distribution of the exchange notes because you have represented to us, as a condition to purchasing existing notes, that you are not our affiliate and that you do not intend to participate in a distribution of the exchange notes. Nevertheless, we have pointed out the limitations that apply to our affiliates and persons who intend to participate in a distribution of the exchange notes because they are the same limitations that apply to initial purchasers of existing notes who purchased existing notes from us to resell under Rule 144A or another available exemption under the Securities Act.

     By executing, or otherwise becoming bound by, the letter of transmittal, you will represent that:

  . you are not our "affiliate,"

  . any exchange notes to be received by you were acquired in the ordinary course of your business, and

  . you have no arrangement with any person to participate in a distribution, within the meaning of the Securities Act, of the exchange notes.

   In addition, in connection with any resales of exchange notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The letter of transmittal states that a broker-dealer that acknowledges that it will, and does, deliver a prospectus meeting the requirements of the Securities Act will not be deemed to have admitted that it is an "underwriter" within the meaning of the Securities Act. The SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the existing notes, with this prospectus. Under the registration rights agreement, we are required to allow these broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of such exchange notes.

   We do not intend to seek our own no-action letter, and there is no assurance that the staff of the SEC would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties.

   Following the closing of the exchange offer, holders of existing notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the existing notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the existing notes could be impaired.

Terms of the Exchange Offer; Period for Tendering Existing Notes

   This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the letter of transmittal, which together constitute the exchange offer, we will accept for exchange existing notes which are properly tendered on or prior to the expiration date, unless you have withdrawn them as permitted below:

  . when you tender to us existing notes as provided below, our acceptance of the existing notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

  . you may tender some or all of your existing notes in denominations of $1,000 principal amount or any integral multiple of $1,000. For each $1,000 principal amount of existing notes properly tendered to us pursuant to the exchange offer, we will issue you $1,000 principal amount of exchange notes. The exchange notes, like the existing notes, will accrete in value at a rate of 13 3/8% per annum until November 1, 2004, compounded semi-annually. At that time, interest will begin to accrue and will be payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 2005. No additional interest will be paid, and no additional accretion will occur, on existing notes tendered and accepted for exchange.

  . we have agreed to use commercially reasonably efforts to cause the registration statement of which this prospectus is a part to be effective continuously during, and to keep the exchange offer open for, a period of not less than 20 business days (or longer if required by applicable law) from the effective date of the registration statement, which is approximately the same as the date of this prospectus. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of existing notes at their addresses on the list maintained by the trustee with respect to existing notes.

  . the exchange offer expires at 5:00 p.m., New York City time, on       ,
    2000. We, in our sole discretion, may extend the period of time for which
    the exchange offer is open. The term "expiration date" means          ,
    2000 or, if extended by us, the latest time and date to which the exchange offer is extended.

  . as of the date of this prospectus, $400,000,000 in aggregate principal amount of the existing notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of existing notes being tendered.

  . our obligation to accept existing notes for exchange pursuant to the exchange offer is subject to conditions that we describe under the heading "--Certain Conditions to the Exchange Offer."

  . we expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any existing notes, by giving oral or written notice of such extension to the exchange agent and notice of such extension to the holders as described below. During any such extension, all existing notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any existing notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

  . we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any existing notes that we have not yet accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the heading "--Certain Conditions to the Exchange Offer."

  . we (directly or through DTC) will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the existing notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

  . neither holders nor beneficial owners of existing notes have appraisal or dissenters' rights in connection with the exchange offer.

  . existing notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration or exchange rights under the registration rights agreement.

  . we intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1 to the extent applicable. Rule 14e-1 describes unlawful tender practices under the Exchange Act and requires us, among other things:

    . to hold our exchange offer open for at least 20 business days;

    . to give 10 days notice of any change in the terms of the exchange offer; and

    . to issue a press release in the event of an extension of the exchange offer.

  . by executing, or otherwise becoming bound by, the letter of transmittal, you will be making representations to us.

   The form and terms of the exchange notes will be substantially identical to the form and terms of the existing notes except that:

  . the exchange notes will be issued in a transaction registered under the Securities Act;

  . the exchange notes will not be subject to transfer restrictions; and

  . provisions relating to the payment of liquidated damages will be eliminated.

   The exchange notes will evidence the same debt as the existing notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

   Neither we nor our Board of Directors makes any recommendation to holders or beneficial owners of existing notes whether to tender or refrain from tendering all or any portion of their existing notes under the exchange offer. Moreover, no one has been authorized to make any recommendation of this type. Holders and beneficial owners of existing notes must make their own decision whether to tender in the exchange offer and, if so, the amount of existing notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial positions and requirements.

   You are advised that we may extend the exchange offer in the event that some portion of the existing notes have not been tendered on a timely basis. We may elect to do this to give holders of existing notes the ability to participate in the exchange offer and to avoid the significant reduction in liquidity they might experience by holding an unexchanged note.

 Important rules concerning the exchange offer.

   You should note that:

  . we will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of existing notes tendered for exchange in our sole discretion, which determination shall be final and binding.

  . we reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

  . we reserve also the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular existing notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of existing notes for exchange, such waiver must be cured within such reasonable period of time as we shall determine.

  . our interpretation of the terms and conditions of the exchange offer as to any particular existing notes either before or after the expiration date, including the letter of transmittal and the instructions thereto, shall be final and binding on all parties.

  . neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of us incur any liability for failure to give such notification.

Procedures for Tendering Existing Notes

 What to submit and how.

   If you, as the registered holder of an existing note, wish to tender your existing notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to State Street Bank and Trust Company at one of the addresses set forth below under "--Exchange Agent" on or prior to the expiration date.

   In addition,

  . certificates for such existing notes must be received by the exchange agent along with the letter of transmittal,

  OR

  . a timely book-entry confirmation of such existing notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date,

  OR

  . you must comply with the guaranteed delivery procedures described below.

   The method of delivery of existing notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or existing notes should be sent to us.

   If you are the registered holder of existing notes that you hold for a beneficial owner other than yourself, you should, upon receipt of this prospectus, seek instructions from the beneficial owner whether the beneficial owner would like for you to tender in the exchange offer any or all of the existing notes that you hold for the account of the beneficial owner. We have included a form of letter to a beneficial owner in the letter of transmittal accompanying this prospectus.

 How to sign your letter of transmittal and other documents.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the existing notes surrendered for exchange pursuant thereto are tendered:

  . by a registered holder of the existing notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  . for the account of an Eligible Institution (as defined below).

   If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by:

  . a member of or participant in the Securities Transfer Agents Medallion
    Program or the New York Stock Exchange Medallion Signature Program, or

  . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), which includes a bank; a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; a credit union; a national securities exchange, registered securities association or clearing agency; and specified savings associations, as each is defined in Rule 17Ad-15.

   If existing notes are registered in the name of a person other than the person signing the letter of transmittal, the existing notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

   If the letter of transmittal is signed by a person or persons other than the registered holder or registered holders of existing notes, such existing notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or registered holders that appear on the existing notes.

   If the letter of transmittal or any existing notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of the person's authority to so act must be submitted.

Acceptance of Existing Notes for Exchange; Delivery of Exchange Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all existing notes properly tendered and will issue the exchange notes promptly after acceptance of the existing notes, subject to the discussion under the heading "--Certain Conditions to the Exchange Offer." For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice thereof to the exchange agent.

   In all cases, we will only issue exchange notes in exchange for existing notes that are accepted for exchange after timely receipt by the exchange agent of:

   EITHER:

  . certificates for such existing notes, or

  . a timely book-entry confirmation of the transfer of such existing notes into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below;

   AND

  . a properly completed and duly executed letter of transmittal and all other required documents.

   If we do not accept any tendered existing notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing existing notes in a greater principal amount than you wish to exchange, we will return such unaccepted or non-exchanged existing notes without expense to the tendering holder or, in the case of existing notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged existing notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

   The exchange agent will make a request to establish an account in its name with respect to the existing notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of existing notes by causing DTC to transfer such existing notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the existing notes so tendered will only be made after timely confirmation of such book-entry transfer of existing notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message (as defined in the next sentence) and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering existing notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. Although delivery of existing notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the exchange agent at one of its addresses set forth under the heading "--Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

   Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

   If you are a registered holder of existing notes and you want to tender such existing notes but your existing notes are not immediately available, or time will not permit your existing notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

  . the tender is made through an Eligible Institution,

  . prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery, substantially in the form provided by us by facsimile transmission, mail or hand delivery, stating:

    . the name and address of the holder of existing notes,

    . the amount of existing notes tendered, and

    . that the tender is being made by delivering such notice and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by that Eligible Institution with the exchange agent; and

  . the certificates for all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

     You can withdraw your tender of existing notes at any time prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under the heading "--Exchange Agent." Any such notice of withdrawal must specify:

  . the name of the person having tendered the existing notes to be withdrawn,

  . the existing notes to be withdrawn, including the principal amount of such existing notes,

  . if certificates for existing notes have been delivered to the exchange agent, the name in which such existing notes are registered, if different from that of the person tendering the existing notes to be withdrawn,

  . if certificates for existing notes have been delivered or otherwise identified to the exchange agent, the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless you are an Eligible Institution, and

  . if existing notes have been tendered pursuant to the procedure for book-entry transfer described above, the name and number of the account at DTC to be credited with the withdrawn existing notes. Any notice of withdrawal must otherwise comply with the procedures of such facility.

   Please note that all questions as to the validity, form and eligibility, including time of receipt, of such notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any existing notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

   If you have properly withdrawn existing notes and wish to re-tender them, you may do so by following one of the procedures described under the heading "--Procedures for Tendering Existing Notes" above at any time on or prior to the expiration date.

Certain Conditions to the Exchange Offer

   Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any existing notes and may terminate or amend the exchange offer, if at any time before the acceptance of such existing notes for exchange or the exchange of the exchange notes for such existing notes, such acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

   The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver by us of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   In addition, we will not accept for exchange any existing notes tendered, and no exchange notes will be issued in exchange for any such existing notes, if at such time any stop order shall be threatened or in effect with respect to the exchange offer or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

   State Street Bank and Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                  Deliver To:

By Overnight Courier or Hand                    By Registered or Certified
Delivery:                                       Mail:

State Street Bank and Trust Company             State Street Bank and Trust
Corporate Trust Department                      Company
2 Avenue de Lafayette                           Corporate Trust Department
Corporate Trust Window, Fifth Floor             P.O. Box 778
Boston, Massachusetts 02111-1724                Boston, Massachusetts 02102-
Attn: Kellie Mullen                             0078
                                                Attn: Kellie Mullen
Telephone: (617) 664-5587
Facsimile: (617) 662-1452                       Telephone: (617) 664-5587
Attn: Kellie Mullen                             Facsimile: (617) 662-1452
                                                Attn: Kellie Mullen

   Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

   The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or facsimile transmission or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay all expenses incident to our performance of and compliance with the registration rights agreement, including all registration and filing fees and expenses, all fees and expenses of compliance with securities laws, all printing expenses, all fees and expenses of our legal counsel and independent accountants and certain other expenses. In addition, we have agreed to reimburse the initial purchasers of the existing notes and holders who are tendering existing notes and/or selling or reselling existing notes or exchange notes pursuant to the discussion under the heading "Plan of Distribution" for the reasonable fees and disbursements of not more than one counsel.

Transfer Taxes

   Holders who tender their existing notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that existing notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the existing notes as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

U.S. Federal Tax Considerations

   Because the economic terms of the exchange notes and the existing notes are identical, your exchange of existing notes for exchange notes under the exchange offer will not constitute a taxable exchange of the existing notes. As a result:

  . you will not recognize taxable gain or loss when you receive exchange notes in exchange for existing notes;

  . your holding period in the exchange notes will include your holding period in the existing notes; and

  . your basis in the exchange notes will equal your basis in the existing notes.

   You should read the discussion under the heading "Certain U.S. Federal Tax Considerations" before deciding to exchange your existing notes for exchange notes.

Participation in the Exchange Offer; Untendered Notes

   Participation in the exchange offer is voluntary. Holders and beneficial owners of the existing notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

   As a result of the making of, and upon acceptance for exchange of all existing notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. Holders of the existing notes who do not tender their existing notes in the exchange offer will continue to hold the existing notes and will be entitled to all the rights, and subject to the limitations applicable to the existing notes, under the indenture, except for any rights under the registration rights agreement that by their term terminate or cease to have further effect as a result of the making of this exchange offer. All untendered existing notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that existing notes are tendered and accepted in the exchange offer, the trading market, if any, for untendered existing notes could be impaired. This is because there will probably be many fewer remaining existing notes outstanding following the exchange, thereby significantly reducing the liquidity of the untendered notes.

   We may in the future seek to acquire untendered existing notes in the open market or through privately negotiated transactions or subsequent exchange offers or otherwise. We intend to make any acquisitions of existing notes following the applicable requirements of the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any existing notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any existing notes that are not tendered in the exchange offer, but we may be required, under certain circumstances in accordance with the registration rights agreement, to file a registration statement to permit resales of existing notes that are not permitted to be tendered in the exchange offer.

                                 USE OF PROCEEDS

   The combined net proceeds from our financings were approximately $378.5 million after deducting the discount payable to the initial purchasers of the existing notes and the estimated offering fees and expenses of the existing notes. We intend to use the net proceeds of our financings together with our existing cash balance of $17.0 million:

  . to fund the buildout of our PCS operations and fund anticipated operating losses in the estimated initial amount of $294.7 million.

  . to repay $95.4 million of our existing credit facilities at US Unwired and LA Unwired, which mature on varying dates between June 30, 2005 and September 30, 2007 and which bear interest at our option at floating rates tied to the London Interbank Offering Rate, the U.S. Treasury Securities rate or the prime rate; and

  .  for other general corporate purposes.

   We will not receive any cash from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange existing notes in like principal amount. The existing notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Issuance of the exchange notes will not result in a change in our amount of outstanding debt.

                                 CAPITALIZATION

   In the table below, we provide as of September 30, 1999, (1) the actual cash and capitalization of US Unwired and (2) the cash and capitalization of US Unwired as adjusted based on the assumption that the offering of the Notes and the preferred stock investment by The 1818 Fund had been completed on September 30, 1999. You should read this table in conjunction with our consolidated financial statements and related notes, all of which are included elsewhere in this prospectus.

                                                               As of September
                                                                  30, 1999
                                                              -----------------
                                                                          As
                                                               Actual  Adjusted
                                                              -------- --------
                                                               (In thousands)
Cash and cash equivalents.................................... $ 16,966 $170,123
                                                              ======== ========
Debt, including current maturities:
  New US Unwired Senior Credit Facilities.................... $     -- $     --
  Existing US Unwired Senior Credit Facilities...............   28,500       --
  Existing LA Unwired Senior Credit Facilities...............   66,890       --
  Notes......................................................       --  209,224
  Other debt(/1/)............................................    9,844    9,844
                                                              -------- --------
    Total debt...............................................  105,234  219,068
                                                              -------- --------
Mandatory redeemable convertible preferred stock.............       --   50,000
                                                                       --------
Stockholders' equity:
  Common stock...............................................      113      113
  Additional paid-in capital.................................    1,835    1,835
  Retained earnings..........................................   41,129   39,653
                                                              -------- --------
    Total stockholders' equity...............................   43,077   41,601
                                                              -------- --------
    Total capitalization..................................... $148,311 $310,669
                                                              ======== ========

--------
(/1/) Of the balance shown, $9.3 million comprises non-recourse obligations to US Unwired.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   In the table below, we provide our selected historical financial data based on our audited consolidated financial statements for each of the five years in the period ended December 31, 1998 and our unaudited consolidated financial statements for the nine-month periods ended September 30, 1998 and 1999. You should read this selected historical financial data along with our consolidated financial statements and the related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.

   In reading the information in this table, you should be aware that results for otherwise comparable periods are not directly comparable because:

  . in July 1998, we sold all of our cellular assets related to our Mississippi, Alabama and Kansas markets, including our majority interest in Mississippi 34 Cellular Corporation;

  . in August 1998, we ended our practice of reselling Meretel's PCS service when we sold our wholesale PCS subscribers to Meretel; and

  . the results for LA Unwired and LEC Unwired are consolidated with those of US Unwired for the nine months ended September 30, 1999 due to US Unwired's increased equity ownership in both companies in the first nine months of 1999, but results are presented on the equity method for the nine months ended September 30, 1998.

                                                                               Nine Months
                                     Year Ended December 31,               Ended September 30,
                         ------------------------------------------------- ----------------------
                          1994    1995     1996     1997    1998(/1/)(/2/)   1998    1999(/3/)
                         ------- ------- -------- --------  -------------- --------- ------------
Statement of Operations
Data:                                               (In thousands)
Total revenues.......... $22,553 $39,252 $ 61,893 $ 74,668     $71,711     $  58,923 $  45,561
Net income (loss).......   1,750   2,603    3,854   (1,509)     28,921        33,013    (9,773)

Other Financial Data:

Ratio of earnings to
 fixed charges(/4/).....     4.5     2.0      1.9       --         8.8           N/A        --

                                         At December 31,                     At September 30,
                         ------------------------------------------------- ----------------------
                          1994    1995     1996     1997      1998(/2/)      1998       1999
                         ------- ------- -------- --------  -------------- --------- ------------
Balance Sheet Data:                                 (In thousands)
Total assets............ $35,640 $78,754 $132,328 $142,133     $89,914     $ 110,421 $ 167,701
Long-term debt,
 including current
 maturities.............  13,686  52,051   95,901  100,066      29,067        29,079   105,234

--------
(1) In July 1998, in anticipation of the Sprint PCS buildout, US Unwired sold all of its cellular assets related to its Mississippi, Alabama and Kansas markets, along with its majority ownership interest in Mississippi 34 Cellular Corporation, for $161.5 million. This transaction resulted in a gain of approximately $57.4 million which is included in net income (loss).
(2) In June 1998, Meretel entered into an agreement with the FCC to surrender its current licenses in exchange for extinguishment of all outstanding debt and related accrued interest due to the FCC. Meretel surrendered its PCS licenses because it entered into an agreement with Sprint PCS to use Sprint PCS's licenses in the service areas in which Meretel operates. This transaction resulted in a loss of $3.5 million, and our partnership share of that loss, which is approximately $850,000, is included in net income
    (loss).

(3) In the first nine months of 1999, US Unwired made a series of capital contributions to LA Unwired and LEC Unwired which increased its ownership percentage in LA Unwired to 71% and in LEC Unwired to 53%. As a result, the operating results for the nine months ended September 30, 1999 include the operations of LA Unwired and LEC Unwired on a consolidated basis.
(4) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes, plus the equity in loss of affiliates, plus fixed charges. Earnings are reduced by the equity in loss of affiliates related to Meretel because US Unwired guarantees a portion of Meretel's debt. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense, which US Unwired estimates to be representative of an interest factor, and amortization of debt issuance costs. Earnings were insufficient to cover fixed charges by approximately $2.0 million for the year ended December 31, 1997, and by approximately $23.7 million for the nine months ended September 30, 1999.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes, all of which are included elsewhere in this prospectus . The discussion contains forward-looking statements that involve some risk and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under Risk Factors and elsewhere in this prospectus.

Overview

   We have the largest population coverage and the most subscribers of any affiliate of Sprint PCS and intend to be a leading provider of wireless PCS services throughout the Gulf States region. We have entered into management agreements with Sprint PCS whereby we became a Sprint PCS affiliate with the exclusive right to provide 100% digital, 100% PCS services in our service area under the Sprint(R) and Sprint PCS(R) brand names. Sprint and MCI WorldCom announced on October 5, 1999 that the boards of directors of both companies have approved a definitive merger agreement whereby the two companies would merge to form a new company called WorldCom. The merger is subject to various conditions, including the approvals of the shareholders of both companies, the Federal Communications Commission, the Justice Department, various state government bodies and foreign antitrust authorities. We do not expect the merger to have a negative impact on our affiliation with Sprint or its successor if the merger is completed.

   Our service area includes 38 contiguous markets with an aggregate resident population of approximately 9.9 million and covers portions of eastern Texas, southern Oklahoma, significant portions of Louisiana, Mississippi and Alabama, southern Arkansas, the Florida panhandle and southern Tennessee. We believe that our service area is important to Sprint PCS's strategy of providing a nationwide, seamless PCS network, as our service area is contiguous with Sprint PCS's recently launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. We estimate that Sprint PCS paid over $100 million for the PCS licenses in our service area (including additional expenses for microwave clearing). In addition, we are purchasing our network and subscriber equipment under Sprint PCS's vendor contracts at Sprint PCS's volume discounts. Our agreements with Sprint PCS enable us to provide PCS services to subscribers through an exclusive distribution agreement with Radio Shack and other agreements with national retailers such as Circuit City, Office Depot, Dillard's, Sam's Wholesale Club, Office Max and Best Buy.

   Our management agreements with Sprint PCS require total collected revenue sharing of 8% to Sprint PCS and 92% to US Unwired, except for amounts collected with respect to taxes. US Unwired retains 100% of revenues from non-US Unwired Sprint PCS customers traveling in our service area, sales of handsets and accessories and proceeds from sales not in the ordinary course of business. In addition, we retain 100% of revenues from services provided outside the scope of the management agreements with Sprint PCS.

   We are currently offering PCS service in nine markets covering an aggregate population of 3.0 million (assuming completion of the Meretel transaction described below). These markets are

Beaumont, Longview-Marshall, Texarkana and Tyler, Texas, and Alexandria, Houma, Lake Charles, Monroe and Shreveport, Louisiana. As of September 30, 1999, we had approximately 33,000 subscribers within these nine markets (assuming completion of the Meretel transaction described below). This phase of our buildout represents 218 constructed and co-located towers. In addition, we have begun radio frequency design, network design and cell site engineering in the remaining markets to be built out. We expect to complete network construction of our markets and be providing PCS service (with 55% to 75% population coverage in a majority of our markets) to a licensed population of approximately 3.4 million by December 1999, to a licensed population of approximately 8.4 million by December 2000 and to our entire service area licensed population of approximately 9.9 million by June 2001. Thereafter, we will continue buildout coverage as needed.

   Beginning in 1987, we acquired 14 cellular rural markets and one cellular metropolitan market located in Louisiana, Mississippi, Alabama and Kansas. In July 1998, we sold our cellular markets in Mississippi, Alabama and Kansas for a total of $161.5 million. We retained the Lake Charles, Louisiana cellular market and had approximately 61,000 cellular subscribers and 24,000 paging subscribers as of September 30, 1999.

   In 1995, US Unwired formed Meretel Communications Limited Partnership, a Louisiana partnership in commendum, with Fort Bend Telephone Company, Inc., EATELCORP, Inc., Meretel Wireless, Inc., XIT Leasing, Inc. and Wireless Management Corporation to bid for, develop and operate PCS licenses in specified markets. Under the initial partnership agreement, Meretel's general partner, Wireless Management Corporation, owned 2%; US Unwired, Fort Bend, and EATEL each owned 24 1/3%; XIT owned 5%; and Meretel Wireless owned 20%. Meretel was the successful bidder in the FCC auction and was awarded PCS licenses for the Baton Rouge, Lafayette and Hammond, Louisiana and Beaumont and Lufkin, Texas markets. US Unwired and EATEL jointly managed Meretel from inception through the completion of the buildout of the Beaumont, Lafayette and Baton Rouge markets in November 1997. The Hammond and Lufkin markets were scheduled for buildout at a later date. After completing buildout of the first three markets, Meretel sold wholesale wireless minutes to US Unwired and EATEL, both of which resold the minutes to the general public. On June 8, 1998, Meretel returned the PCS licenses for the five markets described above to the FCC under an amnesty program promoted by the FCC. Meretel simultaneously executed a management agreement with Sprint PCS for Meretel to manage Sprint PCS's spectrum in the five markets in which Meretel formerly owned PCS licenses. On August 1, 1998, we sold our wholesale PCS subscriber base in the Beaumont, Lafayette and Baton Rouge markets to Meretel to enable Meretel to operate as a retailer of PCS services. At the same time, Meretel contracted with US Unwired to manage Meretel's retail operations including sales, customer care and back end services for Meretel. EATEL continued to buy wholesale wireless minutes from Meretel. The owners of Meretel have agreed to restructure the partnership. Under the new agreement, Meretel will transfer ownership of the Beaumont-Port Arthur and Lufkin-Nacogdoches markets to Texas Unwired, a general partnership of which US Unwired owns 80% and is the managing partner. As part of the new agreement, we will transfer to Meretel the Biloxi, Mississippi market, and EATEL will sell its wholesale PCS subscriber base to Meretel. After the transactions are completed, we will retain an approximately 13.5% interest in Meretel, which will continue to manage the Lafayette, Hammond, Baton Rouge and Biloxi markets for Sprint PCS. We are terminating our present management agreement with Meretel.

   As of September 30, 1999, we held a 71% ownership interest in LA Unwired. Since September 30, 1999, we have continued to make capital contributions to LA Unwired, and we plan to make additional contributions from our financings to increase our ownership interest in LA Unwired to 95%.

   We recently changed our corporate structure. Previously, US Unwired was our operating cellular company, and LA Unwired and LEC Unwired were its subsidiaries. In late September 1999, we formed a holding company named US Unwired, and all of the stockholders of old US Unwired became stockholders of the new holding company. This was effected by an exchange of all of the issued and outstanding capital stock of old US Unwired, the operating cellular company, for an equal number of shares of new US Unwired, the holding company. Old US Unwired was renamed Unwired Telecom and became a wholly owned subsidiary of new US Unwired. Unwired Telecom is in the process of making a stock dividend to US Unwired of all of its ownership interest in each of LA Unwired and LEC Unwired, thereby making LA Unwired and LEC Unwired subsidiaries of the holding company.

Results of Operations

 Nine months ended September 30, 1999 compared to nine months ended September 30, 1998.

   The results from the nine months ended September 30, 1999 are not directly comparable to the results for the nine months ended September 30, 1998 because:

  . in July 1998, we sold all of our cellular assets related to our Mississippi, Alabama and Kansas markets and our majority interest in Mississippi 34 Cellular Corporation. Accordingly, the results for the nine months ended September 30, 1998 include the operating results of the sold assets, but the results for the nine months ended September 30, 1999 do not;

  . in August 1998, we ended our practice of reselling Meretel's PCS service when we sold our wholesale PCS subscribers to Meretel. Thus, the results for the nine months ended September 30, 1998 include PCS reseller activity, but the results for the nine months ended September 30, 1999 do not; and

  . results for LA Unwired and LEC Unwired are consolidated with those of US
    Unwired for the nine months ended September 30, 1999 due to US Unwired's increased equity ownership in both companies in the first nine months of 1999, but results are presented on the equity method for the nine months ended September 30, 1998.

   We had approximately 60,500 cellular subscribers at September 30, 1999 as compared to approximately 62,800 at September 30, 1998. Our Louisiana cellular market had 2,300 fewer subscribers at September 30, 1999 as compared to September 30, 1998. In addition to our cellular operations, we had approximately 23,400 PCS subscribers at September 30, 1999 as compared to approximately 600 at September 30, 1998. We launched our PCS operations in September 1998.

 Revenues

                                                                   Nine Months
                                                                      Ended
                                                                  September 30,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                 (In thousands)
      Subscriber revenues....................................... $39,920 $32,671
      Roaming revenues..........................................  10,210   7,553
      Merchandise sales.........................................   3,463   3,670
      Other revenues............................................   5,330   1,667
                                                                 ------- -------
        Total revenues.......................................... $58,923 $45,561

   Subscriber revenues were $32.7 million for the nine months ended September 30, 1999 as compared to $39.9 million for the nine months ended September 30, 1998. This decrease of $7.2 million was primarily the result of our 1998 sale of selected cellular markets, which had generated subscriber revenues of $13.5 million for the nine months ended September 30, 1998, and the loss of subscriber revenues related to the conclusion of our PCS reseller activity of $2.1 million. Additionally, subscriber revenue relating to our Louisiana cellular properties decreased $1.7 million. Offsetting the decreased subscriber revenues from our Louisiana cellular properties, the sale of the cellular properties and the conclusion of PCS reseller activity was the consolidation of LA Unwired, which generated $6.5 million in subscriber revenues, and LEC Unwired, which generated $3.6 million in subscriber revenues.

   Roaming revenues were $7.6 million for the nine months ended September 30, 1999 as compared to $10.2 million for the nine months ended September 30, 1998. This decrease of $2.6 million was primarily the result of our 1998 sale of selected cellular markets, which had generated roaming revenues of $5.3 million for the nine months ended September 30, 1998. This decrease was offset by the consolidation of LA Unwired roaming revenues of $2.4 million for the nine months ended September 30, 1999 and an increase in roaming revenues in our Louisiana cellular markets of $291,000.

   Merchandise sales were $3.7 million for the nine months ended September 30, 1999 as compared to $3.5 million for the nine months ended September 30, 1998. This increase of $200,000 primarily resulted from the consolidation of LA Unwired's merchandise sales, which totaled $2.7 million for the nine months ended September 30, 1999. Offsetting the increase from the consolidation of LA Unwired's merchandise sales was the conclusion of our PCS reseller activity, which had generated merchandise sales of $1.6 million for the nine months ended September 30, 1998, and the sale of selected cellular markets, which had generated merchandise sales of $500,000 for the nine months ended September 30, 1998. We incurred also a decrease of $400,000 in merchandise sales relating to our Louisiana cellular properties for the nine months ended September 30, 1999.

   Other revenues were $1.7 million for the nine months ended September 30, 1999 as compared to $5.3 million for the nine months ended September 30, 1998. This decrease of $3.6 million was primarily the result of the conclusion of our PCS reseller activity, which had generated $2.2 million of other revenues for the nine months ended September 30, 1998. The majority of other revenues from our PCS reseller activities in 1998 reflected marketing subsidies paid to US Unwired by our affiliate, Meretel. The remaining decrease primarily relates to management fees charged to LA Unwired and LEC Unwired for the nine months ended September 30, 1998 for which similar management fees for the nine months ended September 30, 1999 were eliminated in consolidation.

 Operating Expenses

   Cost of service was $15.8 million for the nine months ended September 30, 1999 as compared to $15.2 million for the nine months ended September 30, 1998. The increase in cost of service of $600,000 was primarily a result of the consolidation of LA Unwired and LEC Unwired. Cost of service for the nine months ended September 30, 1999 was $6.0 million for LA Unwired and $2.5 million for LEC Unwired. This increase was offset by our 1998 sale of selected cellular markets, the conclusion of our PCS reseller activity and a decrease of $0.3 million in cost of service in our Louisiana cellular markets. Cost of service for the nine months ended September 30, 1998 was $6.2 million for the selected cellular markets sold and $1.5 million for our PCS reseller activity.

   Merchandise cost of sales was $7.6 million for the nine months ended September 30, 1999 as compared to $9.1 million for the nine months ended September 30, 1998, representing a decrease of $1.5 million. The decrease in merchandise cost of sales was primarily a result of our 1998 sale of selected cellular markets and the conclusion of our PCS reseller activity. Merchandise cost of sales for the nine months ended September 30, 1998 was $4.2 million for our PCS reseller activities and $1.5 million for the selected cellular markets sold. Also, merchandise cost of sales related to our Louisiana cellular markets decreased $1.4 million. This decrease was offset primarily by the consolidation of the merchandise cost of sales for LA Unwired of $5.6 million for the nine months ended September 30, 1999.

   General and administrative costs were $16.1 million for the nine months ended September 30, 1999 as compared to $12.4 million for the nine months ended September 30, 1998. This increase of $3.7 million was primarily the result of the consolidation of LEC Unwired, which reported total general and administrative expenses of $3.1 million for the nine months ended September 30, 1999, and LA Unwired, which reported general and administrative expenses of $2.3 million for the nine months ended September 30, 1999. Additionally, corporate general and administrative costs increased by $2.3 million. This increase was offset by our 1998 sale of selected cellular markets and conclusion of our PCS reseller activity. General and administrative costs for the nine months ended September 30, 1998 were $2.4 million for the selected cellular markets sold and $1.6 million for our PCS reseller activities.

   Sales and marketing expenses were $9.5 million for the nine months ended September 30, 1999 as compared to $9.3 million for the nine months ended September 30, 1998. The increase in sales and marketing expenses of $200,000 was primarily the result of the consolidation of the sales and marketing expenses of $4.5 million for LA Unwired and $1.7 million for LEC Unwired for the nine months ended September 30, 1999 and an increase of $800,000 in our Louisiana cellular markets. This increase was offset by our 1998 sale of selected cellular markets and the conclusion of our PCS reseller activity. Sales and marketing expenses for the nine months ended September 30, 1998 were $3.2 million for the selected cellular markets sold and $3.6 million for our PCS reseller activities.

   Depreciation and amortization was $14.9 million for the nine months ended September 30, 1999 as compared to $8.1 million for the nine months ended September 30, 1998, representing an increase of $6.8 million. This increase was primarily the result of LA Unwired and LEC Unwired being consolidated for the nine months ended September 30, 1999 and an increase in our Louisiana cellular markets of $1.5 million. Depreciation and amortization for the nine months ended September 30, 1999 was $9.1 million for LA Unwired and $1.4 million for LEC Unwired. This increase was offset by the depreciation and amortization for the nine months ended September 30, 1998 for the selected cellular markets sold of $5.2 million.

 Operating Income/(Loss)

   Total operating loss was $18.2 million for the nine months ended September 30, 1999 as compared to operating income of $4.9 million for the nine months ended September 30, 1998. This decrease of $23.1 million was primarily the result of the reduction of income associated with our 1998 sale of selected cellular markets of $800,000; losses of $15.9 million associated with the start-up of LA Unwired; losses of $5.1 million associated with the start-up of LEC Unwired; and a decrease in operating income of $6.3 million related to our Louisiana cellular markets. These decreases were offset by the conclusion of our PCS reseller activity which resulted in operating losses of $5.0 million for the nine months ended September 30, 1998.

 Other Income/(Expense)

                                                               Nine Months
                                                                  Ended
                                                              September 30,
                                                             ----------------
                                                              1998     1999
                                                             -------  -------
                                                             (In thousands)
      Interest expense...................................... $(5,484) $(5,691)
      Interest income.......................................     780    1,396
      Gain on sale of markets...............................  57,364       --
      Gain on sale of PCS reseller customer base to
       affiliate............................................   2,285       --
                                                             -------  -------
      Total other income/(expense).......................... $54,945  $(4,295)

   Interest expense was $5.7 million for the nine months ended September 30, 1999 as compared to $5.5 million for the nine months ended September 30, 1998. Our outstanding debt was $105.2 million at September 30, 1999 as compared to $29.1 million at September 30, 1998. The increase in debt of $76.1 million was largely the result of the inclusion of existing debt of $66.9 million relating to LA Unwired and $9.3 million relating to LEC Unwired. Interest income was $1.4 million for the nine months ended September 30, 1999 as compared to $800,000 for the nine months ended September 30, 1998. This increase of $600,000 was the result of our investment of a portion of the proceeds from our 1998 sale of selected cellular markets into interest bearing accounts.

   Gain on sale of markets totaled $57.4 million for the nine months ended September 30, 1998. This was attributable to our 1998 sale of selected cellular markets. Gross proceeds allocated to us from the sale totaled $161.5 million.

   The gain on the sale of PCS reseller customer base to affiliate totaled $2.3 million for the nine months ended September 30, 1998. This was the result of our conclusion of PCS reseller activity in August 1998 and our sale of certain PCS subscribers to Meretel.

 Minority interest in losses of subsidiaries

   Minority interest in losses from subsidiaries was $8.8 million for the nine months ended September 30, 1999 as compared to $0 for the nine months ended September 30, 1998. The increase in minority interest in losses of subsidiaries results from the consolidation of LA Unwired and LEC Unwired for the nine months ended September 30, 1999 and represents the portion of the losses from LA Unwired and LEC Unwired allocable to minority shareholders of these subsidiaries.

 Equity in losses of affiliates

   Equity in losses from affiliates was $800,000 for the nine months ended September 30, 1999 as compared to $6.6 million for the nine months ended September 30, 1998. The decrease in the equity in loss of affiliates is primarily due to the consolidation of LA Unwired and LEC Unwired for the nine months ended September 30, 1999 versus reporting the operating results for these companies under the equity method of accounting for the nine months ended September 30, 1998.

 Net Income/(Loss)

   Net loss was $9.8 million for the nine months ended September 30, 1999 as compared to net income of $33.0 million for the nine months ended September 30, 1998. This decrease in net income of $42.8 million was primarily the result of the gain from the sale of the selected cellular markets in 1998.

 EBITDA

   Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $(3.4) million for the nine months ended September 30, 1999 as compared to $12.9 million for the nine months ended September 30, 1998. The decrease of $16.3 million was primarily the result of the consolidation of LA Unwired and LEC Unwired, which resulted in a reduction of $10.5 million, the decrease of EBITDA resulting from the sale of the selected cellular markets of $6.2 million; and the decrease in EBITDA of $4.5 million related to our Louisiana cellular markets offset by the conclusion of the PCS reseller activity which resulted in an increase of $4.9 million in EBITDA.

   EBITDA consists of operating income before depreciation and amortization. Although EBITDA is not calculated in accordance with generally accepted accounting principles, we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. EBITDA is not necessarily indicative of amounts that may be available for reinvestment in our business or other discretionary uses. In addition, all companies do not calculate EBITDA in the same manner; therefore, this measure may not be comparable to similarly titled measures reported by other companies.

1998 compared to 1997.

   The results from 1998 are not directly comparable to the results from 1997 because:

  . the 1997 financial information includes 12 months of operating results from the assets related to our selected cellular markets that we sold in July 1998, and the 1998 financial information reflects only six months of operations for those assets along with the gain from the sale of those assets; and

  . the 1998 financial information includes the results of seven months of PCS reseller activity, and the 1997 financial information includes the results of only three months of PCS reseller activity.

 Revenues

                                                                  Twelve Months
                                                                      Ended
                                                                  December 31,
                                                                 ---------------
                                                                  1997    1998
                                                                 ------- -------
                                                                 (In thousands)
      Subscriber revenues....................................... $53,255 $48,723
      Roaming revenues..........................................  16,079  11,914
      Merchandise sales.........................................   2,685   3,915
      Other revenues............................................   2,649   7,159
                                                                 ------- -------
      Total revenues............................................ $74,668 $71,711

   Subscriber revenues were $48.7 million for 1998 as compared to $53.3 million for 1997. The primary reason for this decrease of $4.6 million was our 1998 sale of selected cellular markets. Subscriber revenues for the selected cellular markets in 1997 was $24.2 million as compared to $13.7 million in 1998, resulting in a decrease of $10.5 million. Offsetting the reduction in revenues from the sale of selected cellular markets was the increase in subscriber revenues from our Louisiana cellular markets of $4.0 million and $1.9 million from our PCS reseller activity.

   Roaming revenues were $11.9 million for 1998 as compared to $16.1 million for 1997. This decrease of $4.2 million was primarily a result of our 1998 sale of selected cellular markets. Roaming revenues for the selected cellular markets sold were $10.2 in 1997 million as compared to $5.6 million for 1998, resulting in a decrease of $4.6 million. Our Louisiana cellular markets had roaming revenues of $6.3 million for 1998 as compared to $5.8 million for 1997, representing an increase of $500,000.

   Merchandise sales were $3.9 million for 1998 as compared to $2.7 million for 1997. This increase of $1.2 million was primarily the result of an increase of 11,000 in gross additional subscribers from PCS reseller activity resulting in an increase of $1.2 million in merchandise sales.

   Other revenues were $7.2 million for 1998 as compared to $2.6 million for 1997. This increase of $4.6 million was primarily the result of an increase in management fee revenue of $3.1 million and incentive revenue of $1.0 million from Meretel for our gross additions of 2,900 PCS reseller subscribers.

 Operating Expenses

   Cost of service was $18.6 million for 1998 as compared to $20.1 million for 1997. This decrease of $1.5 million was mainly attributable to our 1998 sale of selected cellular markets, which generated cost of service of $6.7 million for 1998 as compared to $9.7 million for 1997, resulting in a decrease of $3.0 million. An increase of $1.3 million in PCS reseller cost of service and an increase of $200,000 in our Louisiana cellular markets' cost of service offset this decrease.

   Merchandise cost of sales was $10.8 million for 1998 as compared to $8.9 million for 1997. This increase of $1.9 million was primarily the result of our gross additional subscribers of 11,000 from our PCS reseller activity, resulting in an increase of $3.3 million in merchandise cost of sales. We incurred an additional increase of $400,000 in merchandise cost of sales relating to our Louisiana cellular markets. This increase was offset by a decrease of $1.8 million related to our 1998 sale of selected cellular markets.

   General and administrative expenses were $17.2 million for 1998 as compared to $12.7 million for 1997. This increase of $4.5 was attributable to additional employee costs, despite our having sold the selected cellular markets, as the majority of our employees were redeployed to manage the expansion of our PCS activity through LA Unwired and Meretel and to establish our data and CLEC activities through LEC Unwired. US Unwired manages these subsidiaries, employs the majority of personnel for these operations and charges a management fee to these subsidiaries for these management services.

   Sales and marketing expenses were $10.9 million for 1998 as compared to $10.9 million for 1997.

   Depreciation and amortization was $9.8 million for 1998 as compared to $12.5 million for 1997. This decrease of $2.7 million was primarily the result of our 1998 sale of depreciable assets related to the selected cellular markets. Depreciation and amortization for the selected cellular markets was $9.8 million in 1997 as compared to $5.6 million in 1998, resulting in a decrease of $4.2 million. An increase of $1.5 million in depreciation and amortization of our Louisiana cellular markets offset this decrease.

 Operating Income

   Operating income was $4.5 million for 1998 as compared to $9.6 million for 1997. The decrease of $5.1 million was primarily the result of an increase in losses resulting from our PCS reseller activity of $4.4 million and $4.0 million related to our 1998 sale of selected cellular markets. These decreases were offset by an increase of $3.3 million in operating income related to our Louisiana cellular markets.

 Other Income/Expense

                                                         Twelve Months Ended
                                                            December 31,
                                                         --------------------
                                                           1997       1998
                                                         ---------  ---------
                                                           (In thousands)
      Interest expense.................................. $  (8,580) $  (6,157)
      Interest income...................................     1,690      1,778
      Other costs.......................................    (1,082)        --
      Losses on sale of assets..........................        --       (114)
      Gain on sale of markets...........................        --     57,364
      Gain on sale of PCS reseller customer base to
       affiliate........................................        --      2,285
                                                         ---------  ---------
      Total other income/(expense)...................... $  (7,972) $  55,156

   Interest expense was $6.2 million for 1998 as compared to $8.6 million for 1997. This decrease of $2.4 million was the result of our application of a portion of the proceeds from our 1998 sale of selected cellular markets to our outstanding debt obligations. Total long-term debt decreased from $100.1 million at December 31, 1997 to $29.1 million at December 31, 1998.

   Interest income was $1.8 million for 1998 as compared to $1.7 million for 1997. Interest income for 1998 was primarily generated from our investment of proceeds from our 1998 sale of selected cellular markets in interest bearing accounts.

   Other costs totaled $1.1 million in 1997 for US Unwired's preparation for an initial public offering that was canceled due to unfavorable market conditions.

   Gain on sale of markets totaled $57.4 million for 1998. This was attributable to our 1998 sale of selected cellular markets. Gross proceeds allocated to us from the sale totaled $161.5 million.

   The gain on the sale of PCS reseller customer base to affiliate totaled $2.3 million for 1998. This was the result of our conclusion of PCS reseller activity in August 1998 and our sale of certain PCS subscribers to Meretel.

 Minority interest in losses of subsidiaries

   Minority interest in losses of subsidiaries was $0 for 1998 as compared to $134,000 for 1997. The 1997 amount relates to the portion of the losses from Mississippi 34 Cellular Corporation allocable to the minority shareholders of that corporation. No minority interest in subsidiary is reflected in 1998 due to the sale of Mississippi 34 Cellular Corporation in July 1998.

 Equity in losses of affiliates

   Equity in losses of affiliates was $13.0 million for 1998 as compared to $3.1 million for 1997 resulting in an increase of $9.9 million. US Unwired's proportionate share of Meretel's losses increased from $3.5 million for 1997 to $7.2 million for 1998. In their first year of operations in 1998, LA Unwired contributed losses of $4.7 million, and LEC Unwired contributed losses of $1.2 million. Neither LA Unwired nor LEC Unwired reported any losses in 1997 due to their commencement of operations in 1998.

 Net Income/(Loss)

   Net income was $28.9 million for 1998 as compared to a net loss of $1.5 million for 1997. This significant increase of $30.4 million was largely the result of a one-time gain of $57.4 million from our 1998 sale of selected cellular markets. This increase was offset by an increase in income tax expenses of $17.6 million primarily resulting from the gain on sale of selected cellular markets.

 EBITDA

   EBITDA was $14.3 million for 1998 as compared to $22.0 million for 1997. This decrease of $7.7 million was primarily the result of losses of $8.1 million related to our 1998 sale of selected cellular markets and of $4.4 million related to our PCS reseller activity. An increase in EBITDA of $4.8 million related to our Louisiana cellular markets offset the decrease.

1997 compared to 1996.

 Revenues

                                                             Twelve Months Ended
                                                                December 31,
                                                             -------------------
                                                               1996      1997
                                                             --------- ---------
                                                               (In thousands)
      Subscriber revenues................................... $  45,572 $  53,255
      Roaming revenues......................................    13,727    16,079
      Merchandise sales.....................................     1,885     2,685
      Other revenues........................................       709     2,649
                                                             --------- ---------
      Total revenues........................................ $  61,893 $  74,668

   Subscriber revenues were $53.3 million for 1997 as compared to $45.6 million for 1996. This increase of $7.7 million was primarily the result of approximately 22,400 net additions in our cellular markets.

   Roaming revenues were $16.1 million for 1997 as compared to $13.7 million for 1996. This increase of $2.4 million was primarily the result of our 1996 purchase of the Alabama cellular market. The Alabama market had $2.4 million of roaming revenues for the partial year of 1996.

   Merchandise sales were $2.7 million for 1997 as compared to $1.9 million for 1996. This increase of $800,000 was attributable to an increase in 1997 in gross additional cellular subscribers of 6,400 and gross additional PCS reseller subscribers of 2,900.

   Other revenues were $2.6 million for 1997 as compared to $709,000 for 1996. This increase of $1.9 million was primarily the result of management fees charged to Meretel in 1997 of $1.1 million and a commission paid to US Unwired from Meretel of $1.2 million for the gross additions of 2,900 PCS reseller subscribers.

 Operating Expenses

   Cost of service was $20.1 million for 1997 as compared to $16.5 million for 1996. This increase of $3.6 million was primarily the result of 22,400 net additions in our cellular markets. Our purchase of the Alabama cellular markets in 1996 accounted for $1.4 million of the increase in cost of service.

   Merchandise cost of sales was $8.9 million for 1997 as compared to $5.4 million for 1996. This increase of $3.5 million was the result of an increase of 6,400 in gross additional cellular subscribers and 2,900 in gross additional PCS reseller subscribers.

   General and administrative expenses were $12.7 million for 1997 as compared to $10.6 million for 1996. This increase of $2.1 million was primarily due to the growth of the subscriber base through the addition of the Alabama cellular markets and our PCS reseller activity.

   Sales and marketing expenses were $10.9 million for 1997 as compared to $8.1 million for 1996, representing an increase of $2.8 million. The purchase of the Alabama markets accounted for $809,000, and the PCS reseller activity accounted for $1.0 million of the increase. The remaining increase of $1.0 million was attributable to our other cellular markets.

   Depreciation and amortization expenses were $12.5 million for 1997 as compared to $9.2 million for 1996, representing an increase of $3.3 million. The purchase of the Alabama markets accounted for $1.4 million of the increase, and $1.9 million of the increase was related to our Kansas, Mississippi and Louisiana cellular markets.

 Operating Income

   Operating income was $9.6 million for 1997 as compared to $12.2 million for 1996. This decrease of $2.6 million was the result of increased depreciation and amortization expenses and increased losses from our PCS reseller activities.

 Other Income/(Expense)

                                                          Twelve Months Ended
                                                             December 31,
                                                          --------------------
                                                            1996       1997
                                                          ---------  ---------
                                                            (In thousands)
      Interest expense................................... $  (6,539) $  (8,580)
      Interest income....................................       317      1,690
      Other cost.........................................        --     (1,082)
      Loss on sale of assets.............................        (9)        --
                                                          ---------  ---------
      Total other income/(expense)....................... $  (6,231) $  (7,972)

   Interest expense was $8.6 million for 1997 as compared to $6.5 million for 1996. This increase of $2.1 million was primarily the result of our incurring additional debt of $43 million to purchase the Alabama cellular markets.

   Interest income was $1.7 million for 1997 as compared to $317,000 for 1996. The increase primarily resulted from an increase in patronage dividends as a result of the increased borrowings.

 Minority interest in losses of subsidiaries

   Minority interest in losses of subsidiary was $134,000 for 1997 as compared to $308,000 for 1996. This decrease of $174,000 is attributable to the portion of the losses from Mississippi 34 Cellular Corporation allocable to the minority shareholders of that corporation.

 Equity in income/(losses) of affiliate

   Equity in income/(losses) of affiliate was $(3.1) million for 1997 as compared to income of $35,000 for 1996. The increase in losses of $3.1 million was primarily the result of US Unwired's proportionate share of losses by Meretel increasing from $38,000 for 1996 to $3.5 million for 1997.

 Net Income/(Loss)

   Net loss was $1.5 million for 1997 as compared to net income of $3.9 million for 1996. This decrease of $5.4 million was the result of increased depreciation and amortization, resulting primarily from the acquisition of the Alabama cellular markets and increased interest expense.

 EBITDA

   EBITDA was $22.0 million for 1997 as compared to $21.3 million for 1996. This increase of $0.7 million resulted primarily from our 1996 purchase of the Alabama cellular market and internal cellular subscriber growth.

Liquidity and Capital Resources

   The buildout of our PCS network and the marketing and distribution of our products and services will require substantial capital. Assuming substantial completion of our network buildout with coverage of 55% to 75% of the population in a majority of markets in our service area by June 2001, we currently estimate our capital requirements, including capital expenditures, working capital, debt service requirements and anticipated operating losses for the period from July 1999 through December 2001 to be approximately $294.7 million. Costs associated with the network buildout include switches, base stations, towers and antennae, radio frequency engineering, cell site acquisition and construction and microwave relocation. The actual funds required to buildout our PCS network may vary materially from these estimates, and funds could be required in the event of significant departures from the current business plan if unforeseen delays, cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other technological risks occur.

   Historically, we have funded our working capital requirements, acquisitions, capital expenditures and debt service through bank financing and retained earnings from on-going operations and the one-time gain from our 1998 sale of selected cellular markets.

   We have $130.0 million available under our new credit facility to fund the buildout of our PCS network and anticipated operating losses.

   Contemporaneously with the issuance of the existing notes, we issued $50 million of Series A preferred stock to The 1818 Fund. The preferred stock is convertible into our common stock, subject to certain conditions, at a price of $26.55 per share, representing 13.8% of the common equity of US Unwired, assuming the exercise of options granted to management to purchase 500,000 shares of the common equity. The holders of the preferred stock have certain dividend conversion, registration and voting rights.

   We believe that the proceeds from our financings and internally generated cash will provide sufficient funds to buildout our network as planned, cover anticipated operating losses and meet our debt service requirements through December 2001.

   On September 30, 1999, US Unwired had an aggregate amount of $28.5 million outstanding under a credit facility with certain lenders. This credit facility was entered into on August 15, 1997 and matures on June 30, 2005.

   On September 30, 1999, LA Unwired had an aggregate amount of $66.9 million outstanding under a credit facility with certain lenders. This credit facility was entered into on June 23, 1999 and provides for an $80.0 million reducing revolving credit facility, which matures on September 30, 2007 and a $50.0 million delay draw term loan, which matures on September 30, 2007.

   On September 30, 1999, LEC Unwired had an aggregate amount of $9.3 million outstanding under two senior credit facilities with a certain lender. These credit facilities were entered into on July 22, 1998. The first credit facility is a $15.0 million senior facility with a three year drawdown period and five year amortization. The second facility is a $3.0 million subordinated facility with a three year drawdown period and five year amortization. Both facilities mature on July 1, 2006.

   As of September 30, 1999, we had additional borrowing capacity under our credit arrangements of $15.6 million.

   Net cash used in operating activities totaled $14.7 million for 1998, consisting primarily of net income of $28.9 million, adjustments for depreciation and amortization of $9.8 million, deferred tax expense of $4.6 million, equity in loss of affiliates of $13.0 million, gain on sale of assets of $59.5 million and changes in operating assets and liabilities of $(11.9) million. Net cash provided by operating activities for 1997 totaled $12.0 million and for 1996 totaled $10.6 million.

   Net cash provided by investing activities totaled $113.2 million for 1998. Net cash provided by investing activities consisted primarily of the $154.9 million in proceeds that we received from our 1998 sale of selected cellular markets. Netted against these cash proceeds were property and equipment purchases totaling $20.6 million, investments in unconsolidated affiliates of $15.4 million and an additional investment in Mississippi 34 Cellular Corporation of $6.5 million prior to its sale in 1998. Net cash used in investing activities totaled $17.6 million for 1997 and $52.5 million for 1996.

   Net cash used in financing activities totaled $71.0 million for 1998. The net cash used in financing activities resulted from principal payments of $100.7 million on long-term debt from a portion of the proceeds of our 1998 sale of selected cellular markets and additional borrowings of

$29.7 million. Net cash provided by financing activities totaled $3.9 million for 1997 and $43.4 million for 1996.

Seasonality

   Consistent with the wireless communications industry in general, we have historically experienced significant subscriber growth during the fourth quarter. Accordingly, during such quarter we experience greater losses on merchandise sales and increases in sales and marketing expenses. We have historically experienced highest usage and revenue per subscriber during the summer months. We expect these trends to continue.

Impact of Year 2000 Issue on Our Operations and Financial Condition

   Many currently installed computer systems and software applications are encoded to accept only two digit entries in the year entry of the date code field. Beginning in the year 2000, these codes will need to accept four digit year entries to distinguish 21st century dates from the 20th century dates. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. That inability could cause the failure of those computers or applications or in the generation of business and financial information. The Year 2000 problem could potentially affect us due to our own systems and due to the systems of third parties with whom we conduct business. For purposes of this discussion, systems means information technology systems, or IT systems, which are systems that deal with business and financial information, and non-information technology systems, or non-IT systems, such as microcontrollers, which are embedded in machinery and equipment and control or affect their function.

   We have implemented a Year 2000 program to ensure that our computer systems and applications, including our systems to provide services to our customers and our internal systems, will function properly after 1999. Our Year 2000 compliance team, which consists of representatives from each of our departments, completed an inventory of our IT and non-IT systems in each department and determined what systems were not Year 2000 compliant. We are modifying and replacing those non-compliant items identified through this inventory process, and we are using both internal and external resources to identify, correct, reprogram and test our IT and non-IT systems for Year 2000 compliance. We believe that we have prepared these systems for the Year 2000.

   In addition, we are contacting third parties with whom we conduct business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. We cannot assure that full compliance will be achieved as we and such third parties have planned or that we will receive warranties and assurances from such third parties. We rely on third party vendors for a significant number of our important operating and computer system functions and therefore are highly dependent on such third party vendors for the remediation of network elements, computer systems, software applications and other business systems. In addition, we use publicly available services that are acquired without contract, such as global positioning system timing signals, that may be subject to Year 2000 issues. While we believe these systems will be Year 2000 compliant, we have no contractual or other right to compel compliance.

   We have not yet incurred any monetary costs to modify our existing systems or to convert to new systems. We have, however, expended internal hours addressing and remedying our Year 2000 issues. We expect to incur costs to make our switches Year 2000 compliant, but we do not expect these costs to exceed $1.0 million.

   We believe that our most significant exposure from Year 2000 issues lies in the compliance of our switches. Our operations depend on the functioning of our switches. The failure of our switches to function would materially impair our operations and financial condition. Even though we have no information that causes us to expect a failure of our switches to function, we cannot assure that such a failure will not occur. We do not believe that we can develop adequate contingency plans for any prolonged disruption caused by the failure of our switches to function.

   We routinely receive inquiries from our suppliers and customers as to our state of readiness for the Year 2000 problem, just as we seek similar information from others. We believe, and therefore respond, that our systems will be ready. We could incur liability to persons to whom we respond if our response turns out to be incorrect and those persons are damaged. We do not expect this liability, if any, to be significant, but we cannot assure that it will not be. We are not insured against this type of loss and, even if we were not ultimately held liable, we could be subjected to significant costs for defense. In addition, we cannot possibly verify all of the information that we have gathered or will gather about the systems of third parties, and we cannot compel third parties to respond at all. We cannot predict the extent to which our financial condition and operations could be affected if third persons are not prepared for the Year 2000 on a timely basis.

   We believe that we have allocated adequate resources for our Year 2000 issues and expect to complete our Year 2000 compliance program successfully and on a timely basis. We cannot assure, however, that this will be the case.

Quantitative and Qualitative Disclosure about Market Risk

   We are not exposed to fluctuations in currency exchange rates, as all of our services are invoiced in U.S. dollars. We are exposed to the impact of interest rate changes on our short-term cash investments, consisting of U.S. Treasury obligations and other investments in respect of institutions with the highest credit ratings, all of which have maturities of three months or less. These short-term investments carry a degree of interest rate risk. We believe that the impact of a 1% increase or decline in current average investment rates would not have a material impact on our investment income.

   We use interest rate swaps to hedge the effects of fluctuations in interest rates on our credit facilities. These transactions meet the requirements for hedge accounting, including designation and correlation. These interest rate swaps are managed in accordance with our policies and procedures. We do not enter into these transactions for trading purposes. The resulting gains or losses, measured by quoted market prices, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of hedged transactions are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement. Considering the amount of outstanding indebtedness at December 31, 1998, a 1% change in interest rates would cause a change in interest expense of approximately $291,000 for the year ended December 31, 1998.

Inflation

   We believe that inflation has not impaired, and will not impair, our results of operations.

                      THE WIRELESS COMMUNICATIONS INDUSTRY

   Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular, PCS and enhanced specialized mobile radio networks. Historically, each application has been licensed and operates in a distinct radio frequency block.

   In the wireless communications industry, there are two principal services licensed by the FCC for transmitting two-way, real time voice and data signals: cellular and PCS. Cellular, which uses the 800 MHz frequency block, is the predominant form of wireless voice communications service utilized by subscribers today. Cellular systems are predominantly analog-based systems, although digital technology has been introduced in most metropolitan markets. Analog-based systems send signals in which the transmitted signal resembles the input signal; in digital systems the input signal is coded into a binary form before the signal is transmitted.

   In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for the provision of a new wireless personal communications service, commonly known as PCS. PCS differs from traditional analog cellular telephone service principally in that PCS systems operate at a higher frequency and employ advanced digital technology. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies (whether using PCS or cellular frequencies) to offer new and enhanced services and more robust data transmission such as greater clarity, better security, facsimile, electronic mail and connecting notebook computers with computer/data networks.

   Cellular service was first introduced in the United States in 1983. As of December 31, 1998, according to the Cellular Telecommunications Industry Association, known as CTIA, there were 69.2 million wireless subscribers in the United States, representing an overall wireless penetration rate of 25.5% and a subscriber growth rate of 25.1% from December 31, 1997.

   The following table sets forth certain statistics for the domestic wireless telephone industry as a whole:

                                        Year Ended December 31,
                               ----------------------------------------------
                                1993    1994    1995    1996    1997    1998
                               ------  ------  ------  ------  ------  ------
Total service revenues (in
 billions).................... $ 10.9  $ 14.2  $ 19.1  $ 23.6  $ 27.5  $ 33.1
Ending wireless subscribers
 (in millions)................   16.0    24.1    33.8    44.0    55.3    69.2
Subscriber growth.............   45.1%   50.8%   40.0%   30.4%   25.6%   25.1%
Average monthly revenue per
 subscriber/(1)/.............. $67.13  $59.08  $54.91  $50.61  $46.11  $44.35
Average monthly revenue per
 subscriber/(2)/.............. $58.74  $51.48  $47.59  $44.66  $41.12  $39.66
Ending penetration............    6.2%    9.2%   12.8%   16.5%   20.6%   25.5%

--------
Source: Cellular Telecommunications Industry Association; U.S. Census Bureau.

(1) Including roaming revenues.
(2) Excluding roaming revenues.

   Paul Kagan Associates, Inc., an independent media and telecommunications association, estimates that the number of wireless users will increase to approximately 151 million by 2002 and 198 million by 2005. This growth is driven largely by a substantial projected increase in PCS users, who are forecast to account for approximately 34% of total users in 2002 and 43% in 2005, representing a significant increase over the approximately 10% of total wireless customers using PCS as of the end of 1998. Paul Kagan Associates, Inc. projects that total wireless industry penetration, defined as the number of wireless subscribers nationwide divided by total United States population, will grow to an estimated 53% in 2002 and 68% in 2005.

   We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility and increased awareness of the productivity, convenience and privacy benefits associated with the services offered by PCS providers. Additionally, we believe that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

   We believe that our markets are well positioned to benefit from the growth predicted for the wireless industry as forecast by the CTIA. We believe that our markets and other markets similar to ours will experience the fastest growth in subscriber additions due to the relatively low wireless penetration currently.

   The following chart illustrates the annual growth in wireless subscribers and total industry revenues during the periods indicated:


                              [Chart appears here]

   Wireless communications systems, whether PCS or cellular, are divided into multiple geographic areas, known as cells. In both PCS and cellular systems, each cell contains a transmitter, a receiver and signaling equipment, together referred to as the cell site. The cell site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular or PCS communications system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system. Because the signal strength of a transmission between a handset and a cell site declines as the handset moves away from the cell site, the switching office and the cell site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another cell site where the signal strength is stronger.

   Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology, or air interface protocols. The FCC has not mandated a universal air interface protocol for PCS systems. PCS systems operate under one of three principal air interface protocols: CDMA, TDMA and GSM. TDMA and GSM are both time division multiple access systems but are incompatible with each other and with CDMA. CDMA is a code division multiple access system and is incompatible with both GSM and TDMA. Accordingly, a subscriber of a system that utilizes CDMA technology is unable to use a CDMA handset when traveling in an area not served by CDMA-based PCS operators, unless the customer carries a dual band/dual-mode handset that permits the customer to use the analog cellular system in that area. The same issue would apply to users of TDMA or GSM systems.

                                    BUSINESS

General

   We have the largest population coverage and most subscribers of any affiliate of Sprint PCS, the fastest growing wireless company in the United States. We intend to be a leading provider of wireless PCS service throughout the Gulf States region by marketing our services under the Sprint PCS name. Sprint and MCI WorldCom announced on October 5, 1999 that the boards of directors of both companies have approved a definitive merger agreement whereby the two companies would merge to form a new company called WorldCom. The merger is subject to various conditions, including the approvals of the shareholders of both companies, the Federal Communications Commission, the Justice Department, various state government bodies and foreign antitrust authorities. We do not expect the merger to have a negative impact on our affiliation with Sprint or its successor if the merger is completed.

   Our service area covers eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee, and is contiguous with Sprint PCS's recently launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. We are constructing a 100% digital, 100% wireless PCS network that, when complete, will include a service area covering a population of approximately 9.9 million. As of September 30, 1999, we had built out our network in nine markets covering a population of approximately 3.0 million and were providing wireless PCS service to approximately 33,000 subscribers (assuming completion of the Meretel transaction described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We intend to complete the construction of our network by June 2001. After the completion of this financing, our buildout plan will be fully funded.

   Under a long-term management agreement with Sprint PCS, we have the exclusive right to offer Sprint PCS products and services, on spectrum licensed to Sprint PCS, throughout our entire service area under the Sprint(R) and Sprint PCS(R) brand names. Our exclusive relationship with Sprint PCS allows us to take advantage of the strength and reputation of Sprint PCS's national brand. We believe that the benefits of our affiliation with Sprint PCS in our service area include:

  . strong brand recognition and national marketing campaigns;

  . exclusive Sprint PCS traveling partner;

  . access to Sprint PCS products and services;

  . availability of Sprint PCS "Free and Clear" one-rate pricing plans;

  . nationwide coverage;

  . established direct and indirect distribution channels;

  . volume-driven vendor discounts;

  . access to Sprint PCS engineering and network design;

  . reduced startup costs;

  . long-term management agreement; and

  . availability of technology and service advances developed by Sprint PCS.

We manage our operations to perform to the high standards of service and technical quality by which Sprint PCS is known and on which Sprint PCS has built the fastest growing wireless company in the United States.

Cellular and Paging Services

   In addition to our wireless PCS service, we provided cellular and paging service in Lake Charles, Leesville, Jennings, Sulphur and Cameron, Louisiana through our subsidiary, Unwired Telecom. At September 30, 1999, we had approximately 61,000 cellular subscribers and approximately 24,000 paging subscribers. Our Louisiana cellular and paging business had $39.8 million in revenues for the 12 months ended September 30, 1999.

CLEC Services

   Through our subsidiary, LEC Unwired, LLC, we are building a state-of-the-art facilities-based CLEC company offering digital subscriber lines, internet, data, local telephone service, long distance and web hosting services. CLEC refers to the business of providing local telephone and data services in competition with the incumbent local service provider. Our strategy is to be the first or second to offer to business and residential customers integrated voice, internet and digital subscriber line services, primarily in second or third tier markets in the Gulf States region. LEC Unwired's network consists of circuit-based Lucent switches to handle voice traffic and multiple vendors to offer digital subscriber line and internet services. Additionally, LEC Unwired is physically co-locating with the incumbent local exchange service provider to use the incumbent's unbundled network elements to provide service to LEC Unwired's customers. To date, seven physical co-locations have been completed and 13 are in process. LEC Unwired currently offers local service in three markets and dedicated dial-up service in seven markets.

   As of the third quarter of 1999, LEC Unwired had recruited an experienced core group of CLEC/internet professionals, deployed facilities-based service and had in place the necessary operational support systems to scale operations rapidly. LEC Unwired has been selected by Cisco Systems, Inc. to be a Cisco Powered Network Partner(R) and is actively working with Cisco's jump start marketing group to launch internet related service throughout the region. LEC Unwired commenced commercial operations in March 1998. LEC Unwired reported revenues of approximately $570,000 for the year ended December 31, 1998 and approximately $3.6 million for the nine months ended September 30, 1999. Our CLEC services are marketed under the name US Unwired.

   We are currently in the process of exploring strategic alternatives for LEC Unwired which could include a merger, sale or other disposition of our interest in LEC Unwired. If we do not dispose of our interest in LEC Unwired, we may need to seek a waiver of certain provisions in the indenture to permit LEC Unwired to acquire additional financing. As of September 30, 1999, we owned 53% of LEC Unwired and our affiliate, Cameron Communications Corporation, owned 47% of LEC Unwired.

Sprint PCS

   Sprint is a diversified telecommunications service provider whose principal activities include long distance service, local service, wireless telephone products and services, product distribution and directory publishing activities and other telecommunication activities, investments and alliances. Sprint PCS, a group of subsidiaries of Sprint, operates the only 100% digital, 100% PCS wireless network in the United States and holds licenses to provide service nationwide on PCS frequencies. The Sprint PCS network uses the same CDMA technology nationwide.

   Sprint, through an affiliate, launched the first commercial PCS service in the United States in November 1995. Since then, Sprint PCS has experienced rapid subscriber growth, providing service to nearly 4.7 million customers as of September 30, 1999. In the fourth quarter of 1998, Sprint PCS added approximately 836,000 new subscribers, representing the largest single quarter of customer growth ever recorded by a wireless provider in the United States. In the first three quarters of 1999, Sprint PCS added approximately 2.1 million new wireless subscribers, including 20,000 subscribers in Hawaii acquired from PrimeCo Personal Communications. As of September 30, 1999, Sprint PCS, together with its affiliated companies, operated PCS systems within the United States and its territories covering approximately 180 million people in more than 280 metropolitan markets. The chart below illustrates Sprint PCS's subscriber growth from the beginning of 1997 to the end of the third quarter of 1999.



                              [Graph appears here]
   Sprint PCS currently provides nationwide service through:

  . operation of its own digital network;

  . strategic affiliations with other companies, primarily in and around smaller metropolitan areas;

  . roaming on analog cellular networks of other providers using dual-band/dual-mode handsets; and

  . roaming on digital PCS networks of other CDMA-based providers.

   Sprint PCS has adopted a strategy to extend rapidly its 100% digital, 100% PCS network by entering into agreements with independent wireless companies, such as US Unwired, to construct and manage Sprint PCS markets and market Sprint PCS services. Through these affiliations, Sprint PCS services will be available in key cities contiguous to current and future Sprint PCS markets. Our service area connects to Sprint PCS markets including Houston, Dallas, Little Rock, New Orleans, Memphis, Tallahassee and Birmingham and is the largest service area of all of the Sprint PCS affiliates in the United States and its territories. The buildout of our service area will extend Sprint PCS's coverage in the Gulf States region and is important to Sprint PCS's nationwide strategy.

Our Affiliation with Sprint PCS

   As an affiliate of Sprint PCS, we have entered into management agreements with Sprint PCS under which we will have the exclusive right to market Sprint PCS products and services in our service area on spectrum for which Sprint PCS acquired licenses from the Federal Communications Commission in 1994 and 1996. These agreements govern our relationship with Sprint PCS, stipulate construction and performance guidelines and are structured with the following principal points:

  . each agreement has a term of 50 years with an initial period of 20 years and three automatic, successive 10-year renewal periods;

  . each agreement requires total collected revenue sharing of 8% to Sprint
    PCS and 92% to US Unwired, except that US Unwired retains 100% of revenues from non-US Unwired Sprint PCS customers traveling in our service area, extraordinary income and equipment sales; and

  . each agreement contains various put and call options regarding both the sale of our PCS business and network and/or the purchase of the Sprint PCS licenses upon termination or breach of contract by either us or Sprint PCS.

   We believe that our service area is important to Sprint PCS's plan to have a 100% digital, 100% PCS network with nationwide coverage. To date, Sprint PCS has made considerable investments in the licenses covering our service area. We estimate that Sprint PCS paid over $100 million to acquire the PCS licenses in our service area and to clear the licensed markets for microwave radio frequency service.

Benefits of Our Affiliation with Sprint PCS

   Our exclusive relationship with Sprint PCS provides us with many operational and business advantages, including:

   Exclusive access to Sprint PCS products and services. We are the exclusive provider of Sprint PCS's 100% digital, 100% PCS products and services in our service area. We have the right to market Sprint PCS products and services in our service area and provide these products and services under the Sprint(R) and Sprint PCS(R) brand names.

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

   Strong brand recognition and national advertising support. We expect to benefit from the strength and reputation of the Sprint(R) and Sprint PCS(R) brands. In our local markets, we have the royalty-free use of the Sprint(R) and Sprint PCS(R) brands and logos, and we benefit from Sprint PCS's national advertising campaigns and developed marketing programs at no additional cost.

   Sprint PCS "Free and Clear" one-rate pricing plans. We offer to our customers the same strategic free long distance, free traveling on the Sprint PCS network and accompanying promotional campaigns, including handset and accessory promotions, that Sprint PCS offers to all of its customers throughout the United States.

   Established distribution channels. We have access to all the national distribution channels used by Sprint PCS. These channels include:

  . major national third party retailers such as Radio Shack, Office Depot, Circuit City, Dillard's, Sam's Wholesale Club, Office Max and Best Buy;

  . Sprint PCS's national inbound telemarketing sales program;

  . Sprint PCS's Business-to-Business and national accounts sales programs;
    and

  . Sprint PCS's electronic commerce sales platform.

   Nationwide coverage. We operate our PCS network seamlessly with the Sprint PCS network. This provides our customers with the ability to place calls in any Sprint PCS service area throughout the United States without incurring charges for traveling on Sprint PCS's network or, under certain pricing plans, incurring long distance charges.

   Exclusive traveling partner to Sprint PCS. We are the exclusive provider of traveling services for all non-US Unwired Sprint PCS customers in our service area and benefit from the increased traffic created by other Sprint PCS customers who travel in our service area.

   Sprint PCS engineering and network design. In markets where we utilize spectrum owned by Sprint PCS, Sprint PCS provides the engineering services required for microwave clearance and handles all of the design, planning and relocation of any radio cell sites.

   Economies of scale of a nationwide network. We have access to network and subscriber equipment under Sprint PCS's vendor contracts that provide for volume discounts. These discounts will reduce the overall capital required to build our PCS network and will lower the cost of subscriber equipment.

   Reduced startup costs. We estimate that Sprint PCS spent over $100 million to purchase a substantial portion of the licenses covering our service area and for microwave clearing. As a Sprint PCS affiliate, we did not have to acquire most of the licenses, and this reduced our start-up costs.

   Availability of technology and service advances developed by Sprint
PCS. Sprint PCS's extensive research and development effort produces ongoing benefits through both new technological products as well as enhanced service features. We have immediate access to any developments produced by Sprint PCS for use over the nationwide PCS network.

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

Our Competitive Strengths

   In addition to the advantages provided by our strategic affiliation with Sprint PCS, we have the following competitive strengths:

   Extensive territorial reach. With a population of approximately 9.9 million in our service area, we cover a significant percentage of the population in the Gulf States region (which includes Louisiana, Mississippi, Alabama, eastern Texas, and the Florida panhandle), southern Tennessee, southern Arkansas and southern Oklahoma. Our service area possesses characteristics that are favorable to wireless communications, which include:

  . extensive highway miles and commuter zones;

  . high commuter activity;

  . concentration of major industries;

  . major regional tourist destinations; and

  . a large number of higher education institutions.

   Existing corporate infrastructure. We retained most of our corporate staff following the sale of our non-Louisiana cellular assets to assist in the buildout of our Sprint PCS network. Accordingly, we have internal capabilities to handle billing, customer care, accounting, treasury and legal services in our markets where we currently offer PCS service and a substantial majority of our new markets. We believe that providing these functions ourselves is more cost-effective than outsourcing them to third parties. In a limited number of markets, however, Sprint PCS will provide us on a contract basis with selected back office functions such as billing and customer care.

   Cash flow from cellular and paging operations. Our cellular and paging operations provide a significant source of funding for the buildout of our PCS network. Our internally-generated cash flow reduces our need to access outside capital to fund our business plan.

   Significant number of owned licenses. In addition to the licenses provided to us through our agreements with Sprint PCS, we own thirteen 10 MHz PCS licenses and three 25 MHz cellular licenses within our service area and nine 10 MHz PCS licenses outside our service area. Combining the Sprint PCS licenses with our own licenses, we have access to 40 MHz of bandwidth in many of our markets. We believe that this access positions us well for the possible future introduction of wireless internet and data transmission service.

   High-quality customer care. We are committed to building strong customer relationships by providing high-quality customer care. We serve our customers from our state-of-the-art call center facility in Lake Charles, Louisiana. Our customer care representatives are accessible from any of our handsets at no charge to the customer. Additionally, we are staffing each of our retail outlets with full-time customer care representatives to interface directly with the customers concerning billing and service issues. Our web-based services include online account information that allows customers to check billing or otherwise manage their accounts.

Our Business Strategy

   Our principal business strategy is to become the leading provider of wireless PCS services in each market in our service area. We intend to achieve this goal by offering high-capacity, high-quality, advanced communications on our 100% digital, 100% PCS wireless network. We believe the following elements of our business strategy will distinguish our wireless service offerings from those of our competitors and will enable us to compete successfully in the wireless communications marketplace:

   Leverage relationship with Sprint PCS. We intend to capitalize on the benefits from our relationship with Sprint PCS:

  . strong brand recognition and national marketing campaigns;

  . exclusive Sprint PCS traveling partner;

  . access to Sprint PCS products and services;

  . availability of Sprint PCS "Free and Clear" one-rate pricing plans;

  . nationwide coverage;

  . established direct and indirect distribution channels;

  . volume-driven vendor discounts;

  . access to Sprint PCS engineering and network design;

  . reduced startup costs;

  . long-term management agreement; and

  . availability of technology and service advances developed by Sprint PCS.

   Execute integrated marketing plan. Our marketing approach leverages Sprint PCS's nationwide presence and brand name. We emphasize the improved quality, enhanced features and favorable pricing of Sprint PCS service. In addition, we leverage the clout of the Sprint PCS organization through Sprint PCS's:

  . household name recognition;

  . dynamic national advertising campaigns;

  . reputation for providing high-end quality product and service;

  . organized national accounts sales force;

  . e-commerce website; and

  . pre-negotiated contracts with national retail chain outlets.

   On the local level, we offer a complementary strategy through:

  . multi-media marketing efforts, including point-of-sale, print, television and radio campaigns for our own co-branded US Unwired(R) and Sprint PCS(R) retail outlets;

  . our network of approximately 270 independent agent representatives; and

  . direct mail efforts and our website, www.usunwired.com.

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

   Execute high-quality buildout plan. We are constructing a state-of-the-art, high quality 100% PCS network utilizing 100% digital technology.

  . Our network design has a high density of cell sites which, together with the use of digital PCS technology, allow our system to handle higher traffic demand than cellular operators, thereby allowing us to offer lower per-minute rates.

  . Our network design allows extensive use of micro- and mini-cell sites to service expensive, difficult to reach locations and coverage gaps within our wireless network.

  . We will maintain low construction costs for our network by planning to co-locate on existing towers as our primary strategy and developing our radio frequency design around this strategy.

Our Service Area

   Our Sprint PCS service area contains 38 contiguous markets encompassing over 153,000 square miles with a population of approximately 9.9 million. Our service area is the largest in the United States by measure of population for all of the Sprint PCS territories assigned to affiliates.

   Our service area covers eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee, and is contiguous with Sprint PCS's recently launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. Our network buildout will link these existing Sprint PCS markets, and we will be the exclusive provider of Sprint PCS products and services in the markets connecting these major cities.

   We believe that our service area contains many regional characteristics that are positive for wireless communication, including the following:

   Extensive highway miles and commuter zones. Our service area includes high traffic corridors traversed by major interstate highways. Overall, our footprint covers 4,509 total highway miles, of which 2,073 are interstate.

   High commuter activity. Our high commuter activity is reflected in the millions of vehicle miles traveled with over 24% of the average commute time taking greater than 30 minutes.

   Concentration of major industries. The Gulf States region is home to many large businesses in the oil and gas, gaming and agriculture industries. These businesses comprise the primary economic infrastructure of the region and provide the majority of business travelers who visit our service area.

   Major regional tourist destinations. According to major tourist publication guides, the Gulf Coast region is a major tourist and vacation destination. The Gulf Coast beaches in Mississippi, Alabama and Florida draw millions of visitors annually. Our service area contains many historical sites, and the numerous casino gaming establishments in our service area are major travel destinations. The Mississippi casino market alone is ranked as the largest casino market in the United States between Las Vegas and Atlantic City.

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

   Large number of higher education institutions. There are 86 colleges and universities located in and around our service area, including the University of Alabama, the University of Southern Mississippi, Mississippi State University and Louisiana State University. The undergraduate and graduate student population of these institutions exceeds 415,000.

   The following table sets forth some key information about our PCS markets (population in thousands):

                                        Basic                               Total    Expected    Sprint     Spectrum  Total
                                       Trading   Market            %      Population  Online    Spectrum     (Owned  Spectrum
           Market(/1/)                 Area #  Population(/1/) Owned(/2/)   Owned      Date   (Managed MHz)   MHz)     (MHz)
           -----------                 ------- ----------      ---------- ---------- -------- ------------  -------- --------
Anniston, AL.....................         17       164.0          100%       164.0    Mar-00       30          --       30
Chilton Area Counties,
  AL(/3/)(/4/)...................        459       242.5          100        242.5    Dec-00       30          --       30
Decatur, AL......................        108       142.8          100        142.8    Dec-00       30          --       30
Florence, AL.....................        146       183.5          100        183.5    Dec-00       30          --       30
Gadsen, AL.......................        158       183.5          100        183.5    Dec-00       30          --       30
Huntsville, AL...................        198       496.4          100        496.4    Dec-00       30          --       30
Mobile, AL.......................        302       653.9          100        653.9    Jun-00       30          --       30
Montgomery, AL...................        305       475.3          100        475.3    Mar-00       30          --       30
Selma, AL........................        415        74.1          100         74.1    Sep-00       30          --       30
Tuscaloosa, AL...................        450       253.1          100        253.1    Sep-00       30          10       40
El Dorado, AR....................        125       103.1          100        103.1    Jun-01       30          10       40
Hot Springs, AR..................        193       133.4          100        133.4    Jun-00       30          --       30
Nevada Area Counties,
  AR(/3/)(/5/)...................        257        57.1          100         57.1    Jun-00       30          --       30
Pine Bluff, AR...................        348       147.5          100        147.5    Jun-01       30          10       40
Fort Walton Beach, FL............        154       216.5          100        216.5    Sep-00       30          --       30
Jackson Area County, FL(/3/).....        439        50.5          100         50.5    Mar-00       10          --       10
Panama City, FL..................        340       202.6          100        202.6    Sep-00       10          --       10
Pensacola, FL....................        343       414.2          100        414.2    Jun-00       30          --       30
Alexandria, LA...................          9       264.8          100        264.8    Online       30          10       40
Houma, LA........................        195       271.8          100        271.8    Online       30          --       30
Lake Charles, LA.................        238       278.5          100        278.5    Online       10          10       20
Monroe, LA.......................        304       330.7          100        330.7    Online       30          10       40
Shreveport, LA...................        419       592.7          100        592.7    Online       30          10       40
Columbus, MS.....................         94       171.0          100        171.0    Jun-01       10          10       20
Greenville, MS...................        175       210.5          100        210.5    Jun-01       10          --       10
Grenada Area Counties,
  MS(/3/)(/6/)...................        290        62.1          100         62.1    Mar-01       10          --       10
Hattiesburg, MS..................        186       181.0          100        181.0    Dec-00       30          --       30
Jackson, MS......................        210       657.8          100        657.8    Sep-00       10          --       10
Laurel, MS.......................        246        81.3          100         81.3    Jun-01       30          --       30
McComb, MS.......................        269       110.1          100        110.1    Jun-01       30          --       30
Meridian, MS.....................        292       205.9          100        205.9    Jun-01       10          --       10
Natchez, MS......................        315        71.8          100         71.8    Jun-01       10          10       20
Tupelo, MS.......................        449       312.5          100        312.5    Mar-01       10          10       20
Vicksburg, MS....................        455        61.7          100         61.7    Jun-01       10          --       10
Maury Area Counties,
 TN(/3/)(/7/)....................        314       101.0          100        101.0    Dec-00       30          --       30
Longview, TX.....................        260       317.8          100        317.8    Online       30          10       40
Paris, TX........................        341        92.6          100         92.6    Jun-01       30          10       40
Texarkana, TX....................        443       265.8          100        265.8    Online       30          10       40
Tyler, TX........................        452       303.9          100        303.9    Online       30          --       30
Beaumont, TX.....................         34       459.1           80        367.3    Online       10          --       10
Lufkin, TX.......................        265       157.5           80        126.0    Dec-99       10          --       10
                                                --------                   -------
  Subtotal.......................                9,755.9                   9,632.6
Minority Interests:
 Baton Rouge, LA.................         32       676.1           14         94.7    Online       30          --       30
 Hammond, LA.....................        180       106.3           14         14.9    Dec-99       30          --       30
 Lafayette, LA...................        236       532.1           14         74.5    Online       30          --       30
 Biloxi, MS......................         42       399.0           14         55.9    Dec-99       30          --       30
                                                --------                   -------
  Subtotal.......................                1,713.5                     240.0

    Total........................               11,469.4                   9,872.6
                                                ========                   =======

-------
(1) Source: Paul Kagan Associates, Inc., 1999 PCS Atlas and Databook.
(2) Our 100% ownership represents 95% ownership by LA Unwired and 5% ownership by our affiliate, Cameron Communications Corporation.
(3) County based information.
(4) Includes Chilton, Cullman, Talladega, Coosa and Tallapoosa Counties.
(5) Includes Nevada, Clark, Dallas, and Grant Counties.
(6) Includes Grenada, Yalobusha, Tallahatchie and Montgomery Counties.
(7) Includes Maury and Giles Counties.

   The following table sets forth some information about our cellular markets (population in thousands):

                          Metropolitan                         Total           Spectrum
                            or Rural        Market       %   Population Online  (Owned
         Market          Service Area # Population (1) Owned   Owned     Date    MHz)
         ------          -------------- -------------- ----- ---------- ------ --------
Beauregard, LA..........   RSA 5 B-1        147.0       100%   147.0    Online    25
De Soto, LA.............   RSA 3 B-1         54.0       100%    54.0    Online    25
Lake Charles, LA........     MSA 197        179.9       100%   179.9    Online    25
Chambers, TX............      RSA 21         23.3        25%     5.8    Online    25
                                            -----              -----
Total...................                    404.2              386.7
                                            =====              =====

--------
(/1/Source:)Paul Kagan Associates, Inc., Cellular Telephone Atlas 1998.

Network Buildout Plan

   As of September 30, 1999, we had launched our PCS service in the following nine markets covering an aggregate population of approximately 3.0 million:
Alexandria, Houma, Lake Charles, Monroe and Shreveport, Louisiana and Beaumont, Longview-Marshall, Texarkana and Tyler, Texas. When we complete our network buildout, we expect to cover 55% to 75% of the population in a majority of markets in our service area.

   We expect that the combined proceeds of our financings will be sufficient to meet our funding requirements of $294.7 million to complete construction of our network buildout plan and to fund anticipated operating losses for the period from July 1999 through December 2001. We anticipate that we will complete network construction of our markets and will be providing PCS service to a licensed population of approximately 3.4 million by December 1999, to a licensed population of approximately 8.4 million by December 2000, and to our entire service area, covering a licensed population of approximately 9.9 million, by June 2001.

   In our network construction, we are focusing initially on the concentrated population and business centers of the major metropolitan areas in our service area and the adjoining interstate highways. We intend next to buildout the smaller markets surrounding the existing built out areas and will continue to buildout interstate and state highways. We intend to launch service only after a significant portion of the planned buildout for a given major city has been completed. In addition, prior to launching service, we will perform extensive field testing to ensure comprehensive and reliable coverage within a particular market. We are providing the overall project and construction management of the design, site acquisition, installation and testing of our PCS transmission system.

   Initial radio frequency design. Lucent Technologies, Inc. and the engineering firm of 3Ngineering, L.L.C. are performing the initial radio frequency design for our network. Lucent or 3Ngineering determines the required number of cell sites to operate our network and identifies the general geographic areas for proposed cell site locations. The initial radio frequency design has been completed for all of our markets that are expected to be completed by December 2000, and 30% of the design has been completed for our markets that are expected to be completed by June 2001.

   Site identification, acquisition and construction. For those sites that we do not identify and acquire ourselves, we use Faulk and Foster to identify and acquire the sites on which we will locate the towers, antennae and other equipment necessary for the operation of our PCS system. After a general geographic area for a cell site is identified, Faulk and Foster, or we, survey potential sites to identify two potential tower sites within each geographic location and evaluate them based on various engineering criteria and economic desirability.

   We obtain cell sites in three ways: (1) co-location, (2) construction of a tower by an independent build-to-suit company, or (3) construction of a tower by us. We prefer to co-locate with another wireless company by leasing space on an existing tower or building. The advantages of co-location are lower construction costs and the likelihood that any zoning difficulties have been resolved. We believe that approximately 833 cell sites are needed to achieve 65% to 75% coverage of the population in our service area. Based on our work to date, we expect that approximately 40% of our cell sites will be co-located on existing sites, 10% will be built-to-suit by tower construction companies and 50% will be constructed by us.

   Microwave relocation. Prior to the FCC's auction of PCS licenses in the 1850-1970 MHz frequency bandwidths, these frequencies were used by various fixed microwave operators. The FCC has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. We have completed relocation of all microwave paths that currently use bandwidth owned by us. Sprint PCS is assisting us in relocating the microwave paths that use bandwidth owned by Sprint PCS and is analyzing these relocations as we continue the buildout of our network. Including cost sharing for relocations performed by other PCS licensees and considering cost sharing reimbursements from other PCS licensees, we expect to spend a net total of less than $20.0 million for microwave relocation expenses. We plan to complete the microwave relocation for all paths that use Sprint PCS-owned spectrum prior to our targeted buildout completion date.

   Switching centers. To cover our service area population of approximately 9.9 million, we will use five switching centers located in our four markets of Shreveport and Lake Charles, Louisiana, Jackson, Mississippi and Montgomery, Alabama. The Shreveport location has been leased, and construction has been completed. The Lake Charles, Jackson and Montgomery locations are expected to be leased and built on a timely basis in conjunction with the scheduled launch for the markets that are expected to be completed by June 2001. Each switching center will serve several purposes, including, among other things, routing calls, managing call handoff, managing access to landlines and providing access to voice mail.

   Interconnection. Our digital PCS network will connect to the landline telephone system through local exchange carriers. Prior to entering the Sprint PCS agreements, we entered into interconnection agreements with BellSouth. Through our agreements with Sprint PCS, we have the opportunity to benefit from Sprint PCS-negotiated interconnection agreements.

   Long distance and back haul. We have entered into a long distance agreement with our affiliate, Cameron Communications Corporation, which provides preferred rates for long distance services; however, we also have the option to purchase long distance services from Sprint PCS at favorable wholesale rates.

   Network communications equipment. Lucent will supply the radio base stations, switches and other related PCS transmission equipment, software and services necessary for our markets that are expected to be built out by December 2000. Lucent has assigned a dedicated project management team to assist us in the installation and testing of the transmission equipment. We are currently entertaining competing bids for the provision of these products and services for our markets that are expected to be completed by June 2001.

   Network monitoring systems. Our network operations center in Lake Charles, Louisiana will provide around-the-clock monitoring and maintenance of our entire network, including the constant monitoring of all base stations, switches and system quality (for blocked or dropped calls, call clarity and evidence of tampering, cloning or fraud), the recording of network traffic and the overseeing of interface among customer usage, data collected at switch facilities and billing.

Services and Features

   We offer established Sprint PCS products and services throughout our service area. Our products and services are designed to mirror the service offerings of Sprint PCS and to integrate seamlessly with the Sprint PCS nationwide network. Our 100% digital, 100% PCS network has significant advantages over competing digital networks.

   Improved quality and technology. As the quality of digital wireless telephony networks continues to approach that of wireline systems, increased customer usage is expected. We believe that PCS providers will be first to be able to offer mass market wireless applications in competition with switched and direct access local telecommunications services.

   100% digital wireless mobility. Our PCS network is part of the largest 100% digital, 100% PCS network in the nation. We offer customers in our service area enhanced voice clarity, advanced features, and simple, affordable Sprint PCS "Free and Clear" pricing plans. These plans include long distance and wireless airtime minutes for use throughout the Sprint PCS network at no additional charge. Our basic wireless service includes voice mail, caller ID, enhanced call waiting, three-way conferencing, call forwarding, distinctive ringing and call blocking.

   Nationwide service. Sprint PCS customers in our service area can use Sprint PCS services throughout our markets and seamlessly throughout the Sprint PCS nationwide network. Dual-band/dual-mode handsets allow analog roaming on wireless networks where CDMA coverage is not available.

   Caller ID, voicemail, message waiting indicator, short messaging, paging. Caller ID enables users to choose which calls to accept and which to send to voicemail, a feature that boosts customer willingness to leave the phone on for incoming calls. Digital voicemail is available at a very cost effective rate and allows for fewer missed calls. Digital handset displays with message waiting indicators eliminate the need to "dial-in" to check voicemail and permit the delivery of short messages similar to e-mail or alpha-numeric paging.

   Advanced handsets. Our dual-band/dual-mode PCS handsets allow customers to make and receive calls on both PCS and cellular frequency bands using both digital and analog technology. These advanced handsets allow seamless roaming on cellular networks where compatible PCS service is not offered, and they can be equipped for a variety of enhanced features and applications.

   Extended battery life. Our digital handsets are capable of operating in sleep mode while powered on but not in use, thus improving efficiency and extending battery life by an estimated five to six times of that of analog handsets. We expect that this feature will increase usage, especially for incoming calls, as the phone can be left on for longer periods.

   Improved voice quality. Our technology offers significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, all of which result in fewer dropped calls.

   Voice privacy. We use technology that provides secure voice transmissions encoded into a digital format for greater privacy and fraud protection as a result of the increased difficulty in decoding a call.

   We believe that new features and services will be developed on the Sprint PCS nationwide network to take advantage of CDMA technology. As a leading wireless provider, Sprint PCS conducts ongoing research and development to produce innovative services that give Sprint PCS a competitive advantage. We offer a portfolio of products and services developed by Sprint PCS to accommodate the growth in, and the unique requirements of, high speed data traffic. We plan to provide, when available, a number of applications for wireless data services including facsimile, internet access and point-of-sale terminal connections.

Marketing Strategy

   We use a two-tiered marketing approach that leverages Sprint PCS's nationwide presence, brand name and proven strategies which have enabled Sprint PCS to become a leading provider of PCS service in the United States and simultaneously capitalizes on our regional focus, our history of providing communications services and our ability to respond quickly and creatively to changing customer needs.

   Use of Sprint PCS's brand name and marketing. We capitalize on the marketing opportunities derived from our Sprint PCS relationship, including exclusive use of the Sprint(R) and Sprint PCS(R) logos in our service area, nationwide coverage, favorable vendor contracts, long-term traveling arrangements with prescribed pricing (including exclusive carrier status for Sprint PCS affiliated traveling traffic), access to Sprint PCS's technological developments, use of Sprint PCS's national marketing plan and an expansive home calling area.

   Pricing. Our use of the Sprint PCS pricing strategy offers customers in our service area simplified, customer-friendly service plans with preferred options and features. Under our agreements with Sprint PCS, we offer Sprint PCS's consumer pricing plans, including the "Free and Clear" price plans. Sprint PCS's consumer pricing plans typically offer service features such as voicemail, enhanced caller ID, call waiting, three-way calling and low per-minute rates. Lower per-minute rates relative to analog cellular services are possible because the CDMA technology that we and Sprint

PCS use has greater capacity, which enables us to market high-use customer plans at significantly lower prices.

   Sprint PCS's "Free and Clear" price plans offer a suite of simple and affordable rate plans for every consumer and business customer. These plans include large numbers of base minutes which can be used anywhere in the United States that is part of Sprint PCS's 100% digital network and in areas covered under Sprint PCS's numerous traveling agreements with other Sprint PCS affiliates. These plans also include free long distance calling from anywhere on Sprint PCS's nationwide network. All of Sprint PCS's current national plans:

  . include minutes in any Sprint PCS market (with no traveling charges);

  . are feature-rich and generally require no annual contracts and contain no hidden charges;

  . offer a wide selection of phones to meet the needs of consumers and businesses; and

  . provide the first incoming minute free.

   Advertising. Our ability to benefit from the Sprint PCS name and reputation allows us to achieve customer growth more efficiently than competitors with low brand awareness. Sprint PCS has launched a national advertising campaign to promote its products, and we benefit from this national advertising in our service area at no additional cost to us. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free ancillary services. We are able to purchase promotional materials related to these programs from Sprint PCS at their cost.

   In addition, Sprint PCS is a sponsor of numerous selective, broad-based national, regional and local events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional activities and enhance our promotional efforts in our service area.

   Prepaid Subscribers. US Unwired is a leading proponent of prepaid products in the wireless industry. Industry experts believe that 70% of all new wireless activations will be prepay by 2002. We have developed a proprietary real time debit system that permits us to track minutes of use, replenish minutes and extinguish minutes not used within 30 days.

   Our prepaid services include a pre-packaged wireless handset, marketed under the brand name Chatpak(TM), that is pre-activated and includes a pre-set number of minutes. US Unwired has been able to capture substantial market share by simplifying the phone activation process and allowing the subscriber to control pre-set spending limits. A key component of any prepaid product is the carrier's ability to encourage the subscriber to purchase minutes. We have implemented three key strategies designed to promote high levels of prepaid usage: handset pricing, airtime replenishment and dedicated customer care.

   We believe that the handsets should be priced at a level that encourages the subscriber to regard the handset as a reusable asset and not an impulse purchase. We do not subsidize the phone sales to prepay subscribers to the same extent as we do for sales to post-pay subscribers. We price prepaid minutes at effectively the same rates as our post-pay plans.

   The subscriber may recharge the handset at hundreds of US Unwired's convenient locations, including our stores, indirect retailers and vending machines located in high traffic areas. Other options include inbound telesales with credit card purchases of airtime through our customer care department or our computerized interactive voice response unit. The dedicated customer care team contacts each prepaid subscriber within 30 days following the purchase of the handset to welcome the subscriber and to validate the subscriber's knowledge of the handset and how to replenish airtime.

   Finally, we have focused our efforts toward subscriber retention. We receive weekly and monthly reports of prepay usage which allow us to turn our attention to those subscribers who show less than normal usage patterns.

   Regional focus and customer care. Our regional focus enables us to supplement Sprint PCS's marketing strategies with our own strategies tailored to each of our specific markets. This includes attracting local businesses to enhance our distribution and drawing on our management team's local experience. Our large local sales force executes our marketing strategy through our retail stores and kiosks. Our outside sales force targets business sales. Additionally, we are staffing our retail outlets with full-time customer care representatives to interface directly with the customers concerning billing and service issues.

   We direct our media and promotional efforts at the community level by advertising Sprint PCS's products and services through television, radio, print advertisements, outdoor advertising, billing inserts and promotional displays in our retail stores. We market our products and services under the name US Unwired co-branded with the Sprint(R) and Sprint PCS(R) logos. Also, we sponsor local and regional events. In addition, Sprint PCS's existing agreements with national retailers provide us with access to over 250 national retail locations in our service area.

   In the area of pricing, we offer the business user substantial economic savings on such features as:

  . home regional roaming rates;

  . free long distance throughout the contiguous United States;

  . voicemail; and

  . reduced rates for incoming calls.

In addition, we offer shared minute pools, which are available for businesses and families who have multiple wireless users who want to share the base plan of minutes.

   We are committed to building strong customer relationships by providing customer care that exceeds expectations. Our customer care representatives are accessible from any of our handsets at no charge. Our web-based services include online account specific information that allows customers to check billing or otherwise manage their accounts.

   Bundling and affinity marketing. We bundle our wireless communications services with our other communications services, including discounted long distance services, internet access and CLEC services.

Sales and Distribution

   We target a broad range of consumer and business markets through a multiple channel sales and distribution plan. Our plan uses traditional cellular channels, such as our own retail stores, mass merchandisers and other national retail outlets, independent agents and an outside sales force, as well as lower-cost channels such as direct marketing and a corporate website.

   Retail stores. We currently have 14 retail stores and six kiosks in operation and plan to open between 30 and 40 additional retail stores. Our retail stores are located in the principal retail districts in each market. Kiosks, which are located in Walmart stores, maximize our retail presence in some of our markets and take advantage of high traffic areas. We make extensive use of our stores and kiosks for the distribution and sale of our handsets and services. Sales representatives in these stores and kiosks receive in-depth training which allows them to explain PCS service in an informed manner. We believe that these representatives will foster effective and enduring customer relationships.

   Independent agents. We have a network of over 270 independent agents which create additional opportunities for local distribution. Most of these businesses are family-owned consumer electronics dealers and wireless telecommunication retailers.

   Mass merchandisers and outlets. We complement our retail store and independent agent strategies with mass market retail outlets. We are negotiating distribution agreements based on Sprint PCS's arrangements with national and regional mass merchandisers and consumer electronic retailers, including Radio Shack, Office Depot, Circuit City, Dillard's, Sam's Wholesale Club, Office Max and Best Buy. There are over 250 national retail outlet locations where our customers can purchase our services. These distributors are chosen based upon their ability to target customers in our service area. We support their dedication of valuable floor space to wireless communications products through a local team of retail merchandisers, attention-grabbing point of sale materials and consumer appeal.

   Outside sales force. We participate in Sprint PCS's national accounts program, which targets Fortune 1000 companies. Under this program, when a Sprint PCS representative reaches an agreement with the corporate headquarters of a Fortune 1000 company, we service the offices of that corporation that are located within our service area. We generate additional subscribers through Sprint PCS's Business to Business Accounts Teams, which call on businesses of all sizes below the Fortune 1000 tier. In addition, our own outside corporate sales force targets businesses that are not covered by Sprint PCS's national accounts program or its Business to Business Account Teams.

   Inbound telemarketing. Sprint PCS provides inbound telemarketing sales when customers call from our service area. As the exclusive provider of Sprint PCS products and services in our market, we expect to use the national Sprint PCS
(800) 480-4PCS number campaigns that generate call-in leads. These leads are then handled by a US Unwired retail outlet.

   Electronic commerce. Sprint PCS launched an internet site in December 1998 which contains information on Sprint PCS products and services. A visitor to Sprint PCS's internet site who is interested in purchasing a handset for postal zip codes in our service area is referred to our toll free customer care telephone number for assistance. Customers in our service area who will purchase products and services over the Sprint PCS internet site become customers of our PCS network.

   Direct marketing and website. In addition to Sprint PCS's efforts, we use direct marketing efforts through direct mail and our own website. We are developing these less expensive and more innovative sales channels to complement the retail presence within our service area as the buildout continues. Our website, www.usunwired.com, provides current information about us, our markets and our product offerings and includes an online store. Our web-based services include online account specific information that allows customers to check billing or otherwise manage their accounts.

CDMA Technology

   Sprint PCS's nationwide network and its affiliates' networks all use digital CDMA technology. CDMA technology is fundamental to accomplishing our business objective of providing high volume, high quality airtime at a lower cost. We believe that CDMA provides important system performance benefits.

   Voice quality. CDMA systems offer more powerful error correction, less susceptibility to fading and reduced interference than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice quality that is comparable to the typical wireline telephone. This CDMA voice coding technology also employs adaptive equalization which filters out distracting background noise more effectively than existing wireline, analog cellular or other digital PCS phones.

   Greater capacity. CDMA technology allows a greater number of calls within one allocated frequency and reuses the entire frequency spectrum in each cell. CDMA systems are expected to provide capacity gains of up to seven to ten times over the current analog system and up to three times greater than TDMA and GSM systems. We believe that by the end of 1999 a new voice coding technology will be available for CDMA networks and is expected to increase the capacity of the system by approximately 40%. This new voice coding standard is referred to as Enhanced Variable Rate Coding, or EVRC, and will allow the network to support additional capacity while maintaining the high level of voice quality associated with digital networks. We will utilize the EVRC technology throughout our PCS network to increase capacity. Additional capacity improvements are expected for CDMA networks over the next two years as new third generation standards are approved and implemented that will allow for high-speed data and an even greater increase in the voice traffic capacity.

   CDMA technology is designed to provide flexible, or soft, capacity that permits a system operator temporarily to increase the number of telephone calls that can be handled within a cell. When capacity limitations in analog, TDMA and GSM systems are reached, additional callers in a given cell must be given a busy signal. Using CDMA technology, the system operator can allow a small degradation in voice quality to provide temporary increases in capacity. This reduces blocked calls and increases the probability of a successful cell-to-cell hand-off.

   Soft hand-off. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks, all of which use a "hard hand-off" and disconnect the call from the current cell site as it connects with a new one.

   Integrated services. CDMA systems permit us to offer advanced features, including voice mail, caller ID, enhanced call waiting, three-way conferencing, call forwarding, paging and text-messaging.

   Privacy and security. One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities which will further enhance overall network security.

   Simplified frequency planning. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference and maximize capacity. Currently, cellular service providers spend considerable money and time on frequency planning. Because TDMA and GSM based systems have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM based systems is expected to be comparable to planning for the current analog systems. With CDMA technology, however, the same subset of allocated frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

   Longer battery life. Due to their greater efficiency in power consumption, CDMA handsets can provide up to two days of standby time and four hours of talk time availability. This generally exceeds the battery life of handsets using alternative digital or analog technologies.

Competition

   We will compete in our service area with the incumbent cellular providers and new PCS providers. The cellular providers in our service area serve different geographic segments of our service area, but no one cellular carrier provides complete coverage throughout our service area. Some of these cellular providers offer a digital product also, but typically covering only a small segment of our service area. Of our PCS competitors, only PrimeCo, TeleCorp PCS, Inc., Tritel PCS, Inc. and Alltel Corp. will provide service comparable to ours in our service area. PrimeCo, like we do, uses CDMA technology. PrimeCo is licensed to offer PCS services in all of our Louisiana and Texas markets but has not indicated any intention to buildout a network in these markets. TeleCorp is expected to be a competitive PCS provider in our Monroe, Louisiana market and in our Arkansas markets. Tritel will compete with us in our Mississippi and Alabama markets. TeleCorp and Tritel both employ TDMA technology and are members of the AT&T wireless network. Alltel is a current PCS provider in several of our markets. Our ability to compete effectively with these other providers will depend on a number of factors, including the continued success of CDMA technology in providing better call quality and clarity as compared to analog and digital cellular systems, our competitive pricing with various options suiting individual subscriber's calling needs and the continued expansion and improvement of the Sprint PCS nationwide network, customer care system and handset options.

   We will compete also with paging, ESMR and dispatch companies in our markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller.

   In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. Although some of these technologies and services are currently operational, others are being developed or may be developed in the future.

   We do not currently face competition from resellers on our facilities. A reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public but does not hold FCC licenses or own facilities. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. We expect to continue to be subject to the FCC rule that requires most cellular and PCS licensees to permit resale of carrier service.

   Over the past several years the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS services. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain subscribers principally on the basis of services and features, the size and location of our service areas, network coverage and reliability, customer care and pricing. Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

Government Regulation

   The FCC and, depending on the jurisdiction, state and local regulatory agencies, regulate the licensing, construction, operation, acquisition and sale of PCS and cellular systems in the United States. To the extent that we conduct operations as a competitive local exchange carrier, we are subject to further regulation by the FCC and state authorities.

   Licensing of PCS systems. A broadband PCS system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband PCS service. Narrowband PCS is for non-voice applications such as paging and data service and is separately licensed. The FCC has segmented the United States into PCS markets as follows:
51 large regions called major trading areas, or MTA's, which in turn are composed of 493 smaller regions called basic trading areas, or BTA's. Two licenses are awarded for each MTA and four for each BTA, so that generally six licensees will be authorized to compete in each area. The two MTA licenses authorize the use of 30 MHz of spectrum. One of the BTA licenses is for 30 MHz of spectrum, and the other three are each for 10 MHz of spectrum. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party.

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   The FCC awards all PCS licenses by auction. Due to defaults in payment of the bid price, many FCC licenses have been re-auctioned.

   We hold certain F-Block PCS licenses, which we obtained from the FCC through a competitive bidding process in which we were required to qualify as a "designated entity." Our "designated entity" status may impose some limitations on our ability to accept additional equity investments in the future.

   All PCS licenses have a 10-year term and must thereafter be renewed. The FCC will award a renewal expectancy to a PCS licensee that has provided substantial service during its past license term and substantially complied with applicable FCC rules and policies and the Communications Act of 1934. All PCS licensees must satisfy coverage requirements. Licensees that fail to meet the coverage requirements may be subject to a loss of service area that is not covered or forfeiture of the license.

   For a period of up to five years after the grant of a PCS license (subject to extension), a PCS license will be required to share spectrum with existing licensees that operate fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate our PCS systems efficiently and with adequate population coverage, we are required to relocate many of these incumbent licensees. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (1) a transition plan to relocate such microwave operators to other spectrum blocks and (2) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefitting PCS licensees will share the cost of the relocation. Initially, this transition plan allowed most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two-year mandatory negotiation period. The FCC has recently shortened the voluntary negotiation period by one year (without lengthening the mandatory negotiation period) for non-public safety PCS licensees in the C, D, E and F Blocks. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations.

   PCS systems are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennae and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. State or local zoning and land use regulations also apply to our activities.

   The Communications Act of 1934 preempts state and local regulation of the entry of, or the rates charged by, any provider of commercial mobile radio service which includes PCS and cellular service, or any private mobile radio service, and the FCC does not regulate such rates.

   Licensing of cellular telephone systems. FCC regulations specify that two cellular radio licenses are available for any given area within each of the FCC-designated markets in the

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United States. Frequency B Block licenses were initially awarded to incumbent landline local exchange carriers, and frequency A Block licenses were initially awarded to non-incumbents. Apart from the different frequency blocks, there is no technical difference between A Block and B Block cellular systems, and the operational requirements imposed on each system are the same. The regulatory distinction between the two types of systems concerns only an applicant's eligibility to apply for an initial authorization.

   The FCC awards all cellular licenses by auction. Auctions are to be held in the future for several markets in which the initial selected applicant has been disqualified. Cellular licenses are issued generally for a 10-year term beginning on the date of the grant of the initial operating authority and are renewable upon application to the FCC for periods of up to 10 years. The FCC may revoke a license prior to the end of its term in extraordinary circumstances, such as serious violations of FCC rules.

   Near the conclusion of the license term, licensees must file applications for renewal of licenses to obtain authority to operate for up to an additional 10-year term. Applications for license renewal may be denied if the FCC determines that the grant of an application would not serve the public interest. In addition, at license renewal time, other parties may file competing applications for the authorization. In the event that qualified competitors file applications for a licensee's market, the FCC may be required to hold a hearing to determine whether the incumbent or the competitor will receive the license. In 1993, the FCC adopted specific standards for cellular renewals, concluding that it will award a renewal expectancy to a cellular licensee that meets specified standards of past performance. If the existing licensee receives a renewal expectancy, it is very likely that the existing licensee's cellular license will be renewed without a full comparative hearing. As with the PCS licenses, the FCC will award a renewal expectancy to a cellular licensee that has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act of 1934.

   Cellular radio service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters, including the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees to avoid interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals that they emit must fall within specified parameters.

   Additionally, the FCC regulates cellular service resale practices and the terms under which ancillary services may be provided through cellular facilities. As with the PCS systems, cellular systems are subject to FAA regulations respecting the location, lighting and construction of cellular transmitter towers and antennae and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. State or local zoning and land use regulations may also apply. We use landline facilities to connect cell sites and to link them to the main switching office. These landlines are separately licensed by the FCC and are subject to regulation as to technical parameters and service.

   Other regulatory requirements. The FCC imposes a variety of additional regulatory requirements on all commercial mobile radio service, or CMRS, operators, which include both PCS and cellular systems as well as certain SMR systems. These requirements are subject to change

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through administrative and judicial proceedings, as well as new legislation, and several of those described below are currently under reconsideration by the FCC. Some of the more significant regulatory requirements include the following:

  . Resale. Most CMRS operators, including ourselves, may not restrict the resale of their services so that resellers may use the facilities of the CMRS operator to introduce a competitive service.

  . Roaming. CMRS carriers must provide service to all qualified roamers, subscribers of a compatible CMRS service in another geographic region.

  . Number portability. CMRS carriers will be required to allow their customers to take their phone numbers with them if they change to a competitive service and must be able to deliver calls to ported numbers.

  . Enhanced 911. CMRS carriers must be able to transmit 911 calls from any qualified handset without credit check or validation, will be required to provide 911 service from individuals with speech or hearing disabilities, and are required to provide the location of the 911 caller, within an increasingly narrow geographic tolerance over time.

  . Wiretaps. CMRS carriers must provide law enforcement personnel with a sufficient number of ports and technical assistance in connection with the wiretaps on the CMRS network.

  . Calling party pays. The FCC is considering mechanisms to permit CMRS operators to charge the party initiating the call (even if not the CMRS subscriber).

  . Customer information. The FCC imposes restrictions, some of which were recently struck down by a federal appeals court, on a CMRS carrier's use of "Customer Proprietary Network Information," derived from a customer's billing records and useful in connection with marketing additional services.

  . Interconnection. All telecommunications carriers, including CMRS carriers, must interconnect directly or indirectly with other telecommunications carriers. Both state and federal regulators have jurisdiction over certain aspects of this interconnection, including price and quality, although questions of jurisdiction and the content of the regulations are still being litigated. In general, implementation of interconnection since the enactment of the Telecommunications Act of 1996 has improved the price and terms on which CMRS carriers can obtain interconnection from the local telephone companies.

  . Universal service and other fees. The FCC imposes universal service support fees on telecommunications carriers, including CMRS carriers, which have been significant in magnitude. Other, lesser fees are imposed by the FCC to support telecommunications relay service, number portability, the cost of FCC regulation and other matters.

  . Spectrum cap. Under the FCC's current rules specifying spectrum aggregation limits affecting broadband PCS licenses, no entity may hold attributable interests (generally defined as, (a) 20% or more of the equity, (b) 40% or more of the equity, if held by a small business, rural telephone company, or investment company, (c) a general partnership interest, or (d) an officer or director position) in licenses for more than 45 MHz of PCS, cellular and some specialized mobile radio, called SMR, services in Metropolitan Statistical Areas and 55 MHz

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    in Rural Service Areas where there is significant overlap in any geographic area. Significant overlap will occur when at least ten percent of the population of the PCS licensed service area is within the cellular and/or SMR service area(s). We believe that we are in compliance with these spectrum aggregation limits.

   Transfers and assignments of PCS and cellular licenses. The Communications Act of 1934 and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a PCS or cellular system. In addition, the FCC has established transfer disclosure requirements that require licensees who transfer control of or assign a PCS license with the first three years of their license term to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval. Any acquisition or sale by us of PCS or cellular interests may also require the prior approval of the Federal Trade Commission and the Department of Justice, if over a specified size, as well as state or local regulatory authorities having competent jurisdiction.

   Foreign ownership. The Communications Act of 1934 prohibits more than 20% of any licensee's equity being owned of record or voted by non-United States citizens or their representatives, a foreign government or its representative, or any corporation organized under the laws of a foreign country. In addition, the FCC may decline to allow a licensee to be indirectly controlled by another entity more than 25% of the equity of which is owned of record or voted by foreign interests, although the FCC presumes that up to 100% ownership by citizens of countries that have entered into the World Trade Organization's basic accord on telecommunications will be in the public interest. If foreign ownership exceeds the permitted level, the FCC may revoke PCS licenses or require an ownership restructuring. We believe that we comply with these limitations.

Intellectual Property

   The Sprint(R) and Sprint PCS(R) brand names and logos are service marks owned by Sprint and registered with the United States Patent and Trademark Office. Pursuant to license agreements with Sprint, we use, on a royalty free basis and solely within our service area, the Sprint design logo and "diamond" symbol and other service marks of Sprint, such as the phrases "The Clear Alternative to Cellular" and "Clear Across the Nation," in connection with marketing, offering and providing licensed services to subscribers. Our license agreements with Sprint grant us the right and license to use some of their licensed marks on permitted mobile phones. The license agreements contain numerous restrictions with respect to the use and modification of their licensed marks. We have the exclusive right to market Sprint PCS products and services in our service area subject to Sprint PCS national marketing programs.

Employees

   As of September 30, 1999, we employed approximately 580 people. Our employees are currently not represented by a union. A recent employee survey conducted by an independent third party reported a high level of job satisfaction for over 90% of the employees surveyed.


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Properties

   We lease space for our switches in Lake Charles and Shreveport, Louisiana, and for our corporate operations, network operators and customer care and data center in Lake Charles, Louisiana. We presently own two store sites, and we lease seven store sites in Louisiana and five in Texas. We own 96 cell sites in Louisiana, and we lease an additional 39 cellular, PCS, paging and microwave sites in Louisiana. In Texas and parts of Arkansas, we own 69 sites and lease 48.

   We are currently negotiating the purchase of an 11-story, 115,300 square foot office building in downtown Lake Charles to serve as our corporate headquarters. Although negotiations have not been finalized, we anticipate purchasing the facility for approximately $2.7 million. Even though we are in the initial stages of evaluating the project, we expect that additional expenditures at least equal to the purchase price will be incurred over several years to upgrade and renovate the facility.

Legal Proceedings

   We are from time to time involved in litigation that we believe ordinarily accompanies the communications business. We do not believe that any of our pending or threatened litigation will result in an outcome that would materially impair our business.

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                              SPRINT PCS AGREEMENTS

Summary Overview of Sprint PCS Relationship and Agreements

   We will have three management agreements with Sprint PCS. The first management agreement, as amended, was entered into as of June 8, 1998, and provides for LA Unwired to be the manager of the Sprint PCS business in the service areas listed below. We own the PCS licenses for the Alexandria, Lake Charles, Monroe and Shreveport, Louisiana and Longview-Marshall, Paris and Texarkana, Texas service areas.

   El Dorado-Magnolia-Camden, Arkansas       Shreveport, Louisiana
   Pine Bluff, Arkansas                      Longview-Marshall, Texas
   Alexandria, Louisiana                     Paris, Texas
   Houma-Thibodaux, Louisiana                Texarkana, Texas
   Lake Charles, Louisiana                   Tyler, Texas
   Monroe, Louisiana

   The second Sprint management agreement, as amended, was entered into as of February 8, 1999, and gives LA Unwired the right to manage Sprint PCS services in the following service areas:

   Anniston, Alabama                     Pensacola, Florida
   Birmingham, Alabama (Chilton,         Tallahassee, Florida (Jackson county
   Cullman, Talladega, Coosa and         only)
   Tallapoosa counties only)             Columbus, Mississippi
   Decatur, Alabama                      Greenville, Mississippi
   Florence, Alabama                     Hattiesburg, Mississippi
   Gadsen, Alabama                       Jackson, Mississippi
   Huntsville, Alabama                   Laurel, Mississippi
   Mobile, Alabama                       McComb, Mississippi
   Montgomery, Alabama                   Memphis, Mississippi (Grenada,
   Selma, Alabama                        Montgomery, Tallahatchie and
   Tuscaloosa, Alabama                   Yalobusha counties only)
   Hot Springs, Arkansas                 Meridian, Mississippi
   Little Rock, Arkansas (Clark,         Natchez, Mississippi
   Dallas, Grant and Nevada counties     Tupelo, Mississippi
   only)                                 Vicksburg, Mississippi
   Fort Walton Beach, Florida            Nashville, Tennessee (Maury and Giles
   Panama City, Florida                  counties only)

   As part of the Meretel transaction described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," an additional Sprint agreement will be entered into prior to the end of 1999 that will give Texas Unwired, a Louisiana general partnership, the right to manage Sprint PCS services in these additional service areas:

   Beaumont-Port Arthur, Texas
   Lufkin-Nacogdoches, Texas


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   Our rights with respect to the areas under the 1998 Sprint agreement and all of the areas under the 1999 Sprint agreements are subject to our obtaining sufficient financing for the design, construction and management of the additional service areas covered by these agreements. We currently have in place financing for the primary service areas covered by the 1998 Sprint agreement. The following service areas are currently operational: Alexandria, Lake Charles, Monroe and Shreveport, Louisiana, and Beaumont-Port Arthur, Longview-Marshall and Tyler, Texas.

   The Sprint management agreements authorize us to be the manager of the Sprint PCS network in the areas covered by the applicable Sprint management agreement. Sprint PCS owns the PCS licenses for all of the service areas covered by the Sprint management agreements (other than the Alexandria, Lake Charles, Monroe and Shreveport, Louisiana and Longview-Marshall, Paris and Texarkana, Texas service area licenses which we already own) and the right to use the licenses is afforded to us pursuant to the management agreements.

   We are required pursuant to the Sprint management agreements to (1) construct and manage the service area networks in compliance with the licenses and the terms of the Sprint management agreements, (2) distribute Sprint PCS products and services and establish distribution areas in the service areas,
(3) conduct advertising and promotion activities in the service areas (including mutual decisions to suspend advertising for reasonable periods of time) and (4) manage the portion of the customer base of Sprint PCS that has an area code and prefix assigned to the service area network.

   Sprint PCS has the unlimited right to access the service area network for Sprint PCS constructed by us under the agreements. Sprint PCS pays a management fee to us to use the service area network for sales and marketing costs and for management of those service areas where we do not use our licenses. In areas where we use our own licenses, we pay Sprint a fee to be a Sprint PCS affiliate.

   Each Sprint management agreement contains program requirements established by Sprint PCS that must be adhered to by us. These requirements are intended to establish uniform and consistent program requirements to be used throughout the nationwide Sprint PCS network. The program requirements include provisions regarding the management of the service area network, our participation in Sprint PCS distribution programs on a national and regional basis, cost sharing and auditing in connection with distribution programs, handset logistics and distribution, retail store guidelines, participation in Sprint PCS national account programs, establishment of integrated networks with Sprint PCS in each area serviced by us, roaming and inter-service area programs, adherence to Sprint technical program requirements, customer service requirements regarding matters related to customer care, invoice presentation, billing cycles, management of fraud and receivables and disaster contingencies. We are required to adhere to these various Sprint program requirements as such requirements may be changed by Sprint PCS from time to time.

   In addition to the Sprint PCS management agreements, we have entered into trademark and service mark license agreements with Sprint Communications Company, L.P. and trademark and service mark license agreements with Sprint Spectrum L.P. We plan to enter into a Services Agreement pursuant to which Sprint will provide us on a contract basis with selected back office functions such as billing and customer care for a limited number of our markets.


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

  The material terms of our relationship and agreements with Sprint PCS are as follows.

The Management Agreements

  Under our management agreements with Sprint PCS, we have agreed to:

  . construct and manage a network in our service area in compliance with our and Sprint PCS's PCS licenses and the terms of the management agreement;

  . distribute Sprint PCS products and services;

  . use Sprint PCS's and our own distribution channels in our service area;

  . conduct advertising and promotion activities in our service area; and

  . manage that portion of Sprint PCS's customer base assigned to our service area.

   Sprint PCS will supervise our PCS network operations and has the right to unconditional access to our PCS network.

   Exclusivity. We have the exclusive right to manage or operate a PCS network for Sprint PCS in our service area. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our service area while our management agreements are in place. Sprint PCS may make national sales to companies in our service area and, as required by the FCC, may resell Sprint PCS products and services in our service area. If Sprint PCS decides to expand the geographic size of our buildout, Sprint PCS must provide us written notice of the proposed expansion. We have 90 days to determine whether we will buildout the proposed area. If we do not exercise this right, Sprint PCS can buildout the proposed area or permit another third party to do so.

   Network buildout. The management agreements specify the terms of the Sprint PCS affiliation, including the required network buildout plan. We have agreed to cover a specified percentage of the population at coverage levels ranging from 65% to 75% within each of the 38 markets which make up our service area by specified dates ending on June 2001.

   Products and services. The management agreements identify the products and services that we can offer in our service area. These services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS products and services if those additional products and services do not cause distribution channel conflicts or, in Sprint PCS's sole determination, consumer confusion with Sprint PCS's products and services. We may cross-sell services such as internet access, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we name the Sprint-owned local exchange carrier as the exclusive distributor or Sprint PCS approves the terms and conditions.

   We participate in the Sprint PCS sales programs for national sales to customers and pay the expenses and receive the compensation from national accounts located in our service area. We have

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entered into a long distance agreement with our affiliate, Cameron
Communications Corporation, which provides preferred rates for long distance services; however, we also have the option to purchase long distance services from Sprint PCS at favorable wholesale rates.

   Service pricing, traveling and fees. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS's "Free and Clear" plans. We are permitted to establish our own local price plans for Sprint PCS's products and services only offered in our service area, subject to Sprint PCS's approval. Our management agreements with Sprint PCS require total collected revenue sharing of 8% to Sprint PCS and 92% to US Unwired, except for amounts collected with respect to taxes. US Unwired retains 100% of revenues from non-US Unwired Sprint PCS customers traveling in our service area, sales of handsets and accessories and proceeds from sales not in the ordinary course of business. Although many Sprint PCS subscribers will purchase a bundled pricing plan that allows traveling anywhere on the Sprint PCS and affiliates' network without incremental traveling charges, we earn roaming revenues from every minute that a "foreign" subscriber's call is carried on our PCS network. We earn revenues from Sprint PCS based on an established per minute rate for Sprint PCS's or its affiliates' subscribers traveling in our service area. Similarly, we pay for every minute that our own subscribers use the Sprint PCS nationwide network outside our service area. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS's third party roaming agreements.

   Advertising and promotions. Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. We are responsible for advertising and promotion in our service area. Sprint PCS's service area includes the urban markets around our service area. Sprint PCS will pay for advertising in these markets. Given the proximity of those markets to ours, we expect considerable overlap from Sprint PCS's advertising in surrounding urban markets.

   Program requirements. We will comply with Sprint PCS's program requirements for technical standards, customer service standards, national and regional distribution, national accounts programs and traveling and inter-service area services. Sprint PCS can adjust the program requirements from time to time. We have the right to appeal to Sprint PCS's management adjustments which could cause an unreasonable increase in cost to us if the adjustment: (1) causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long term debt, or (2) causes our operating expenses to increase by more than 10% on a net present value basis. If Sprint PCS denies our appeal and we do not comply with the program adjustment, Sprint PCS has the termination rights described below.

   Non-competition. We may not offer Sprint PCS products and services outside our service area without the prior written approval of Sprint PCS. Within our service area we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreements, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our service area, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS.


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

   Inability to use non-Sprint PCS brand. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

   Termination of management agreements. The management agreements have initial periods of 20 years with three automatic, successive 10-year renewal periods which will lengthen each of the agreements to a total term of 50 years. The management agreements can be terminated as a result of:

  . termination of Sprint PCS's PCS licenses;

  . an uncured breach under the management agreement;

  . bankruptcy of a party to the management agreement;

  . the management agreement not complying with any applicable law in any material respect;

  . the termination of either of the trademark and service mark license agreements; or

  . our failure to obtain the financing necessary for the buildout of our PCS network and for our working capital needs. Sprint PCS has agreed that the issuance of these Notes and the preferred stock investment by The 1818 Fund will meet the financing requirements of the management agreements.

   The termination or non-renewal of the management agreement triggers specified rights of ours and of Sprint PCS. If we have the right to terminate the management agreement because of an event of termination caused by Sprint PCS, generally we may:

  . require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to at least 80% of our Entire Business Value (as defined below);

  . if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 9% of our Entire Business Value; or

  . sue Sprint PCS for damages, in limited cases, and thereby not terminate the management agreement.

   If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, generally Sprint PCS may:

  . require us to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;

  . require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value;

  . take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for, and operating, our PCS network; or


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

  . sue us for damages, in limited cases, and thereby not terminate the management agreement.

   Non-renewal of management agreements. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

  . require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our Entire Business Value; or

  . if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value.

   If we give Sprint PCS timely notice of non-renewal, or if we both give notice of non-renewal, or if the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

  . purchase all of our operating assets for an amount equal to 80% of our Entire Business Value; or

  . require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value.


   If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the Entire Business Value on a going concern basis using the following assumptions:

  . the Entire Business Value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

  . then-current customary means of valuing a wireless telecommunications business will be used;

  . the business is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

  . that we own the spectrum and frequencies presently owned by Sprint PCS and subject to the Sprint PCS Agreements; and

  . the valuation will not include any value for the business not directly related to the Sprint PCS products and services.

   In those service areas where we own the licenses, in the event of a nonrenewal or a termination of a management agreement, we may be obligated to allow Sprint PCS customers to travel in our service areas at favorable prices and to allow Sprint PCS to sell certain of our products within the areas.

   If the management agreement terminates for any reason other than a loss of the license or regulatory considerations, and if Sprint PCS does not put or sell the disaggregated licenses for such

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area to us, then Sprint PCS is obligated to purchase all of the operating assets other than with respect to the Shreveport, Alexandria and Monroe service areas.

The Trademark and Service Mark License Agreements

   We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to notify Sprint and Sprint PCS promptly of any infringement of any of the licensed marks within our service area of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS's enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

   Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS's abandonment of the licensed marks, or if Sprint or Sprint PCS files for bankruptcy, or if the management agreement is terminated.

Consent and Agreement for the Benefit of our Senior Lenders

   Sprint PCS has entered into a consent and agreement, which we refer to as the Lender Consent, with the lenders under our credit facilities, which will be acknowledged by us, that modifies Sprint PCS's rights and remedies under our Sprint PCS management agreements for the benefit of the lenders and vendor guarantor under our credit facilities and any refinancing thereof. The description below reflects the material terms of the Lender Consent.

   The Lender Consent generally provides, among other things, the following:

  . Sprint PCS's consent to the pledge of our subsidiary stock and grant of a security interest in all our assets, including the Sprint PCS management agreements;

  . that the Sprint PCS management agreements generally may not be terminated by Sprint PCS until our senior financing is satisfied in full pursuant to the terms of the Lender Consent;

  . a prohibition on competing Sprint PCS networks in our territory;

  . for Sprint PCS to maintain 10 MHz of PCS spectrum in all our markets;

  . for redirection of payments from Sprint PCS to our lenders under specified circumstances;

  . for Sprint PCS and our lenders to provide to each other notices of default;

  . the ability to appoint an interim replacement manager, including Sprint
    PCS, to operate our PCS network under the Sprint PCS management agreements after an acceleration of our financing from our lenders or an event of termination under the Sprint PCS management agreements;

  . the ability of our lenders or Sprint PCS to assign the Sprint PCS
    Agreements and sell our assets or stock to a qualified purchaser other than a major competitor of Sprint PCS or Sprint;

  . the ability to purchase spectrum from Sprint PCS and sell our assets or stock to any qualified purchaser;

  . the ability of Sprint PCS to purchase our assets or our debt; and

  . the vendor guarantor will have a claim on assets following the payment of the guarantee.

                                   MANAGEMENT

Executive Officers and Directors

   The table below sets forth certain information regarding our directors and executive officers.

         Name(1)            Age Office
         -------            --- ------
   William L. Henning,
    Jr                       46 Chairman, Chief Executive Officer and Director
   Robert W. Piper           41 President, Chief Operating Officer and Director
   Jerry E. Vaughn           54 Chief Financial Officer
   Thomas G. Henning         40 Secretary, General Counsel and Director
   William L. Henning, Sr.   76 Director
   John A. Henning           44 Director
   Lawrence C. Tucker(/1/)   56 Director
   Jack J. Blanchard         39 Vice President of Marketing
   Don A. Matz               41 Vice President of Information Technologies
   Brenda S. McElveen        53 Vice President of Administration
   Paul J. Clifton           45 Vice President of Research and Development

--------
(1) Mr. Tucker was designated as a director by The 1818 Fund, which is entitled to designate one other individual to become a member of our board of directors, but has not yet done so.

   William L. Henning, Jr. presently serves as a director and Chief Executive Officer of US Unwired, positions held since 1988. Prior to 1988, he was the General Manager of US Unwired. He has been involved in the senior management of Cameron Telephone Company and US Unwired since 1976. Senior management positions at US Unwired have also included Chairman, President and Vice President. He served as President of Mercury Information Technologies, Inc., which has owned and operated a cable television franchise, a voice mail service and an internet access service for over five years. From 1991 to 1998, he served as a director of First National Bank of Lake Charles.

   Robert W. Piper has been the President and Chief Operating Officer of all of our wireless businesses, including US Unwired, since 1995. He served as Chief Financial Officer of US Unwired from 1994 to 1995 and as Vice President and General Manager of US Unwired's long distance operations from 1987 to 1990 and of our wireless business (including US Unwired) from 1987 until 1994. He joined US Unwired in 1985 as comptroller. He served on the Board of Directors of Cellular Telecommunications Industry Association from 1992 to 1994 and from 1998 to 1999.

   Jerry E. Vaughn has served as Chief Financial Officer of US Unwired since June 7, 1999. He has over 20 years of diversified financial management experience, the last 11 years of which were focused in the telecommunications industry. From 1994 until he joined US Unwired, Mr. Vaughn was President of NTFC Capital Corporation, a subsidiary of GE Capital. Prior to that time, he was Treasurer of Northern Telecom Finance Corporation and Vice President of Mellon Bank Corporation.

   Thomas G. Henning, has been General Counsel of US Unwired and Cameron Telephone Company since 1994. He is responsible for general corporate, regulatory and other legal matters. Prior to becoming General Counsel, Mr. Henning was a partner with the law firm of Stockwell, Sievert, Viccellio, Clements and Shaddock, and remains of counsel to this firm. He has been an officer and director of US Unwired since 1988.

   William L. Henning, Sr. has been a US Unwired director since its incorporation in 1967. He practiced law for ten years after graduating from law school and has been involved in the telecommunications industry for over 45 years. He was an executive officer and director of Cameron Telephone Company for over 40 years. He has also served as director of the National Rural Telecom Association since 1973. He was President of the Louisiana Telephone Association in 1955; and a director of the West Calcasieu Port, Harbor and Terminal District from 1964 to 1978, of the Calcasieu Parish Industrial Development Board from 1972 to 1986, of the United States Telephone Association from 1982 to 1988 and of Calcasieu Marine National Bank from 1985 to 1996; and a commissioner of the Chenault Industrial Airpark Authority from 1986 to 1988.

   John A. Henning has served as an officer and director of US Unwired and as a director of Cameron State Bank since 1988. He served as President of the entity that operated the Louisiana cellular cluster from 1987 to 1995. He was a director of the Louisiana Telephone Association from 1984 to 1995 and its President from 1993 to 1995.

   Lawrence C. Tucker has been a General Partner of Brown Brothers Harriman & Co. since 1979 and currently serves as a member of the Steering Committee of the firm's partnership. He co-founded and has supervisory responsibility for BBH & Co.'s private equity funds (The 1818 Funds) which have raised capital commitments of $1.5 billion. He is a director of MCI WorldCom, Inc., the MCI WorldCom Venture Fund, National Healthcare Corporation, Riverwood Holdings, Inc., VAALCO Energy Inc., World Access, Inc. and National Equipment Services, Inc.

   Jack J. Blanchard has served as Vice President of Marketing for US Unwired since January 1998 and before that served for at least five years as Sales Manager and Director of Sales and Marketing. He is responsible for all marketing and public relations efforts for cellular, PCS, paging, internet and landline services. He had a leadership role in naming and developing our very successful wireless prepaid program "Chat Pak." He has been instrumental in our winning numerous advertising campaign awards such as CLIO's Best Overall Campaign at the "One Awards" and first place in the television division at the 1998 Cellular Telecommunications Industry Association's EMA awards.

   Don A. Matz has served as Vice President of Information Systems since October 26, 1998. He is responsible for US Unwired's management information system and support. Prior to joining US Unwired in 1998, he was employed for 18 years with Century Telephone Enterprises, Inc., a national telecommunications company engaged in wireline and wireless activities. With Century Telephone, he held various positions within Information Systems, the last seven years of which were in director-level positions in Applications Development, Systems and Networks, and Research and Development.

   Brenda S. McElveen presently serves as Vice President of Administration of US Unwired and is responsible for customer care, credit collections, customer retention and employee training for cellular, paging, PCS, CLEC and internet services. She joined US Unwired in 1984 as Office Manager.

   Paul J. Clifton has served as Vice President of Research and Development since 1998. From 1994 to 1998, he was Vice President for Engineering and Technical Services. From 1988 to 1994, he served US Unwired in various capacities such as manager of network systems and traffic manager.

He was first hired by Cameron Telephone Company in 1980 and began to work for US Unwired in 1988. In those capacities between 1980 and 1994, he was responsible for design and implementation of projects associated with the operation of cellular, paging, voicemail, central office, personal computer, cable television and long distance operations.

   William L. Henning, Jr., Thomas G. Henning and John A. Henning are brothers. William L. Henning, Sr. is their father.

Board of Directors

   Our board of directors is divided into three classes serving three-year staggered terms each. The Class I directors are John A. Henning and Thomas G. Henning, whose terms expire in 2001. The Class II directors are William L. Henning, Sr. and Robert Piper, whose terms expire in 2002. The Class III directors are William L. Henning, Jr. and Lawrence C. Tucker, whose terms expire in 2000. Mr. Tucker was designated as a director by The 1818 Fund, which is entitled to designate one other individual to become a member of our board of directors whose term will expire in 2000, but has not yet done so.

   We do not have a compensation committee, and the functions of such a committee are performed by our board of directors. William L. Henning, Jr., Thomas G. Henning and Robert Piper, who are among our executive officers and serve on our board of directors, participate in deliberations of our board of directors concerning executive officer compensation.

   Under our by-laws, the board of directors may establish an executive committee which, if appointed, will consist of up to five members and will have all powers of the board of directors when the board is not in session except powers expressly reserved to other committees. A unanimous vote of the executive committee would be required for that committee to authorize the issuance and sale of any shares of capital stock or any indebtedness other than trade indebtedness incurred in the ordinary course of our business and other than indebtedness not in excess of $1.0 million.

No Employment Agreements

   We have no employment agreements with any of our officers or employees, each of whom may terminate his employment, or be terminated, at will. Persons employed by us within the last five years have agreed to be subject to restrictions on competing with us and our subsidiaries should the person's employment with us terminate.

Director Compensation

   Our directors are not paid fees for service in their capacity as directors.

Executive Compensation

   The following table sets forth the compensation earned by our executive officers for 1996, 1997 and 1998.

                             Annual Compensation(/1/)
                             ------------------------
                                                  Bonus
                                            -----------------
                                                                  All Other
 Name and Principal Position  Year  Salary    Cash    Stock   Compensation(/1/)
 ---------------------------  ---- -------- -------- -------- -----------------
William L. Henning, Jr....... 1996 $ 45,750 $142,200 $ 45,000     $     --
  Chairman & Chief Executive  1997 $102,750 $ 25,075       --           --
   Officer                    1998 $135,000       --       --     $950,000(/2/)

Robert W. Piper.............. 1996 $ 71,032    2,120 $ 45,000     $     --
  President & Chief Operating 1997 $ 87,951 $ 10,000       --           --
   Officer                    1998 $105,750 $ 25,000       --     $500,000(/2/)

--------
(1) Does not include compensation from our affiliates, Cameron Communications Corporation and Unibill, Inc.
(2) Consideration from third parties for non-competition agreements in connection with the 1998 sale of selected cellular markets.

1999 Equity Incentive Plan

   Our board of directors has adopted, and our stockholders have approved, the US Unwired Inc. 1999 Equity Incentive Plan. Under the Equity Incentive Plan, stock options and other equity-based awards may be granted to our and our subsidiaries' directors, officers, selected employees and consultants. Our board of directors administers the Equity Incentive Plan.

   The board may grant stock options, stock appreciation rights and other equity-based awards to eligible persons. In no event, however, may the board grant awards relating to more than 2,300,000 shares of Class A common stock pursuant to the Equity Incentive Plan. Shares subject to awards that expire or are terminated or canceled prior to exercise or payment, or forfeited or reacquired by us pursuant to rights reserved upon issuance, may be issued again under the Equity Incentive Plan. Awards paid in cash are not counted against the number of shares that may be issued under the Equity Incentive Plan.

   Awards may be satisfied by the delivery of either authorized but unissued Class A common stock or issued Class A common stock held as treasury shares. The board may grant one or more types of awards in any combination to a particular participant in a particular year. Subject to earlier termination by our board of directors, the Equity Incentive Plan will remain in effect until all awards have been satisfied in stock or in cash or terminated under the terms of the Equity Incentive Plan and all restrictions imposed on stock in connection with its issuance under the Equity Incentive Plan have lapsed. Except in the case of an award of stock to a participant as additional compensation for services to us or our subsidiaries, each award will be confirmed by, and is subject to the terms of, an agreement executed by the participant and us.

   Following is a description of each type of award or grant that may be made under the Equity Incentive Plan.

   Stock options. Stock options may be incentive stock options that comply with the requirements of Section 422 of the Internal Revenue Code or nonqualified stock options that do not comply with

Section 422 of the Internal Revenue Code. The board will determine the exercise price and other terms and conditions of options.

   The exercise price for an option may be paid in shares of Class A common stock valued at their then fair market value if the shares have been held by the optionee for at least six months. To the extent permitted by the board, the exercise price for an option may be paid in shares of Class A common stock that have not been held for six months, or in any other manner.

   All incentive options must be granted by September 30, 2009 and, unless sooner exercised, all incentive options expire no later than 10 years after the date of grant. Incentive options may not be granted to any participant who, at the time of the grant, would own (as determined by the Internal Revenue Code) more than 10% of the total combined voting power of all classes of our stock or of any of our subsidiaries.

   Stock appreciation rights and limited stock appreciation rights. A stock appreciation right is a right to receive, without payment to us, a number of shares of stock, cash or a combination thereof, as determined by a formula. A limited stock appreciation right is a right to receive, without payment to us, cash in amount determined by a formula upon specified change in control events. Stock appreciation rights may be granted in conjunction with all or any part of a stock option or independently. Upon the exercise of a stock appreciation right, the participant will be entitled to receive, for each share of Class A common stock to which the exercised stock appreciation right relates, the excess of the fair market value per share of Class A common stock on the date of exercise over the grant price of the stock appreciation right. Stock appreciation rights shall have such terms and conditions as may be established by the board. Upon the exercise of a limited stock appreciation right, the participant will be entitled to receive a cash payment, for each share of Class A common stock to which the exercised limited stock appreciation right relates, equal to excess of the defined change of control value over the grant price of the limited stock appreciation right.

   Other stock-based awards. The board has the authority under the Equity Incentive Plan to make other awards that are valued in whole or in part by reference to, or are payable in or otherwise based upon, shares of Class A common stock, including awards valued by reference to our performance or the performance of our subsidiaries. The board will determine the participants to whom and the times at which these awards will be made, the number of shares of Class A common stock to be awarded and all other terms and conditions of the awards.

   If, with respect to the Class A common stock, there is any recapitalization, reclassification, stock dividend, stock split, combination of stock or other similar change in stock, the number of shares of Class A common stock issuable or issued under the Equity Incentive Plan, including stock subject to restrictions, options or achievement of performance objectives, shall be adjusted in proportion to the change in the number of outstanding shares of Class A common stock. In the event of any of these adjustments, the board will adjust, to the extent appropriate, the purchase price of any option, the performance objectives of any award and the stock issuable pursuant to any award to provide participants with the same relative rights before and after the adjustment.

   In the event of a defined change of control, all outstanding options, including incentive options, stock appreciation rights and limited stock appreciation rights granted pursuant to the Equity

Incentive Plan will become fully exercisable, all restrictions or limitations on any award under the Equity Incentive Plan will lapse, and all performance criteria and other conditions relating to the payment of awards will be deemed achieved or waived by us without further action.

   The Equity Incentive Plan may be amended or terminated at any time by our board of directors, except that no amendment may be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement.

   The Equity Incentive Plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Internal Revenue Code.

   We have granted an aggregate of 1,090,000 options pursuant to our Equity Incentive Plan, including 229,100 options to William L. Henning, Jr., 115,200 options to Robert W. Piper and 24,000 options to Jerry E. Vaughn.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Tax Free Restructuring

   Cameron Communications Corporation, which is referred to as Cameron, completed a restructuring plan pursuant to which the wireless communications interests of Cameron were separated from its landline telephone business and combined with the wireless communications interests of US Unwired. To accomplish this restructuring, US Unwired entered into an Agreement and Plan of Reorganization on September 19, 1996, and the following transactions occurred on October 31, 1996:

  . Cameron transferred to CCC Holding (Cameron's wholly owned subsidiary formed to facilitate the restructuring) all of its assets and liabilities, other than its 96% interest in Mercury Cellular Telephone Company;

  . Cameron "spun off" as a distribution to its stockholders under section
    355 of the Internal Revenue Code all of the shares of CCC Holding;

  . Cameron was merged into US Unwired, and the stockholders of Cameron exchanged their shares of Cameron for shares of US Unwired common stock, which, together with all other then outstanding shares of US Unwired common stock, were reclassified as US Unwired Class B common stock; and

  . CCC Holding was renamed Cameron Communications Corporation.

   Pursuant to the Reorganization Agreement, Cameron is responsible for all obligations and liabilities relating to the landline communications business, and US Unwired is responsible for those relating to the wireless communications business. Liabilities of a corporate nature, such as indemnification of officers and directors and securities law liabilities relating to the issuance of securities in connection with the restructuring, are allocated to Cameron if the liability is attributable to Cameron as it existed prior to the restructuring, and otherwise to US Unwired.

Corporate Restructuring

   We recently changed our corporate structure. Previously, US Unwired was our operating cellular company, and LA Unwired and LEC Unwired were its subsidiaries. In late September 1999, we formed a holding company named US Unwired, and all of the stockholders of old US Unwired became stockholders of the new holding company. This was effected by an exchange of all of the issued and outstanding capital stock of old US Unwired, the operating cellular company, for an equal number of shares of new US Unwired, the holding company. Old US Unwired was renamed Unwired Telecom and became a wholly owned subsidiary of new US Unwired. Unwired Telecom is in the process of making a stock dividend to US Unwired of all of its ownership interest in LA Unwired and LEC Unwired, thereby making LA Unwired and LEC Unwired subsidiaries of the holding company.

   Some of our FCC licenses, together with related indebtedness of $2.3 million to the FCC, are currently held by our affiliate Command Connect, which is equally owned by US Unwired and Cameron. In connection with our reorganization, the PCS licenses currently owned by Command Connect, together with the indebtedness to the FCC, will be transferred to LA Unwired and the LMDS licenses currently owned by Command Connect will be transferred to LEC Unwired.

Command Connect will thereafter be liquidated. We expect to complete these transfers by December 1999.

Affiliate Transactions

   General. For many years prior to the tax restructuring described above, US Unwired, Cameron and their subsidiaries entered into contractual relationships with one another and with other companies under common control. Some of those transactions are summarized below. There have been additional transactions which have included cost sharing arrangements among the companies and their affiliates, sharing of services and salary expenses of personnel, including officers of the companies, and inter-company sales of assets.

   Bill processing procedures. Under agreements entered into in 1997 and 1998, Unibill, Inc., a wholly owned subsidiary of Cameron, provides bill processing and related services for us and Meretel. We believe that the terms of these agreements are no less favorable to us than would be available from unaffiliated third persons. The approximate aggregate amount paid to Unibill in 1996 was $1.6 million, in 1997 was $2.7 million, in 1998 was $2.9 million and for the nine months ended September 30, 1999 was $2.0 million.

   Property leases. In March 1998, US Unwired entered into an agreement with Unibill to lease office, equipment and warehouse space for 60 months. We believe that the terms of this lease are no less favorable to us than would be available from unaffiliated third persons. US Unwired paid Unibill $173,500 in 1998 and $219,300 for the nine months ended September 30, 1999 to lease these properties.

   System management and construction services. On January 1, 1998, US Unwired agreed to provide Meretel with construction and management services for its systems. These services include reviewing and modifying system design, obtaining governmental and regulatory approvals, preparing control point, base station and business office sites, purchasing and installing switching and base station equipment, negotiating interconnection to the local exchange switched telephone network, and generally managing the operations of the system. In return for these services, Meretel pays US Unwired a management fee of $94,500 per month and reimburses it for all of its expenses. As part of the Meretel transaction described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," these services will be terminated. The approximate aggregate amounts paid to US Unwired for such services, including expense reimbursements, were $624,000 in 1996, $1.4 million in 1997, $4.5 million in 1998 and $1.5 million for the nine months ended September 30, 1999. In 1997, Meretel agreed to pay US Unwired a commission for each customer activated for Meretel. US Unwired received approximately $1.2 million in 1997 and $1.9 million in 1998 in commissions from Meretel.

   Long distance services. US Unwired purchases long distance service from Cameron and resells that service to US Unwired's customers. US Unwired pays rates for this service that are comparable to rates at similar volumes charged by Cameron to other customers. These rates are competitive with rates that US Unwired would expect to pay for similar service from an unaffiliated third party. US Unwired paid Cameron approximately $803,000 in 1996, $951,000 in 1997, $764,000 in 1998 and $794,600 for the nine months ended September 30, 1999 for long distance.

   Flight services. US Unwired uses, for a rate of $2.75 per air mile, a Mitsubishi Diamond 1A aircraft owned and operated by Cameron. US Unwired paid Cameron approximately $88,700 in 1996, $93,800 in 1997, $84,500 in 1998 and
$42,300 for the nine months ended September 30, 1999, for these flight services. These rates are comparable to what US Unwired would be required to pay to an unaffiliated third party for equivalent services.

   Management and other services.

   In 1999, LEC Unwired began providing US Unwired with voicemail services which US Unwired uses and also resells to its cellular and digital subscribers and entered into an agreement with Cameron to provide technical support at the rate of $2,600 per month. We believe that the terms of these arrangements are no less favorable to US Unwired than would be expected in comparable arrangements with unaffiliated third persons.

   On September 30, 1998, US Unwired purchased from Maas.net all of its internet assets for approximately $620,000, the amount of its then current outstanding liabilities, pursuant to a bankruptcy court order authorizing the sale. Maas.net is a limited liability company owned 63% by MIT, a company in which two of our directors and one of our officers own interests, and 27% by our Chairman.

   Internet services. Effective October 1, 1998, US Unwired began providing to Cameron and its affiliates internet services that are resold to Cameron's and its affiliates' customers.

   PCS partnership. MIT owns a 20% interest in Wireless Management Corporation, the corporation that serves as general partner of the PCS Partnership.

                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   The following table provides information as of October 30, 1999 regarding the beneficial ownership of the capital stock of US Unwired by (a) each of our directors and officers listed in the summary compensation table, (b) all directors and officers as a group and (c) each person known to us to be the beneficial owner of 5% or more of any class of our voting securities. Except as otherwise indicated, the address for each stockholder is c/o US Unwired Inc., One Lakeshore Drive, Suite 1900, Lake Charles, Louisiana 70629.

                          Series A Preferred
                                Stock                  Class B Common Stock(/1/)
                          ----------------------- ----------------------------------------------
                                                                                  Percentage of
                                       Percentage                      Percentage    Class as
Name of Beneficial Owner  Shares        of Class    Shares              of Class  converted(/9/)
------------------------  -------      ---------- ----------           ---------- --------------
William L. Henning, Sr..       --          --      4,602,983(/2/)         40.9%        35.1%
William L. Henning, Jr..       --          --      1,043,178(/3/)(/4/)     9.3          7.9
John A. Henning.........       --          --        990,716(/4/)(/5/)     8.8          7.5
Thomas G. Henning.......       --          --      1,357,740(/6/)         12.1         10.3
Thomas D. Henning.......       --          --        779,596               6.9          5.9
Robert W. Piper.........       --          --         33,286(/7/)          0.3          0.3
Lawrence C. Tucker......  500,000(/8/)    100%     1,883,239(/8/)(/9/)      --         14.3
The 1818 Fund III,
 L.P....................  500,000         100      1,883,239(/9/)           --         14.3

All officers and
 directors as a group
 (11 persons total, 7
 with ownership
 interests).............  500,000(/8/)    100     10,690,738              78.3         81.3

--------
(/1/) As used in this table "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of any other person.
(/2/) Includes 9,228 shares held by William L. Henning, Sr. as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of Thomas G. Henning, of which shares William L. Henning. Sr. disclaims beneficial ownership. The remainder includes the community property interest of Mrs. William L. Henning, Sr. Also includes William L. Henning, Sr.'s proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William L. Henning, Jr., John A. Henning and Thomas G. Henning, based on his interest in that partnership.
(/3/) Excludes 7,228 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of William L. Henning, Jr.
(/4/) Excludes 116,501 shares held in each of two trusts for the benefit of the minor children of William J. Henning, Jr. and John A. Henning, respectively, of which shares each of them disclaims beneficial ownership. Includes each of William L. Henning, Jr.'s and John A. Henning's proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William L. Henning, Jr., John A. Henning and Thomas G. Henning, based on each of their respective interests in that partnership.
(/5/) Excludes 9,760 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of John
      A. Henning.
(/6/) Includes an aggregate of 16,988 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of John A. Henning and William L. Henning, Jr. (see

      Notes (3) and (5) above), of all of which shares Thomas G. Henning disclaims beneficial ownership. Excludes 9,228 shares held by William L. Henning, Sr. as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of Thomas G. Henning (see Note (2) above). Includes 233,002 shares held by Thomas G. Henning as trustee for the minor children of William L. Henning, Jr. and John A. Henning (see Note (4) above), and 116,501 shares held by Thomas G. Henning as trustee for his own minor children, of all of which shares he disclaims beneficial ownership. Also includes Thomas G. Henning's proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William L. Henning, Jr., John A. Henning and Thomas G. Henning, based on his interest in that partnership.
(/7/) Includes the community property interest of Dr. Eileen Piper, the spouse of Robert W. Piper.
(/8/) Mr. Tucker, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, may be deemed to be the beneficial owner of shares held of record by The 1818 Fund due to his role as a co-manager of The 1818 Fund. Mr. Tucker disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund, except to the extent of his pecuniary interest therein. Mr. Tucker was designated as a director by The 1818 Fund which is entitled to designate one other individual to become a member of our board of directors, but has not yet done so.
(/9/) Assumes conversion of all shares of Series A preferred stock held by The
      1818 Fund.

                              CERTAIN INDEBTEDNESS

Senior Credit Facilities

   Pursuant to a credit agreement dated as of October 1, 1999, US Unwired entered into senior credit facilities for $130.0 million. The senior credit facilities provide for an $80.0 million reducing revolving credit facility, which matures on September 30, 2007, and a $50.0 million delay draw term loan, which matures on September 30, 2007.

   The reducing revolver will be permanently reduced in quarterly installments beginning on June 30, 2000, in amounts which vary between $1.3 million and $6.0 million. The term loan will be amortized in quarterly installments beginning on June 30, 2003, in quarterly amounts which vary between $1.3 million and $3.7 million.

   Interest on all loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the London Interbank Offering Rate.

   The senior credit facilities require US Unwired to pay an annual commitment fee of 1.5% of the unused commitment under the senior credit facilities when the unused portion is greater than or equal to 66.67% of the total amount of the senior credit facilities, reducing to 1.25% when the unused portion is less than 66.67% but equal to or greater than 50% of the total amount of the senior credit facilities, and reducing to 1.00% when the unused portion is less than 50% of the total amount of the senior credit facilities.

   All of US Unwired's obligations under the senior credit facilities are guaranteed by:

  . a fully secured guarantee from each of LA Unwired and Unwired Telecom and

  . an unsecured partial guarantee from Lucent Technologies, Inc. in the amount of up to $43.3 million available for principal, together with one-third of accrued interest and other applicable fees (but excluding prepayment premiums). If US Unwired (including the Subsidiary Guarantors and Texas Unwired) demonstrates a defined total leverage ratio (including subordinated indebtedness) of less than 6:1 for four consecutive quarters, Lucent will be released from its guarantee.

   The senior credit facilities are secured by:

  . a first priority security interest in all tangible and intangible assets of US Unwired (other than the corporate headquarters building), LA Unwired and Unwired Telecom (including the owned PCS licenses, to the extent legally permitted);

  . a pledge by US Unwired and Cameron of 100% of the ownership interests in LA Unwired, a pledge by US Unwired of its ownership interest in Unwired Telecom and a pledge by LA Unwired of its ownership interest in Texas Unwired; and

  . an assignment by LA Unwired of all Sprint PCS agreements and any network contract (including software rights).

   The agreement governing the senior credit facilities contains covenants customary for facilities similar to the senior credit facilities, including covenants that restrict, among other things, the incurrence of indebtedness, liens or contingent obligations, mergers and acquisitions, asset sales, investments, transactions with affiliates other than at arm's length, management fees, dividends and distributions, and covenants that, among other things, require compliance with various financial covenants, the maintenance of existence, records, properties and insurance, certain conduction of business, compliance with laws, reporting of regulatory, litigation and other matters, rights of inspection and Year 2000 preparation in each case by US Unwired, LA Unwired, Unwired Telecom and Texas Unwired.

   Other terms of the agreement include annual mandatory prepayments beginning after December 31, 2002 of 50% of excess cash flow and limitations on a change in control of US Unwired.

   Borrowings under the senior credit facilities are available to finance working capital requirements and capital expenditures for LA Unwired.

Other Credit

   LEC Unwired loan agreements and US Unwired undertaking. On July 22, 1998, LEC Unwired entered into a loan agreement for $15.0 million and a subordinated loan agreement for $3.0 million with certain lenders. Under these agreements, no more than two loans may be made to LEC Unwired in any calendar month, and each loan must be of a minimum principal amount of $500,000. All loans made under either of these agreements are represented by notes stated to mature on July 1, 2006. All loans made under the $15.0 million agreement bear interest at variable rates tied to the defined Commercial Paper Rate, London Interbank Offering Rate or U.S. Treasury securities rate, and all loans made under the $3.0 million agreement bear interest at the U.S. Treasury securities rate plus the defined Applicable Margin. Both loan agreements contain customary covenants for similar facilities. Loans made under these agreements are available for LEC Unwired to build, own and operate its competitive local exchange carrier systems and for other costs.

   As required by these loan agreements, US Unwired entered into an Undertaking Agreement dated March 31, 1999, which obligates US Unwired to provide cash capital contributions, not to exceed $4.5 million, to LEC Unwired if LEC Unwired is not in compliance with specified financial covenants in the loan agreements, including projected EBITDA and revenue requirements, specified ratio requirements and minimum cash availability requirements. The amount of cash that US Unwired is required to provide depends on the covenant with which LEC Unwired has failed to comply.

   Meretel credit agreement and US Unwired guarantee. On May 16, 1997, Meretel entered into a credit agreement which provides for a $57.0 million reducing revolving senior credit facility which matures on July 1, 2007.

   All loans made under the senior credit facility bear interest at variable rates tied to the prime rate, the London Interbank Offering Rate or the U.S. Treasury Rate. The credit agreement contains customary covenants for similar facilities. Loans made under this agreement are available for Meretel to construct its network and working capital.

   As required by the credit agreement, US Unwired entered into a primary guaranty agreement on May 16, 1997. The primary guarantors are the owners of Meretel. The primary guarantors guarantee $19.0 million of Meretel's senior credit facility. US Unwired's proportionate share of the guarantee is based on its ownership percentage, which is currently 13.5% or approximately $2.6 million.

                              DESCRIPTION OF NOTES

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to US Unwired and not to any of its subsidiaries.

   The Company will issue the exchange notes under an Indenture (the "Indenture") among itself, the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"), that also governs the existing notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

   The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the Notes. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

   As of the date of the Indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our other Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Brief Description of the Notes and the Subsidiary Guarantees

 The Notes

   The Notes are:

  . general unsecured obligations of the Company;

  . subordinated in right of payment to all existing and future Senior Debt of the Company;

  . equal in right of payment with any future senior subordinated
    Indebtedness of the Company; and

  . unconditionally guaranteed by the Subsidiary Guarantors.

 The Subsidiary Guarantees

   The Notes are guaranteed by all of our Restricted Subsidiaries except LEC Unwired. Each Subsidiary Guarantee is:

  . a general unsecured obligation of the Subsidiary Guarantor;

  . subordinated in right of payment to all existing and future Senior Debt of the Subsidiary Guarantor; and

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

  . equal in right of payment with any future senior subordinated
    Indebtedness of the Subsidiary Guarantor.

   Only our Restricted Subsidiaries (other than LEC Unwired) will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of LEC Unwired or any of our Unrestricted Subsidiaries, these non-Subsidiary Guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. The Restricted Subsidiaries (other than LEC Unwired) generated 92.2% of our pro forma consolidated revenues in the twelve-month period ended September 30, 1999 and held 93.1% of our pro forma consolidated assets as of September 30, 1999. See footnote 4 to our Consolidated Financial Statements included in this prospectus for more detail about the division of our consolidated revenues and assets between our Restricted Subsidiaries and Unrestricted Subsidiaries.

   As of the date of the Indenture, all of our Subsidiaries except Texas Unwired will be "Restricted Subsidiaries." Under the circumstances described below under the subheading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our other Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee these Notes.

Principal, Maturity and Interest

   The Company will issue exchange notes with a maximum aggregate principal amount of $400.0 million. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on November 1, 2009.

   The existing notes were offered at a substantial discount from their principal amount at maturity to generate gross proceeds of approximately $209.2 million. See "Certain U.S. Federal Tax Considerations." Until November 1, 2004, interest will not accrue or be payable on the Notes, but the Accreted Value will accrete (representing the amortization of the original issue discount) between the date of issuance and November 1, 2004, on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount at maturity of the Notes on November 1, 2009. Interest on the Notes will accrue at the rate of 13 3/8% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2005. The Company will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15.

Methods of Receiving Payments on the Notes

   If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

   The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

   A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

   The registered Holder of a Note will be treated as the owner of it for all purposes, except for certain purposes of the exchange offer, as discussed in this prospectus.

Subsidiary Guarantees

   The Subsidiary Guarantors will jointly and severally guarantee the Company's obligations under the Notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Federal and state statutes allow courts, under specific circumstances, to void or modify the Notes and the guarantees of the Notes."

   A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

  (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2) either:

    (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

    (b) the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the Indenture.

   The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

  (1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the

      Subsidiary Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the Indenture;

  (2) in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Company applies the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the Indenture; or

  (3) if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary.

   See "--Repurchase at the Option of Holders--Asset Sales."

Subordination

   The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes and any other payment Obligations in respect of the Notes (including any obligation to repurchase the Notes) will be subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the Indenture. The payment of any amounts pursuant to the Subsidiary Guarantees will be subordinated to the prior payment in full in cash of all Senior Debt of the applicable Subsidiary Guarantor.

   The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes or the Subsidiary Guarantees (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the Company or the Subsidiary Guarantors:

  (1) in a liquidation or dissolution of such entity;

  (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such entity or its property;

  (3) in an assignment for the benefit of creditors of such entity; or

  (4) in any marshaling of the assets and liabilities of such entity.

   In addition, until the Senior Debt is paid in full, any payment or distribution to which Holders of Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of Senior Debt as their interests may appear.

   The Company also may not make any payment in respect of the Notes including any deposit into the trust described under "--Legal Defeasance and Covenant Defeasance" nor may any Subsidiary Guarantor make any payment in respect of its Subsidiary Guarantee (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

  (1) a failure to make any payment on any series of Designated Senior Debt when due (including upon any acceleration of any series of Designated Senior Debt); or

  (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt.

   Payments on the Notes and the Subsidiary Guarantees may and shall be resumed:

  (1) in the case of a payment default, upon the date on which such default is cured or waived (and, if applicable, any acceleration is rescinded); and

  (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until:

  (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

  (2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

   If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") when:

  (1) the payment is prohibited by these subordination provisions; and

  (2) the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt or their proper representative.

   The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default. Neither the Company nor any Subsidiary Guarantor may make any payment with respect to the Notes or the Subsidiary Guarantees until five Business Days after the holders of the Senior Debt receive notice of such acceleration and, thereafter, may make payments with respect to the Notes only if the subordination provisions of the Indenture otherwise permit payment at the time.

   As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company or a Subsidiary Guarantor, Holders of Notes may recover less ratably than creditors of such entity who are holders of Senior Debt. See "Risk Factors--Your right to receive payments on the Notes is junior to our and our guarantor subsidiaries' existing indebtedness and possibly all of our and our guarantors subsidiaries' future borrowings."

   "Designated Senior Debt" means:

  (1) any Indebtedness outstanding under or with respect to the Credit Agreement (whether outstanding on the date of issuance of the Notes or thereafter incurred), including fees, brokerage costs and related Hedging Agreements; and

  (2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

   "Permitted Junior Securities" means:

  (1) Equity Interests in the Company or any Subsidiary Guarantor; or

  (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indenture.

   "Senior Debt" means:

  (1) all Indebtedness of the Company or any Subsidiary Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

  (2) any other Indebtedness of the Company or any Subsidiary Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

  (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

   Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1) any liability for federal, state, local or other taxes owed or owing by the Company;

  (2) any Indebtedness of the Company or any Subsidiary Guarantor to any of their Subsidiaries or other Affiliates (other than the Company or a Subsidiary Guarantor);

  (3) any trade payables; or

  (4) the portion of any Indebtedness that is incurred in violation of the Indenture.

Pledge With Respect to Texas Unwired

   The Notes are secured by: (1) a pledge of LA Unwired's 80% partnership interest in the Texas Unwired general partnership; and (2) a pledge of any intercompany notes payable to LA Unwired by Texas Unwired.

   LA Unwired has entered into a pledge agreement defining the terms of the pledges that secure the Notes and the Obligations under the Credit Agreement. These pledges secure payment and performance when due of all of the Obligations of LA Unwired under the Credit Agreement and all Obligations of LA Unwired under the Indenture and the Notes as provided in the pledge agreement.

   The security interest created by the pledge agreement in favor of the Trustee is junior to the security interest in favor of the Obligations under the Credit Agreement. The pledge agreement provides that the agent under the Credit Agreement is entitled to control virtually all decisions relating to the exercise of remedies under the pledge agreement. As a result, the Holders of Notes will not be able to force a sale of collateral or otherwise exercise many of the remedies available to a secured creditor without the concurrence of the agent under the Credit Agreement. So long as no event of default shall have occurred and be continuing, and subject to certain terms and conditions, LA Unwired is entitled to receive all cash dividends, interest and other payments made upon or with respect to the collateral pledged by it and to exercise any voting and other consensual rights pertaining to the collateral pledged by it. The pledge agreement will be terminated and the pledges will be released if the partnership interests in Texas Unwired are sold and the Net Proceeds from that sale are applied in accordance with the terms of the covenant entitled "Assets Sales."

Optional Redemption

   At any time prior to November 1, 2002, the Company may on any one or more occasions redeem up to 35% of the originally issued aggregate principal amount of Notes issued under the Indenture at a redemption price of 113 3/8% of the Accreted Value thereof as of the redemption date, and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more public equity offerings; provided that:

  (1) at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

  (2) the redemption must occur within 45 days of the date of the closing of such public equity offering.

   Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company's option prior to November 1, 2004.

   After November 1, 2004, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2004...........................................................  106.688%
      2005...........................................................  104.458%
      2006...........................................................  102.229%
      2007 and thereafter............................................  100.000%

Mandatory Redemption

   The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Selection and Notice

   If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

  (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

  (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

   No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

   If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate Accreted Value of the Notes on the date of purchase (if such date of purchase is prior to November 1, 2004) or 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase (if such date of purchase is on or after November 1, 2004). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

   On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

  (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Accreted Value (if such date of purchase is prior to November 1, 2004) or the aggregate principal amount of the Notes (if such date or purchase is on or after November 1, 2004) or portions thereof being purchased by the Company.

   The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

   Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

   The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

  (3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

      (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

      (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

  (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness to correspondingly reduce commitments with respect thereto;

  (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

  (3) to make a capital expenditure; or

  (4) to acquire other long-term assets that are used or useful in a Permitted Business.

   Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value (if such date of purchase is prior to November 1, 2004) and Liquidated Damages, if any, to the date of purchase, or 100% of the principal amount (if such date of purchase is on or after November 1, 2004) plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount and/or Accreted Value, as the case may be, of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

   The agreements governing the Company's outstanding Senior Debt currently prohibit the Company from purchasing any Notes, and also provides that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Certain Covenants

 Restricted Payments

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

  (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

  (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

  (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture is less than the sum, without duplication, of:

      (a) the amount determined by subtracting (x) 2.0 times the aggregate Consolidated Interest Expense of the Company for the period (taken as one accounting period) from December 31, 2002 to the last day of the last full fiscal quarter prior to the date of the proposed Restricted Payment (the "Computation Period") from (y) Operating Cash Flow of the Company for the Computation Period, plus

      (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

      (c) 50% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary after the date of the Indenture from LEC Unwired or an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus

      (d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or
          (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

   So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1) the payment of any dividend within 60 days after the date of its declaration, if on the date of declaration such payment would have complied with the provisions of the Indenture;

  (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

  (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests (i) shall not exceed $2.0 million in any fiscal year and (ii) any unused amount in any twelve-month period may be carried forward to one or more future periods;

  (6) payments not otherwise permitted by clauses (1) through (5) in an amount not to exceed $10.0 million.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness or issue preferred stock, if:

  (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2) the Company's Annualized Operating Cash Flow Ratio after giving effect to the incurrence of the Indebtedness would have been less than the ratios set forth below for the calendar year periods indicated:

      For the Period                                                       Ratio
      --------------                                                       -----
      1999-2005........................................................... 7.0x
      2006 and after...................................................... 6.0x

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1) the incurrence by the Company of revolving credit Indebtedness and letters of credit under the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $150.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company to repay Indebtedness under the Credit Agreement and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

  (2) the incurrence by the Company and the Subsidiary Guarantors of Permitted Acquisition Indebtedness;

  (3) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

  (4) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

  (5) the incurrence by the Company or any of its Subsidiary Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed $5.0 million at any time outstanding;

  (6) the incurrence by the Company or any of its Subsidiary Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (3) or (4) of this paragraph;

  (7) the incurrence by the Company or any of its Subsidiary Guarantors of intercompany Indebtedness between or among the Company and any of its Subsidiary Guarantors; provided, however, that:

      (a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor; an d


      (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary Guarantor; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause
          (7);

   (8) the incurrence by the Company or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), not to exceed $50.0 million;

   (9) the incurrence by the Company or any of Subsidiary Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

  (10) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or the Subsidiary Guarantors that was permitted to be incurred by another provision of this covenant;

  (11) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; and

  (12) the incurrence by LEC Unwired or by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of LEC Unwired or of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (12).

   For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Indebtedness under the US Unwired Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

 No Senior Subordinated Debt

   The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. No Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Subsidiary Guarantor and senior in any respect in right of payment to such Subsidiary Guarantor's Subsidiary Guarantee.

 Liens

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary Guarantor to:

  (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

  (2) the Indenture, the Notes and the Subsidiary Guarantees;

  (3) applicable law;

  (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

  (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9) Permitted Liens that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Permitted Lien;

  (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

  (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall the business currently operated by US Unwired, Unwired Telecom or LA Unwired be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as the Company shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

 Merger, Consolidation or Sale of Assets

   The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

  (3) immediately after such transaction no Default or Event of Default exists; and

  (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

      (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

      (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Annualized Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

   The sale of the Company's PCS business shall be deemed a sale of substantially all of the assets of the Company for the purposes of this covenant. In addition, the Company, Unwired Telecom and LA Unwired may not, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any other Person.

   This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

 Transactions with Affiliates

   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

  (2) the Company delivers to the Trustee:

      (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

      (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

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  (2) transactions between or among the Company and/or its Restricted
      Subsidiaries;

  (3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

  (4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

  (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company; and

  (6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

   The following items shall be deemed Affiliate Transactions, but shall not be subject to the fairness opinion provisions in paragraph (2)(b) above:

  (1) transactions involving the leasing or sharing or other use by the Company or any Restricted Subsidiary of communication network facilities, including, without limitation, cable or other fiber lines, equipment of transmission capacity, of any Affiliate of the Company (such Affiliate being a "Related Party") on terms that are no less favorable, when taken as a whole, to the Company or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties;

  (2) transactions involving the provision of telecommunication services, including billing and related back-office support, by a Related Party in the ordinary course of business to the Company or any Restricted Subsidiary, or by the Company or any Restricted Subsidiary to a Related Party, on terms that are no less favorable, when taken as a whole, to the Company or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties; and

  (3) any sales agency agreement pursuant to which an Affiliate has the right to market any or all of the products or services of the Company or any of the Restricted Subsidiaries.

 Additional Subsidiary Guarantees

   If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the Indenture, then that newly acquired or created Restricted Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture satisfactory to the Trustee within 10 Business Days of the date on which it was acquired or created.

 Business Activities

   The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 Payments for Consent

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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 Reports

   Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations:

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

  (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

   If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

   In addition, following the consummation of this exchange offer, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, it they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   Each of the following is an Event of Default:

  (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

  (2) default in payment when due of the principal of, or premium, if any, on the Notes whether or not prohibited by the subordination provisions of the Indenture;

  (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

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

  (4) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture;

  (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries other than LEC Unwired (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries other than LEC Unwired ) whether such Indebtedness or Subsidiary Guarantee now exists, or is created after the date of the Indenture, if that default:

      (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

      (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (6) failure by the Company or any of its Restricted Subsidiaries other than LEC Unwired to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

  (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries other than LEC Unwired.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary other than LEC Unwired that is a Significant Subsidiary or any group of Restricted Subsidiaries other than LEC Unwired that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

   Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

   The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event

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

of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

   In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to November 1, 2004, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to November 1, 2004, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

   The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

    (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Subsidiary Guarantor's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the Indenture.

   In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described

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

in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Subsidiary Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following

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      the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

   Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

  (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

  (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

  (3) reduce the rate of or change the time for payment of interest on any Note;

  (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

  (5) make any Note payable in money other than that stated in the Notes;

  (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

  (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

  (8) make any change in the preceding amendment and waiver provisions.


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   Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

  (1) to cure any ambiguity, defect or inconsistency;

  (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3) to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

  (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

  (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

   If the Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Accreted Value" means, for each $1,000 face amount of Notes, as of any date of determination prior to November 1, 2004, the sum of:

  (1) the initial offering price of each Note; and

  (2) that portion of the excess of the principal amount of each Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each May 1 and November 1 at the rate of 13 3/8% per year from the date of issuance of the Notes through the date of determination.

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

   The Accreted Value of any Note on or after November 1, 2004 shall be 100% of the principal amount thereof.

   "Acquired Debt" means, with respect to any specified Person:

  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

   "Annualized Operating Cash Flow" on any date, means with respect to any Person the Operating Cash Flow for the Reference Period multiplied by four.

   "Annualized Operating Cash Flow Ratio" on any date (the "Transaction Date") means, with respect to any Person and its Restricted Subsidiaries, the ratio of:

  (1) consolidated Indebtedness of such Person and its Restricted
      Subsidiaries (other than LEC Unwired) on the Transaction Date (after giving pro forma effect to the Incurrence of such Indebtedness) divided by

  (2) the aggregate amount of Annualized Operating Cash Flow of such Person (determined on a pro forma basis after giving effect to all dispositions of businesses made by such Person and its Restricted Subsidiaries from the beginning of the Reference Period through the Transaction Date as if such disposition has occurred at the beginning of such Reference Period);

provided, that for purposes of such computation, in calculating Annualized Operating Cash Flow and consolidated Indebtedness:

  (1) the transaction giving rise to the need to calculate the Annualized Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period;

  (2) the incurrence of any Indebtedness during the Reference Period or subsequent thereto and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to retire Indebtedness) will be assumed to have occurred (on a pro forma basis) on the first day of such Reference Period;

  (3) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period; and

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  (4) all members of the consolidated group of such Person on the Transaction
      Date that were acquired during the Reference Period shall be deemed to be members of the consolidated group of such Person for the entire Reference Period.

   "Asset Sale" means:

  (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "-- Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

  (2) a transfer of assets to the Company or to any of its Restricted Subsidiaries that are at least 90%-owned by the Company (other than LEC Unwired);

  (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary that is at least 90%-owned by the Company (other than LEC Unwired);

  (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5) the sale or other disposition of cash or Cash Equivalents; and

  (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants-- Restricted Payments."

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

   "Board of Directors" means:

  (1) with respect to a corporation, the board of directors of the corporation;

  (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

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

  (3) with respect to any other Person, the board or committee of such Person serving a similar function.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

  (1) in the case of a corporation, corporate stock;

  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

  (1) United States dollars;

  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition;

  (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

  (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Change of Control" means the occurrence of any of the following:

  (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or a Related Party of the Principal;

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  (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

  (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principal and any Related Parties of the Principal, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

  (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; provided, however, that changes in specific representatives of existing investors that are entitled to nominate board representatives shall be excluded from consideration for purposes of this clause (4).

   "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

  (1) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including interest attributable to Capitalized Lease Obligations) of such Person and its Restricted Subsidiaries (other than LEC Unwired) during such period, on a consolidated basis, including:

      (a) original issue discount and non-cash interest payments or accruals on any Indebtedness;

      (b) the interest portion of all deferred payment obligations; and

      (c) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Hedging Obligations, in each case to the extent attributable to such period; plus

  (2) the amount of dividends accrued or payable by such Person or any of its consolidated Subsidiaries in respect of Preferred Stock (other than by Restricted Subsidiaries (other than LEC Unwired) of such Person to such Person or such Person's Wholly Owned Subsidiaries).

   For purposes of this definition:

  (1) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

  (2) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person or an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

   "Consolidated Net Income" of any Person for any period means the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, adjusted to exclude (only to the extent included in computing such net income (or loss)), and without duplication:

  (1) all extraordinary gains and losses and gains and losses that are nonrecurring (including as a result of Asset Sales outside the ordinary course of business);


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  (2) the net income or loss of LEC Unwired or of any Unrestricted Subsidiary or any Person that is not a Restricted Subsidiary in which such Person or any of its Restricted Subsidiaries has an interest;

  (3) except as provided in the definition of "Annualized Operating Cash Flow Ratio," the net income (or loss) of any Subsidiary acquired in a pooling of interests transaction for any period prior to the date of such acquisition; and

  (4) the net income, (but not loss), of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement or instrument applicable to such Subsidiary.

   "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

  (1) the consolidated equity of the common stockholders of such Person and its Restricted Subsidiaries (other than LEC Unwired) as of such date; plus

  (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

  (1) was a member of such Board of Directors on the date of the Indenture;
      or

  (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Credit Agreement" means that certain Credit Agreement, dated as of October 1, 1999, by and among the Company and CoBank, ACB, as Administrative Agent and a lender; The Bank of New York, a Documentation Agent and a lender; BNY Capital Markets, Inc., a Co-Arranger; First Union Securities, Inc., a Syndication Agent and a Co-Arranger; First Union National Bank, a lender; and the other lenders party thereto, providing for up to $130.0 million of term and revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

   "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.


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   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

   "Global Notes" means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, issued in accordance with certain sections of the Indenture.

   "Guarantee" means a Guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

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  (1) borrowed money;

  (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3) banker's acceptances;

  (4) representing Capital Lease Obligations;

  (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6) representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Subsidiary Guarantee by the specified Person of any indebtedness of any other Person.

   The amount of any Indebtedness outstanding as of any date shall be:

  (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Subsidiary Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Issue Date" means the time and date of the first issuance of the Notes under the Indenture.


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

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

   "Net Pops" of any Person with respect to any system means the Pops of the MSA or RSA served by such system multiplied by the direct and/or indirect percentage interest of such Person in the entity licensed or designated to receive an authorization by the Federal Communications Commission to construct or operate a system in that MSA or RSA.

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Non-Recourse Debt" means Indebtedness:

  (1) as to which neither the Company nor any Subsidiary Guarantor (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a Subsidiary Guarantor or otherwise, or (c) constitutes the lender;

  (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against LEC Unwired or an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any Subsidiary Guarantor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Subsidiary Guarantor.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Operating Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries (other than LEC Unwired) for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

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

  (2) consolidated interest expense of such Person and its Restricted Subsidiaries (other than LEC Unwired) for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries (other than LEC Unwired) for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (4) the amount of all cash payments made during such period by such Person and its Restricted Subsidiaries (other than LEC Unwired) to the extent such payments relate to non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; minus

  (5) any extraordinary gain (but not loss) of such Person and its Restricted Subsidiaries (other than LEC Unwired) during such period, together with any related provision for taxes on such extraordinary gain (but not loss) to the extent such gains increased Consolidated Net Income.

   Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company (other than LEC Unwired) shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

   "Permitted Acquisition Indebtedness" means,with respect to any Person, Indebtedness incurred in connection with the acquisition of property, businesses or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type generally used in a Permitted Business; provided that, in the case of the Company or its Restricted Subsidiaries, as applicable, (1) the Company's Annualized Operating Cash Flow Ratio, after giving effect to such acquisition and such Incurrence on a pro forma basis, is no greater than such ratio prior to giving pro forma effect to such

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

acquisition and such Incurrence, (2) the Company's consolidated Indebtedness, divided by the Net Pops of the Company and its Restricted Subsidiaries in each case giving pro form effect to the acquisition and such Incurrence, does not exceed $50, (3) the Company's consolidated Indebtedness divided by the Net Pops of the Company and its Restricted Subsidiaries does not increase as a result of the acquisition and such Incurrence and (4) after giving effect to such acquisition and such Incurrence the acquired property, businesses or assets or such Capital Stock is owned directly by the Company or a Wholly Owned Restricted Subsidiary of the Company.

   "Permitted Business" means any business primarily involved in the ownership, design, construction, development, acquisition, installation, management or provision of wireless communications systems, including any business conducted by US Unwired or any Restricted Subsidiary on the Closing Date.

   "Permitted Investments" means:

  (1) any Investment in a Restricted Subsidiary of the Company that is at least 90%-owned by the Company (other than LEC Unwired);

  (2) any Investment in Cash Equivalents;

  (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

      (a) such Person becomes a Restricted Subsidiary of the Company that is at least 90%-owned by the Company (other than LEC Unwired); or

      (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is at least 90%-owned by the Company (other than LEC Unwired);

  (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

  (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

  (6) Hedging Obligations; and

  (7) Permitted Texas Unwired Investments.

   "Permitted Liens" means:

  (1) Liens securing the Credit Facilities permitted by the Indenture to be incurred;

  (2) Liens in favor of the Company or the Subsidiary Guarantor (other than with respect to intercompany Indebtedness);

  (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

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

   (4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

   (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

   (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

   (7) Liens existing on the date of the Indenture;

   (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and

   (9) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding;

  (10) Liens securing Non-Recourse Debt of LEC Unwired; and

  (11) Liens securing Indebtedness, in an aggregate amount not to exceed $7.0 million, permitted by clause (8) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" for the purpose of financing the construction or acquisition of a headquarters building and associated rights in real estate and covering only the assets acquired with such Indebtedness.

   "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

   (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all expenses and premiums incurred in connection therewith, including any market premium required to repurchase such Indebtedness in a transaction where the repurchase price does not exceed the fair market value of such Indebtedness);

   (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;


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

  (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Permitted Texas Unwired Investments" means the initial contribution of the customer base, assets and rights and obligations related to the Beaumont-Port Arthur and Lufkin-Nacagdoches markets to Texas Unwired and the extension of an intercompany loan by the Company of up to $20.0 million to Texas Unwired.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

   "Pops" means the estimate of the population of a Metropolitan Statistical Area ("MSA") or Rural Service Area ("RSA") as derived from the most recent Donnelly Market Service or if such statistics are no longer printed in the Donnelly Market Service or the Donnelly Market Service is no longer published, the most recent Rand McNally Commercial Atlas or if such statistics are no longer printed in the Rand McNally Commercial Atlas or the Rand McNally Commercial Atlas is no longer published, such other nationally recognized source of such information.

   "Principal" means William Henning, Sr.

   "Reference Period" with regard to any Person means the last full fiscal quarter of such Person for which financial information (which the Company shall use its best efforts to compile in a timely manner) in respect thereof is available ended on or immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

   "Related Party" means:

  (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of the Principal; or

  (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of Persons means any Subsidiary of the referenced Persons that is not an Unrestricted Subsidiary.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

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   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any specified Person:

  (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

   "Subsidiary Guarantors" means each of:

  (1) LA Unwired, LLC;

  (2) Unwired Telecom; and

  (3) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

   "Unrestricted Subsidiary" means any Subsidiary of the Company (other than LA Unwired and Unwired Telecom or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1) has no Indebtedness other than Non-Recourse Debt;

  (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

  (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

  (5) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

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   Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary
shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (2) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Book-Entry, Delivery and Form

 Depository Procedures

   DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the initial purchasers of the existing notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other

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

entities that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). Persons who are not Direct Participants may beneficially own securities held by or on behalf of DTC only through the Direct Participants or Indirect Participants. The beneficial ownership interest and transfer of beneficial ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Direct Participants and Indirect Participants.

   The exchange notes will initially be represented by one or more permanent Global Notes in definitive, fully registered book-entry form that will be registered in the name of Cede & Co., as nominee of DTC. The Global Notes will be deposited with a custodian for DTC for credit to the respective accounts of the acquirors of the exchange notes or to the other accounts as the acquirors may direct at DTC.

   DTC has also advised the Company that pursuant to procedures established by it:

  (1) upon deposit of the Global Notes, DTC will credit the accounts of Direct Participants with portions of the principal amount of Global Notes; and

  (2) ownership of such interests in the Global Notes will be shown on, and the transfer ownership thereof will be effected only through, records maintained by DTC (with respect to Direct Participants) or by Direct Participants and the Indirect Participants (with respect to other beneficial owners of interests in the Global Notes).

   Investors in the Global Notes may hold their interests therein directly through DTC or indirectly through organizations such as Euroclear and CEDEL. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held by Euroclear or CEDEL may also be subject to the procedures and requirements of such systems. The Euroclear System is a clearance and settlement system for international securities and operated by the Brussels office of Morgan Guaranty Trust Company of New York. CEDEL International clears and settles securities transactions in the Eurobond market.

   The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities they own. This may limit or curtail the ability to transfer a beneficial interest in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Book-Entry, Delivery and Form-- Transfer of Interests in Global Notes for Certificated Notes" and "--Book-Entry, Delivery and Form--Exchanges of Global Notes."

   Except as described in "--Transfer of Interests in Global Notes for Certificated Notes," beneficial owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the holders thereof under the Indenture for any purpose.

   Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered (and not holders of book-entry interests in the Notes or other

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beneficial owners) as the owners thereof for the purpose of receiving payments in respect of the principal and premium, if any, and interest on the Notes and for any and all other purposes whatsoever, except for certain purposes of the exchange offer, as discussed in this prospectus. Payments in respect of the principal and premium, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, nor the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

  (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct
      Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note, or

  (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

   DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes, is to credit the accounts of the relevant Direct Participants with the payment on the payment date, in amounts proportionate to such Direct Participants' respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Direct Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

   The Global Notes will trade in DTC's Same-Day Funds Settlement System and therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold interests in the Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants, who hold interests in the Notes through Euroclear and CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and CEDEL Participants may not deliver instructions directly to the depositaries for Euroclear or CEDEL.

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

   Because of time zone differences, the securities accounts of an Indirect Participant who holds interests in the Notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although transactions will be recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

   DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Direct Participants to whose account DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes for Notes in certificated form, and to distribute such Notes to its Direct Participants.

   The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

   Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct Participants and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

 Transfer of Interests in Global Notes for Certificated Notes

   A Global Note is exchangeable for definitive Notes in registered certificated form if:

  (1) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act,

  (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes, or

  (3) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the Notes.

   In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

 Exchanges of Global Notes

   Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in such other Global Note, and accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

   Transfers involving an exchange of a beneficial interest in a Global Note for a beneficial interest in another Global Note will be effected by DTC by means of an instruction originated by the Trustee through the DTC/Deposit Withdraw at Custodian system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable.

Certificated Notes

   Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if:

  (1) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days, or

  (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture,

then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related Notes.

   Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Same Day Settlement And Payment

   The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Any secondary trading in the Certificated Notes will also be settled in immediately available funds.

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

                          DESCRIPTION OF CAPITAL STOCK

   In this description, "we," "us" and "our" refer to US Unwired and not to any of its subsidiaries or affiliates.

   Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $0.01 per share; 60,000,000 shares of Class B common stock, par value $0.01 per share; and 40,000,000 shares of preferred stock, no par value. Immediately prior to this offering, there were 11,250,000 shares of Class B common stock, no shares of Class A common stock and 500,000 shares of Series A preferred stock issued and outstanding, and we had approximately 16 holders of record of our Class B common stock and one holder of record of our Series A preferred stock.

Common Stock

   We have two classes of authorized common stock, Class A common stock and Class B common stock. Other than as described in this prospectus with respect to voting rights and transfer restrictions applicable to the Class B shares, the Class A and Class B shares have identical rights. The Class A common stock has one vote per share and the Class B common stock has 10 votes per share. The Class A and Class B shares vote together in the election of directors and generally with respect to all matters for which a vote of stockholders is required.

   Shares of Class B common stock generally convert automatically into shares of Class A common stock on a share-for-share basis immediately upon any transfer of the Class B common stock other than a transfer from an original holder of Class B common stock to specified "qualified holders, which are defined as persons and entities who receive Class B common stock in connection with the initial issuance of Class B common stock or as a distribution from an entity which received Class B common stock in connection with the initial issuance; such persons' descendants, spouses or surviving spouses; specified entities and tax-exempt organizations; The 1818 Fund and its affiliates and persons or entities designated by the Class B holders."

   Holders of common stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock will be entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference to any then outstanding preferred stock.

Preferred Stock

   We are authorized under our articles of incorporation to issue 40,000,000 shares of preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

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

   Series A preferred stock. Contemporaneously with the issuance of the existing notes, we issued 500,000 shares of Series A preferred stock to The 1818 Fund for $50 million. The stated value of the Series A preferred stock is $100 per share, which is also the liquidation preference per share. The proceeds from the sale of the Series A preferred stock are available to us for use for general corporate purposes, including the buildout of our network.

   As holders of the Series A preferred stock, The 1818 Fund has the following rights:

  . the payments due the holders are inferior in rank, including liquidation, to payments due the holders of the Notes;

  . the Series A preferred stock ranks senior in terms of payment to all classes of common stock in case of a liquidation or similar event;

  . the holders may convert the Series A preferred stock into our Class B common stock at any time, at a price of $26.55 per share, representing 13.8% of the common equity of US Unwired, subject to adjustments and assuming the exercise of options granted to management to purchase 500,000 shares of the common equity, unless The 1818 Fund sells or transfers the Series A preferred stock, in which case the Series A preferred stock will be convertible into our Class A common stock;

  . the holders are entitled to dividends equivalent, on an as-converted basis, to dividends paid on our common stock;

  . the holders of the Series A preferred stock have the voting rights of our Class B common stockholders on an as-converted basis unless The 1818 Fund sells or transfers to a non-affiliate the Series A preferred stock, in which case the transferee holders of the Series A preferred stock will have the voting rights of our Class A common stockholders on an as-converted basis;

  . holders who represent two-thirds of the liquidation preference of the Series A preferred stock must approve specified significant events, including the issuance of additional preferred stock equal or senior to the Series A preferred stock as to dividends or liquidation, the issuance of any preferred stock having an earlier mandatory or optional redemption date than the Series A preferred stock, amendments to our corporate documents that may adversely affect the holders, and sales or mergers of us or our significant subsidiaries;

  . if The 1818 Fund (or its affiliates) holds 50% or more of our common stock issued or issuable upon conversion of the Series A preferred stock, The 1818 Fund may designate two persons to our board of directors; if The 1818 Fund (or its affiliates) holds less than 50% but more than 25% of our common stock issued or issuable upon conversion of the Series A preferred stock, The 1818 Fund may designate one person to our board of directors;

  . the Series A preferred stock has a mandatory redemption at its stated value 91 days after the maturity of the Notes;

  . if we have not effected an initial public offering of our common stock by the fifth anniversary of the offering of the Notes, by action of holders who represent 50% or more of the liquidation preference of the Series A preferred stock, we will be required to offer to purchase the Series A preferred stock at a price equal to 100% of the fair market value of the

    Series A preferred stock, on an as-converted, undiscounted, fully distributed basis. If we are unable to do this because of restrictions in our credit facilities or the indenture governing the Notes, the holders of the Series A preferred stock will receive compensatory warrants;

  . we may elect to require the holders of the Series A preferred stock to convert their Series A preferred stock, in connection with or after an initial public offering, if the holders would receive, on an as-converted basis, an internal rate of return of at least 20% per year based either on the initial offering price to the public on the date of the initial public offering, or, at any time after the date of the initial public offering, on the trading price of our Class B common stock over a 30 consecutive trading day period; and

  . the holders of the Series A preferred stock are entitled to customary contractual covenants, including anti-dilution protections, dividend protections, liquidation rights, registration rights, restrictions on significant corporate events, acts and transactions, and customary events of default.

Shareholder Agreement

   On September 24, 1999, we entered into an agreement with the holders of Class B common stock, including several members of the Henning family. The agreement provides, among other things, that the signatory stockholders agree that they will not approve any amendment to the articles of incorporation that restricts the transfer of Class B common stock beyond the restrictions contained in the articles of incorporation. The agreement also contains piggyback registration rights in favor of the signatory stockholders. The registration rights terminate six years after the date of the agreement, and the other provisions terminate 25 years after the date of the agreement, unless otherwise extended pursuant to the terms of the agreement.

Certain Charter, By-Law and Statutory Provisions

   The following sections describe certain provisions of our articles of incorporation and by-laws, and of the Louisiana Business Corporation Law.

   Classified board of directors. Our articles of incorporation divide the members of the board of directors into three classes serving three-year staggered terms each. The Class I directors are John A. Henning and Thomas G. Henning, whose terms expire in 2001. The Class II directors are William L. Henning, Sr. and Robert Piper, whose terms expire in 2002. The Class III directors are William L. Henning, Jr. and Lawrence C. Tucker, whose terms expire in 2000. Mr. Tucker was designated as a director by The 1818 Fund, which is entitled to designate one other individual to become a member of our board of directors whose term will expire in 2000, but has not yet done so.

   Special meetings of stockholders. The articles of incorporation and by-laws provide that meetings of our stockholders may be called upon written request of any stockholder or stockholders holding in the aggregate 60% of our total voting power. In addition, a special meeting of stockholders of any class or series may be called upon written request of any stockholder or group of stockholders holding in the aggregate 60% of the total voting power of such class or series.

   Advance notice requirements for director nominations. Our by-laws provide that nominations of persons for election to our board of directors may be made at a meeting of stockholders by or at

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

the direction of the board of directors or by any stockholder of record entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the by-laws. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to our secretary. To be timely, a stockholder's notice must be delivered or mailed and received at our principal office not less than 45 days nor more than 90 days prior to the meeting, provided, however, that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

   Directors elected by preferred stockholders. Whenever holders of any one or more classes or series of stock having a preference over the common stock as to dividends or upon liquidation has the right, voting separately as a class, to elect one or more directors, our articles of incorporation (as may be amended from time to time fixing the rights and preferences of the preferred stock) shall govern the nomination, election, term, removal, vacancies or other related matters with respect to these directors.

   Director and officer indemnification and limitation of liability. As permitted by the Louisiana Business Corporation Law, our articles of incorporation contain provisions eliminating the personal liability of our directors and officers to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (1) a breach of a director's or officer's duty of loyalty to us or our stockholders,
(2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability for unlawful distributions of our assets to, or redemptions or repurchases of our shares from, our stockholders, under and to the extent provided in Section 92D of the Louisiana Business Corporation Law, and (4) any transaction in which a director or officer receives an improper personal benefit. As a result of the inclusion of such provisions, stockholders may be unable to recover monetary damages against directors or officers for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may still be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.

   Our by-laws provide in effect that we shall, to the fullest extent permitted by the Louisiana Business Corporation Law, as amended from time to time, indemnify our directors and executive officers and advance expenses to each of them in connection with such indemnification.

   Redemption of capital stock. Our articles of incorporation permit us to redeem shares of our capital stock from any stockholder whose ownership causes us to violate foreign ownership restrictions applicable to FCC licensees or otherwise would prevent us from holding or delay us in obtaining any governmental license or franchise that is necessary to conduct any material portion of our and our subsidiaries' communications business or would materially increase our or our subsidiaries' cost of obtaining or operating under any such license or franchise. Shares to be redeemed are to be selected in a manner determined by the board of directors. The redemption price may be paid in cash or in debt or equity securities of us or our subsidiaries or any other entity.

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

   Removal of directors; filling vacancies on board of directors. Our articles of incorporation provide that any director may be removed, with or without cause, only by a vote of a majority of the total voting power of the shares that would be entitled to elect the successor to the removed director. Our articles of incorporation provide that any vacancies on the board of directors (including any resulting from an increase in the authorized number of directors) may be filled as follows: if the vacant position is that of a director elected by holders of preferred stock, the vacancy may be filled as provided in our articles of incorporation. If the vacant position is that other than of a director elected by holders of preferred stock, the vacancy may be filled by the affirmative vote of a majority of the directors remaining in office, provided that the stockholders have the right, at any special meeting called for that purpose prior to such action by the board, to fill the vacancy.

   Adoption and amendment of by-laws. Our articles of incorporation and by-laws provide that by-laws may be adopted by a majority vote of the board of directors, subject to any power granted by the Louisiana Business Corporation Law to stockholders to change or repeal any by-laws so adopted or amended. By-laws may be amended or repealed only by either a two-thirds vote of the board of directors or the affirmative vote of holders of at least two-thirds of the total voting power, voting together as a single class, that is present or represented at any regular or special meeting of stockholders, the notice of which meeting expressly states that the proposed amendment or repeal is to be considered at the meeting. Any amendment to the by-laws that would add a matter not expressly covered in the by-laws prior to such amendment will be deemed the adoption of a new by-law and not an amendment.

   Special stockholder voting requirements. Our articles of incorporation provide that any proposal to approve a merger, consolidation, share exchange, disposition of all or substantially all of our assets, dissolution, or any amendment to our articles of incorporation, requires the affirmative vote of a majority of the total voting power, with all classes and series voting together as if a single class, provided that the board of directors has previously approved and/or recommended such proposal by the affirmative vote of three-fourths of the number of directors constituting the full board of directors. Otherwise, the affirmative vote of holders of at least two-thirds of the total voting power, with all classes and series voting together as if a single class, is required to approve such a proposal. The Louisiana Business Corporation Law provides that if a proposed amendment to our articles of incorporation would adversely affect, within the meaning of the Louisiana Business Corporation Law, the shares of any class of capital stock, then the amendment must also be approved by holders of the shares of that class. Under our articles of incorporation, such approval would require the affirmative vote of holders of a majority of the voting power present of that class. In addition, the Series A preferred stock issued to The 1818 Fund has special voting rights which are described under the heading "Preferred Stock--Series A preferred stock."

                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

   This general discussion of United States federal tax consequences applies to you if you acquired existing notes at original issue for cash and you exchange those existing notes for exchange notes in exchange offer. This discussion only applies to you if you purchased existing notes in the private placement for an amount equal to the "issue price" of the existing notes and hold the exchange notes as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended, referred to as the Code. If you did not purchase your existing notes in the private placement for an amount equal to the "issue price" of the existing notes, you should consult your tax advisor regarding the consequences of the exchange offer.

   This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to a special tax treatment. For example, special rules not discussed here may apply to you if you are:

  . a bank or a broker-dealer;

  . an insurance company;

  . a pension or other employee benefit plan;

  . a tax exempt organization or entity;

  . a U.S. expatriate;

  . a trader in securities that elects mark-to-market accounting treatment;

  . holding Notes as a part of a hedging or conversion transaction or a straddle;

  . a hybrid entity or an owner of interests therein; or

  . a holder whose functional currency is not the U.S. dollar.

   In addition, this discussion does not discuss the effect of any applicable U.S. state or local or non-U.S. tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the purchase, ownership or disposition of the Notes, and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. We urge you to consult your tax advisor with respect to the U.S. federal income and estate tax considerations relevant to holding and disposing of Notes, as well as any tax considerations applicable under the laws of any U.S. state, local or non-U.S. taxing jurisdiction.

U.S. Holders

   If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" applies to you. You are a U.S. Holder if you hold the Notes and you are:

  . a citizen or resident of the United States, including an individual deemed to be a resident alien under the "substantial presence" test of
    Section 7701(b) of the Code;

  . a corporation or partnership, including entities treated as partnerships or corporations for federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, unless in the case of a partnership, Treasury Regulations provide otherwise;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date that elect to continue to be treated U.S. persons, shall also be considered U.S. persons.

   Exchange of Notes. The exchange of existing notes for exchange notes in the exchange offer will not constitute a taxable event to the U.S. Holders and thus will not result in income, gain or loss to U.S. Holders who participate in the exchange offer or to US Unwired. The exchange notes should be treated as a continuation of the existing notes. Such U.S. Holders shall have the same adjusted tax basis and holding period in the exchange notes immediately after the exchange as the U.S. Holders had in the existing notes immediately prior to the exchange.

   Original Issue Discount. Because the existing notes were sold at a substantial discount from their principal amount at maturity and because there will not be any payment of interest on the Notes until May 1, 2005, the Notes have original issue discount, referred to as "OID," in an amount equal to the excess of the "stated redemption price at maturity" over the "issue price" of the existing notes. The "issue price" of the existing notes is the first price at which a substantial number of Notes were sold for money, excluding sales to underwriters, placement agents or wholesalers. The "stated redemption price at maturity" is the sum of all payments to be made on the Notes other than "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable at least annually at a single fixed rate. Because no interest will be paid on the Notes before 2005, none of the interest paid on the Notes will be qualified stated interest. Accordingly, all payments on the Notes will be treated as part of the Notes' stated redemption price at maturity.

   U.S. Holders of Notes must, in general, include in income OID calculated on a constant-yield accrual method in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by an initial U.S. Holder of Notes is the sum of the "daily portions" of OID with respect to such Notes for each day during the taxable year or portion of the taxable year in which such U.S. Holder holds such Notes. This amount is referred to as "Accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The accrual period for the Notes may be of any length selected by the U.S. Holder and may vary in length over the term of the Notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is equal to:

  . the product of the Notes' adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over

  . the qualified stated interest allocable to such accrual period (which, in the case of the Notes, will be zero).

   OID allocable to the final accrual period is the difference between the amount payable at maturity of the Note and the Note's "adjusted issue price" at the beginning of the final accrual period. Special rules will apply calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the Accrued OID for each prior accrual period and reduced by any payments made on such Note on or before the first day of the accrual period.

   Stated interest, when paid on the Notes, will be treated first as a payment of OID to the extent of the OID that has accrued as of the date of the payment and has not been allocated to prior payments. Such amount will not be includible in a U.S. Holder's gross income. Any excess will be treated as a payment of principal on the Notes.

   Sale, Retirement, or Other Taxable Disposition of Notes. Upon the sale, retirement or other taxable disposition of a Note, a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the Notes, which generally will be taxed as ordinary income), and the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's tax basis in a Note will initially equal the price paid for such Note plus any OID included in the holder's income prior to the disposition of the Note and reduced by any payments received on the Note of amounts included in the stated redemption price at maturity of the Note. Any such gain or loss recognized by a U.S. Holder upon the sale, retirement or other taxable disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year.

   Information Reporting; Backup Withholding. We are required to furnish to record holders of the Notes, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to interest paid and the amount of any OID accrued on the Notes.

   Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to interest and any OID paid on the Notes or with respect to proceeds received from a disposition of the Notes. Generally, backup withholding applies only if:

  . the payee fails to furnish a correct taxpayer identification number to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

  . the Internal Revenue Service notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

  . the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions, and the Internal Revenue Service has notified the payor that withholding is required; or

  . the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that such holder is not subject to backup withholding.

   Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. Holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

   The term "Non-U.S. Holder" refers to a person that is not classified for U.S. federal tax purposes as a U.S. person as defined in "--U.S. Holders," above. Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

   Interest and OID. In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax with respect to stated interest or OID received or accrued on the Notes by reason of the portfolio interest exemption so long as:

  . the interest and OID is not effectively connected with the conduct of a trade or business within the United States;

  . the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of US Unwired entitled to vote;

  . the Non-U.S. Holder is not a "controlled foreign corporation" (within the meaning of the Code) that is "related" to US Unwired (within the meaning of the Code) actually or constructively through stock ownership; and

  . the Non-U.S. Holder certifies, under penalties of perjury that such holder is not a U.S. person and provides such holder's name and address in an appropriate form (currently IRS Form W-8) to us or an agent appointed by us (or, a security clearing organization, bank or other financial institution that holds the Notes on a holder's behalf in the ordinary course of its trade or business certifies on the holder's behalf that it has received such certification from the holder and provides a copy to us or our agent).

   If a Non-U.S. Holder is not qualified for an exemption under these rules, interest and OID paid on the Notes may be subject to withholding tax at the rate of 30% (or any lower applicable treaty rate). The payment of interest and OID that is effectively connected with a Non-U.S. Holders trade or business within the United States, however, would not be subject to a 30% withholding tax so long as the Non-U.S. Holder provides us or our agent with an adequate certification (currently IRS Form 4224), but such interest and OID would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. In addition, a Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax on interest and OID that is effectively connected with such Non-U.S. Holder's trade or business within the United States.

   Gain on Disposition of Notes. Non-U.S. Holders generally will not be subject to U.S. federal income taxation on gain recognized on a disposition of Notes so long as:

  . the gain is not effectively connected with the conduct by the Non-U.S.
    Holder of a trade or business within the United States; and

  . in the case of a Non-U.S. Holder who is an individual, such Non-U.S.
    Holder is not present in the United States for 183 days or more in the taxable year of disposition and other requirements are met.

   Payments received on the disposition of a Note by a Non-U.S. Holder whose investment in the Note is effectively connected with such Non-U.S. Holder's trade or business would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. In addition, in the case of payments received on the disposition of a Note by a corporate Non-U.S. Holder whose investment in the Note is effectively connected with such Non-U.S. Holder's trade or business within the United States, the payments may also be subject to a 30% branch profits tax.

   Federal Estate Taxes. A Note held by an individual who, at the time of death, is a Non-U.S. Holder generally will not be subject to U.S. federal estate tax as a result of such individual's death if:

  . the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of US Unwired entitled to vote; and

  . at the time of the individual's death, interest payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

   Information Reporting; Backup Withholding. Under current U.S. federal income tax law, a 31% backup withholding tax requirement applies to certain payments of interest and OID on, and the proceeds of a sale, exchange or redemption of the Notes. We will, where required, report to holders of Notes and the Internal Revenue Service the amount of any payments on the Notes and the amounts of tax withheld, if any, from those payments.

   Generally, payments of interest on the Notes to Non-U.S. Holders will not be subject to information reporting or backup withholding if the Non-U.S. Holder certifies, under penalties of perjury, that such holder is not a U.S. Holder and provides such holder's name and address as described above.

   Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of Notes effected by, to or through the foreign office of a broker; provided, however, that if the broker is a U.S. person or a U.S.-related person, information reporting (but not backup withholding) would apply unless the broker has documentary evidence in its records as to the Non-U.S. Holder's foreign status, and has no actual knowledge to the contrary, or the Non-U.S Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Non-U.S. Holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of Notes effected by, to or through the U.S. office of a broker, unless the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

   Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability and any amounts withheld in excess of such Non-U.S. Holder's U.S. federal income tax liability will be refunded, provided that the required information is furnished to the Internal Revenue Service.

   Non-U.S. Holders should be aware that the Treasury Department promulgated revised final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but unify certain certification procedures and forms and clarify reliance standards. The final regulations would generally be effective for payments made after December 31, 2000, subject to certain transition rules. Non-U.S. Holders should be aware that this discussion does not give effect to these new withholding regulations. We strongly urge Non-U.S. Holders to consult their tax advisors for information on these new withholding regulations.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account in exchange for existing notes acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The SEC has taken the position that this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with such resales of exchange notes, but not in the case of a resale of an unsold allotment from the original sale of the existing notes.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer, and any broker or dealer that participates in a distribution of the exchange notes, may be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of exchange notes, and any commission or concessions received by any person may be considered underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be regarded as having made an admission that it is an "underwriter" within the meaning of the Securities Act.

   We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed, however, to pay all expenses incident to our performance of and compliance with the registration rights agreement, including all registration and filing fees and expenses, all fees and expenses of compliance with securities laws, all printing expenses, all fees and expenses of our legal counsel and independent accountants and any application and filing fees in connection with listing the exchange notes on a national securities exchange or automated quotation system. In addition, we have agreed to reimburse the initial purchasers of the existing notes and holders who are tendering existing notes and/or selling or reselling existing notes or exchange notes pursuant to this "Plan of Distribution" for the reasonable fees and disbursements of not more than one counsel. We have agreed to indemnify the holders of the Notes against certain liabilities, including certain liabilities under the Securities Act.

   There has been no public market for the existing notes or the exchange notes prior to the exchange offer. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The Nasdaq Stock Market. We cannot assure you that an active market for the exchange notes will develop. To the extent that a market for the exchange notes does develop, future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, and the market for similar securities as well as our results of operations and financial condition.

                                  LEGAL MATTERS

   The validity of the exchange notes will be passed upon for US Unwired by Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. Other legal matters will be passed upon for US Unwired by Thomas G. Henning, its general counsel, and by Lukas, Nace, Gutierrez & Sachs, Chartered, its special regulatory counsel. Mr. Henning is a director, officer and principal shareholder of US Unwired.

                              AVAILABLE INFORMATION

   We have filed with the SEC a registration statement on Form S-4, of which this prospectus is a part, under the Securities Act with respect to the offering of the exchange notes. As allowed by the SEC's rules, this prospectus does not contain all of the information included in the registration statement or the exhibits to the registration statement. You will find additional information about us and the exchange notes in the registration statement. The registration statement and related exhibits may be inspected and copied at the SEC's public reference rooms located at its principal office, 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

   We are required under the indenture governing the Notes to furnish the holders of the Notes with (a) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on forms 10-Q and 10-K if we were required to file such Forms, including, without limitation, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants, and (b) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in cach case, within the time periods specified in the SEC's rules and regulations. Upon effectiveness of the registration statement of which this prospectus is a part, we will file this information with the SEC, as and to the extent provided by Section 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any Notes remain outstanding, we will furnish the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act.

                                     EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of US Unwired Inc. as of December 31, 1998 and 1997, and for the years then ended and the financial statements of Louisiana Unwired, LLC as of December 31, 1998 and for the period from January 8, 1998 (inception) through December 31, 1998, as set forth in their reports, and these financial statements are included in this prospectus and in the registration statement of which this prospectus is a part in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

   KPMG LLP, independent certified public accountants, have audited the consolidated statements of operations, stockholders' equity and cash flows of US Unwired Inc. for the year ended December 31, 1996, as set forth in their report, and these 1996 financial statements are included in this prospectus and in the registration statement of which this prospectus is a part in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
US UNWIRED INC. AND SUBSIDIARIES
  Reports of Independent Auditors..........................................  F-2
  Consolidated Balance Sheets..............................................  F-4
  Consolidated Statements of Operations....................................  F-5
  Consolidated Statements of Stockholders' Equity..........................  F-6
  Consolidated Statements of Cash Flows....................................  F-7
  Notes to Consolidated Financial Statements...............................  F-8

LOUISIANA UNWIRED, LLC
  Report of Independent Auditors........................................... F-32
  Balance Sheets........................................................... F-33
  Statements of Operations................................................. F-34
  Statements of Members' Equity............................................ F-35
  Statements of Cash Flows................................................. F-36
  Notes to Financial Statements............................................ F-37

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
US Unwired Inc.

   We have audited the consolidated balance sheets of US Unwired Inc., as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of US Unwired Inc., at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
April 9, 1999, except for Note 13
 as to which the date is
 November 8, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
US Unwired Inc.:

   We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of US Unwired Inc. and subsidiaries for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of US Unwired Inc. and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG LLP

New Orleans, Louisiana
March 10, 1997

                        US UNWIRED INC. AND SUBSIDIARIES

                                 BALANCE SHEETS
                        (In thousands, except share data)

                                                   December 31,
                                                 ---------------- September 30,
                                                   1997    1998       1999
                                                 -------- ------- -------------
                                                                   (unaudited)
                     ASSETS
Current assets:
  Cash and cash equivalents..................... $  4,955 $32,475   $ 16,966
  Subscriber receivables, net of allowance for
   doubtful accounts of $763, $217 and $193.....    8,663   4,419      6,282
  Other receivables.............................      417      27        570
  Inventory.....................................    2,385   2,541      4,563
  Deferred income taxes.........................    2,033     --         --
  Prepaid expenses..............................    2,226   5,855     12,561
  Receivables from related parties..............      592   5,460      4,238
  Receivables from officers.....................       81      92         82
                                                 -------- -------   --------
    Total current assets........................   21,352  50,869     45,262
Restricted cash in escrow.......................      --    5,164      5,318
Investments in and advances to unconsolidated
 affiliates.....................................    8,728   9,835      1,601
Property and equipment, net.....................   38,891  22,565    102,972
Cellular and PCS licenses, net of accumulated
 amortization of $10,593, $-0- and $815.........   70,899     --       7,224
Other assets....................................    2,263   1,481      5,324
                                                 -------- -------   --------
    Total assets................................ $142,133 $89,914   $167,701
                                                 ======== =======   ========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................. $ 13,383 $ 2,972   $ 11,025
  Accrued expenses..............................    2,957   1,188      3,994
  Current maturities of long term debt..........      552   1,341      1,991
                                                 -------- -------   --------
    Total current liabilities...................   16,892   5,501     17,010
Long term debt, net of current maturities.......   99,514  27,726    103,243
Deferred income taxes...........................    1,798   3,837      3,634
Minority interest...............................      --      --         737
Commitments and contingencies
Stockholders' equity:
  Preferred stock, authorized 40,000,000 shares;
   none issued or outstanding...................      --      --         --
  Common stock, $0.01 par value:
    Class A: Authorized 100,000,000 shares; none
     issued or outstanding......................      --      --         --
    Class B: Authorized 60,000,000 shares;
     issued and outstanding 11,250,000 shares...      113     113        113
  Additional paid-in capital....................    1,835   1,835      1,835
  Retained earnings.............................   21,981  50,902     41,129
                                                 -------- -------   --------
    Total stockholders' equity..................   23,929  52,850     43,077
                                                 -------- -------   --------
      Total liabilities and stockholders'
       equity................................... $142,133 $89,914   $167,701
                                                 ======== =======   ========

              See accompanying notes to the financial statements.

                        US UNWIRED INC. AND SUBSIDIARIES

                            STATEMENTS OF OPERATIONS

                                 (In thousands)

                                                               Nine Months
                                                                  Ended
                                 Year Ended December 31,      September 30,
                                 --------------------------  -----------------
                                  1996     1997      1998     1998      1999
                                 -------  -------  --------  -------  --------
                                                               (unaudited)
Revenues:
Service revenues:
  Subscriber.................... $45,572  $53,255  $ 48,723  $39,920  $ 32,671
  Roaming.......................  13,727   16,079    11,914   10,210     7,553
  Merchandise sales.............   1,885    2,685     3,915    3,463     3,670
  Management fees...............     624    1,376     4,455    3,304     1,499
  Other revenue.................      85    1,273     2,704    2,026       168
                                 -------  -------  --------  -------  --------
    Total revenues..............  61,893   74,668    71,711   58,923    45,561
                                 -------  -------  --------  -------  --------
Operating expenses:
  Cost of services..............  16,513   20,111    18,586   15,245    15,787
  Merchandise cost of sales.....   5,436    8,943    10,777    9,095     7,596
  General and administrative....  10,560   12,682    17,156   12,363    16,104
  Sales and marketing...........   8,068   10,893    10,886    9,288     9,489
  Depreciation and
   amortization.................   9,153   12,478     9,831    8,065    14,833
                                 -------  -------  --------  -------  --------
    Total operating expenses....  49,730   65,107    67,236   54,056    63,809
                                 -------  -------  --------  -------  --------
Operating income (loss).........  12,163    9,561     4,475    4,867   (18,248)
Other income (expense):
  Interest expense..............  (6,539)  (8,580)   (6,157)  (5,484)   (5,691)
  Interest income...............     317    1,690     1,778      780     1,396
  Other expenses................     --    (1,082)      --       --        --
  Loss on sale of assets........      (9)     --       (114)     --        --
  Gain on sale of certain
   markets......................     --       --     57,364   57,364       --
  Gain on sale of PCS customer
   base to affiliate............     --       --      2,285    2,285       --
                                 -------  -------  --------  -------  --------
    Total other income
     (expense)..................  (6,231)  (7,972)   55,156   54,945    (4,295)
                                 -------  -------  --------  -------  --------
Income (loss) before income
 taxes, extraordinary item,
 minority interest, and equity
 in income (losses) of
 affiliates.....................   5,932    1,589    59,631   59,814   (22,543)
Income tax expense (benefit)....   2,421       95    17,726   20,155    (5,218)
                                 -------  -------  --------  -------  --------
Income (loss) before
 extraordinary item, minority
 interest and equity in income
 (losses) of affiliates.........   3,511    1,494    41,905   39,659   (17,325)
Extraordinary item--
 extinguishment of debt, net of
 income tax.....................     --       --        --       --       (477)
Minority interest in losses of
 subsidiaries...................     308      134       --       --      8,839
Equity in income (losses) of
 affiliates.....................      35   (3,137)  (12,984)  (6,646)     (810)
                                 -------  -------  --------  -------  --------
Net income (loss)............... $ 3,854  $(1,509) $ 28,921  $33,013  $ (9,773)
                                 =======  =======  ========  =======  ========

              See accompanying notes to the financial statements.

                        US UNWIRED INC. AND SUBSIDIARIES

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                        (In thousands, except share data)

                                    Class  Class
                                      A      B    Additional
                          Preferred Common Common  Paid-in   Retained
                            Stock   Stock  Stock   Capital   Earnings   Total
                          --------- ------ ------ ---------- --------  -------
Balance at December 31,
 1995...................     --       --    $112    $1,656   $19,636   $21,404
Issuance of 66,574.14
 shares of Class B
 Common Stock...........     --       --       1       179       --        180
Net income..............     --       --     --        --      3,854     3,854
                            ----     ----   ----    ------   -------   -------
Balance at December 31,
 1996...................     --       --     113     1,835    23,490    25,438
Net loss................     --       --     --        --     (1,509)   (1,509)
                            ----     ----   ----    ------   -------   -------
Balance at December 31,
 1997...................     --       --     113     1,835    21,981    23,929
Net income..............     --       --     --        --     28,921    28,921
                            ----     ----   ----    ------   -------   -------
Balance at December 31,
 1998...................     --       --     113     1,835    50,902    52,850
Net loss (unaudited)....     --       --     --        --     (9,773)   (9,773)
                            ----     ----   ----    ------   -------   -------
Balance at September 30,
 1999 (unaudited).......    $--      $--    $113    $1,835   $41,129   $43,077
                            ====     ====   ====    ======   =======   =======



              See accompanying notes to the financial statements.

                        US UNWIRED INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                             Nine Months Ended
                                 Year Ended December 31,       September 30,
                                 --------------------------  -------------------
                                  1996     1997      1998      1998       1999
                                 --------------------------  -------------------
                                                                (unaudited)
Cash flows from operating
 activities:
Net income (loss)..............  $ 3,854  $(1,509) $ 28,921  $  33,013  $ (9,773)
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in)
 operating activities:
 Extinguishment of debt........      --       --        --         --        477
 Depreciation and
  amortization.................    9,153   12,478     9,831      8,065    14,833
 Minority interest.............     (308)    (134)      --         --     (8,839)
 Provision for bad debts.......    1,876    3,521       744        --       (203)
 Deferred tax expense
  (benefit)....................      332      (83)    4,601     (2,082)      --
 Unearned revenue..............       53     (136)     (105)       224      (509)
 (Gain) loss on sale of
  assets.......................        9      --    (59,535)   (59,649)      --
 Equity in loss (income) of
  affiliates...................      (35)   3,137    12,984      6,646       810
 Non-cash compensation.........      180      --        --         --        533
 Interest income on restricted
  cash in escrow...............      --       --       (164)       (81)     (154)
 Changes in operating assets
  and liabilities, net of
  acquisitions and disposals
  Subscriber receivables........  (3,879)  (4,123)     (351)       455    (1,501)
  Other receivables.............    (397)    (458)    1,623      1,509      (405)
  Inventory.....................  (1,576)     922    (1,082)    (3,184)   (1,673)
  Prepaid expenses..............    (991)  (1,095)   (4,264)     5,427    (6,400)
  Receivables from related
  parties......................       --       --    (2,450)       558     1,636
  Other assets..................    (851)    (606)     (298)      (266)      336
  Accounts payable..............   1,031    2,333    (4,417)    (9,027)    1,469
  Accrued expenses..............   2,113   (2,208)     (704)      (772)    1,734
  Prepaid income taxes..........     --       --        --         --        --
                                 -------  -------  --------  ---------  --------
  Net cash provided by (used
   in) operating activities....   10,564   12,039   (14,666)   (19,164)   (7,629)
                                 -------  -------  --------  ---------  --------
Cash flows from investing
 activities:
Purchases of property and
 equipment.....................   (7,223) (12,559)  (20,575)   (13,257)  (41,411)
Proceeds from sale of property
 and equipment.................      611      --        --         --        --
Acquisition of Alabama 3.......  (17,871)     --        --         --        --
Acquisition of Alabama 4.......  (27,776)     --        --         --        --
Transfer to escrow.............    1,110      --        --         --        --
Distributions from
 unconsolidated affiliates.....    2,302      --        813        793       312
Investments in unconsolidated
 affiliates....................   (3,643)  (5,040)  (15,416)   (11,642)   (2,642)
Net proceeds from sale of
 certain markets...............      --       --    154,877    154,877       --
Purchase of licenses...........      --       --     (6,514)    (6,183)   (1,564)
Cash acquired from
 consolidation of previous
 unconsolidated affiliates.....      --       --        --         --      3,035
                                 -------  -------  --------  ---------  --------
  Net cash provided by (used
   in) investing activities....  (52,490) (17,599)  113,185    124,588   (42,270)
                                 -------  -------  --------  ---------  --------
Cash flows from financing
 activities:
Proceeds from long-term debt...   50,405    6,770    29,724     29,724    38,069
Principal payments on long-term
 debt..........................   (6,555)  (2,604) (100,723)  (100,712)      (33)
Debt issuance cost.............     (452)    (225)      --         --     (3,646)
                                 -------  -------  --------  ---------  --------
Net cash provided by (used in)
 financing activities..........   43,398    3,941   (70,999)   (70,988)   34,390
                                 -------  -------  --------  ---------  --------
Net increase (decrease) in cash
 and cash equivalents..........    1,472   (1,619)   27,520     34,436   (15,509)
Cash and cash equivalents at
 beginning of year.............    5,102    6,574     4,955      4,955    32,475
                                 =======  =======  ========  =========  ========
Cash and cash equivalents at
 end of year...................  $ 6,574  $ 4,955  $ 32,475  $  39,391  $ 16,966
                                 =======  =======  ========  =========  ========
Supplemental cash flow
 disclosures:
Cash paid for interest.........  $ 6,023  $ 9,410  $  5,008  $   4,116  $  4,367
                                 =======  =======  ========  =========  ========
Cash paid for income taxes.....  $ 2,869  $ 1,248  $ 17,488  $  16,671  $    778
                                 =======  =======  ========  =========  ========
Non-cash activities:
Property purchases in accounts
 payable.......................  $   --   $ 5,495  $    974  $   6,227  $  7,362
                                 =======  =======  ========  =========  ========
Distribution receivable from
 affiliate.....................  $   --   $   --   $    120  $     --   $    --
                                 =======  =======  ========  =========  ========
Contribution of assets to
 affiliate.....................  $   --   $   --   $    506  $     --   $    --
                                 =======  =======  ========  =========  ========

              See accompanying notes to the financial statements.

                        US UNWIRED INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of Business and Summary of Significant Accounting Policies

 (a) Description of Organization

   US Unwired Inc. (the "Company") is principally engaged in the ownership and operation of wireless communications systems in Southwest Louisiana and Southeast Texas. At December 31, 1998, the Company owns and operates cellular and paging communications systems in two Rural Service Areas ("RSA's") and one Metropolitan Service Areas ("MSA's"). The Company was incorporated as Mercury, Inc. in 1967 by the principal shareholders of Cameron Communications Corporation ("Cameron") to provide complementary services to Cameron's local landline telephone service. Prior to October 31, 1996, the cellular and paging communications services provided by the Company were conducted by a subsidiary of Cameron and by the Company and its subsidiaries, all of which were affiliated through common stock ownership control by a related group of stockholders. In 1996, the Company and Cameron completed a reorganization plan for the purpose of combining the wireless communications businesses of these related entities and separating the wireless communications business of Cameron from its traditional landline telephone business.

   To accomplish the restructuring, the Company and Cameron executed a series of transactions which included the following: (i) transfer of the landline telephone business to a newly-formed subsidiary of Cameron ("Newco") and spin-off of Newco to its stockholders, and (ii) merger of Cameron into the Company and issuance of 2.192108 shares of Class B Common Stock of the Company on a pro-rata basis to Cameron stockholders, resulting in the combination of all wireless telecommunications businesses within the Company.

   The combination of the wireless communications business represented a combination of entities under common control and has been accounted for at historical cost in a manner similar to that in pooling-of-interests accounting. The spin-off of the landline telephone business has been treated as a change in reporting entity, and the historical financial statements have been restated in accordance with Staff Accounting Bulletin No. 93 since the Company and Newco are in dissimilar businesses, have been managed and financed historically as if they were autonomous, and will continue to be managed and financed autonomously after the spin-off. In addition, all shares have been retroactively adjusted to give effect to the issuance of Class B Common Stock described above.

 (b) Consolidation Policy

   The consolidated financial statements include the accounts of US Unwired Inc. and its majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation. Losses of subsidiaries attributable to minority stockholders in excess of the minority interest in the equity capital of the subsidiary are not eliminated in consolidation.

   See Note 13 for additional information.

                        US UNWIRED INC. AND SUBSIDIARIES

 (c) Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

 (d) Inventory

   Inventory consists of analog and digital telephones, pagers and related accessories and is carried at cost. Cost is determined by the moving average method, which approximates the first-in, first-out method.

 (e) Property and Equipment

   Property and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                                                                          Years
     Buildings...........................................................     39
     Leasehold improvements.............................................. 3 to 5
     Cellular facilities and equipment...................................      5
     Furniture and fixtures.............................................. 5 to 7
     Vehicles............................................................      5

 (f) Cellular Licenses and Other Assets

   Cellular licenses consist primarily of costs incurred in connection with the Company's acquisition of cellular licenses and systems. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years.

   Other assets primarily include deferred financing costs incurred in connection with the issuance of the Company's long-term debt which are capitalized and amortized over the terms of the related debt using the interest method. Accumulated amortization at December 31, 1997 and 1998 was $10,260,000 and $49,000, respectively.

 (g) Impairment of Long-Lived Assets

   The Company assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluates the recoverability of the carrying amounts of its

                        US UNWIRED INC. AND SUBSIDIARIES
licenses and property and equipment in each market, as well as the depreciation and amortization periods based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction of the carrying amounts or acceleration of the related amortization period.

 (h) Investments in Unconsolidated Affiliates

   The Company's investments in less than majority-owned affiliated companies are accounted for using the equity method and equity in earnings are reported as equity in income of affiliates.

 (i) Revenue Recognition

   The Company earns revenue by providing access to and usage of its cellular and paging networks and sales of cellular and paging merchandise. Service revenues include revenues for charges to subscribers for both access to and usage of the Company's cellular and paging networks. These revenues are recognized as they are earned by the Company. Revenues from the sales of merchandise are recognized when the merchandise is provided to the customer.

 (j) Advertising Costs

   Advertising costs are charged to expenses as incurred. For the years ended December 31, 1996, 1997 and 1998, approximately $1,626,000, $2,203,000 and
$3,658,000, respectively, of advertising costs were incurred.

 (k) Commissions

   Commissions are paid to sales agents for customer activations and are expensed in the month the customer is activated within the cellular system.

 (l) Income Taxes

   The Company accounts for deferred income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 (m) Stock Compensation Arrangements

   The Company accounts for its stock compensation arrangements under the provisions of APB 25, Accounting for Stock Issued to Employees.

                        US UNWIRED INC. AND SUBSIDIARIES

 (n) Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 (o) Concentrations of Credit Risk

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of subscriber receivables is impacted by economic trends in each of the Company's markets and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

 (p) Reclassifications

   Certain reclassifications have been made to the 1996 and 1997 financial statements to conform to the 1998 presentation.

 (q) Unaudited Interim Information

   The financial information for the six months ended June 30, 1998 and 1999 has been prepared without audit. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

(2) Acquisitions and Dispositions of Markets

   In May 1996, the Company purchased the assets of West Alabama Cellular Telephone Company, Inc., principally consisting of the Alabama-3 RSA, for a purchase price of approximately $17,900,000. In July 1996, the Company purchased the Alabama 4 system assets from PriCellular Corporation principally consisting of the Alabama-4 RSA, for a purchase price of approximately $27,800,000. These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the results of operations of the acquired businesses are included in the results of operations of the Company from the dates of the acquisitions. The Company recorded cellular licenses acquired in these transactions in the amount of $39,900,000 which are being amortized over a twenty-year period using the straight-line method.

   Effective July 1, 1998, the Company sold substantially all of the assets related to its Kansas, Mississippi and Alabama markets, as well as its majority ownership interest in MS 34 for

                        US UNWIRED INC. AND SUBSIDIARIES
approximately $161,500,000, subject to purchase price adjustments as defined in the sale agreement. Approximately $5,000,000 was placed in escrow for two years from closing date to settle any adjustments to the purchase price. The cash in escrow and related interest income has been recorded as restricted cash in escrow in the accompanying consolidated balance sheet.

   In late 1997, the Company began marketing PCS, which is a new generation of wireless communications offering customers advanced, secure, two-way digital wireless services and applications. Effective August 1, 1998, the Company sold certain PCS subscribers and related assets to Meretel for $4.3 million in cash and $1.5 million in additional ownership interest in Meretel. In connection with this transaction, a gain of approximately $2.3 million has been reflected in the accompanying consolidated statement of operations.

   On September 30, 1998, the Company acquired substantially all assets and assumed certain liabilities of Maas.net, LLC, ("Maas.net"), a related party. Maas.net is a provider of Internet access services. As consideration, the Company assumed $620,000 of the indebtedness of Maas.net. On October 1, 1998, the Company contributed these assets, with a fair value of $506,000, to LEC Unwired, LLC (LEC Unwired), an unconsolidated affiliate.

   See Note 13 for additional information.

(3) Property and Equipment

   Major categories of property and equipment were as follows:

                                                     December 31,
                                                    -------------- September 30,
                                                     1997   1998       1999
                                                    ------ ------- -------------
                                                    (In thousands)  (unaudited)
     Land.......................................... $  779 $ 1,061   $  1,061
     Buildings.....................................    787   1,946      2,007
     Leasehold Improvements........................    271     961      1,373
     Cellular facilities and equipment............. 49,233  34,680    117,586
     Furniture and fixtures........................  1,263   1,477      9,602
     Vehicles......................................    324     240        512
     Construction in progress...................... 13,070   1,328      7,303
                                                    ------ -------   --------
                                                    65,727  41,693    139,444
     Less accumulated depreciation.................  2,683  19,128     36,472
                                                    ------ -------   --------
                                                    $3,889 $22,565   $102,972
                                                    ====== =======   ========

   The Company recorded depreciation expense of $5,513,000, $5,867,000 and $6,444,000 during the years ended December 31, 1996, 1997 and 1998, respectively.

                        US UNWIRED INC. AND SUBSIDIARIES

(4) Investments in Unconsolidated Affiliates:

   Investments in unconsolidated affiliates consists of the following:

                                                  December 31,
                                      Percentage --------------  September 30,
                                      Ownership   1997   1998        1999
                                      ---------- ------ -------  -------------
                                                 (In thousands)   (unaudited)
     Meretel.........................   24.33%   $5,547 $(1,971)    $(1,939)
     Command Connect, LLC ("Command
      Connect")......................   50.00%    2,532   1,361       2,626
     GTE Mobilnet of Texas RSA #21
      Limited Partnership ("GTE
      #21")..........................   25.00%      649     688         622
     Louisiana Unwired, LLC ("LA
      Unwired")......................   50.00%      --    7,996         --
     LEC Unwired.....................   50.00%      --    1,761         --
                                                 ------ -------     -------
                                                 $8,728 $ 9,835     $ 1,601
                                                 ====== =======     =======

   Prior to June 1998, Meretel was the owner and operator of PCS licenses in Lafayette, Louisiana; Baton Rouge, Louisiana; and Beaumont, Texas. On June 8, 1998, Meretel entered into an agreement with Sprint PCS in which Meretel agreed to manage Sprint PCSs networks within each Basic Trading Area in which Meretel operates. Pursuant to this agreement, Sprint PCS pays Meretel 92% of collected revenues, as defined, from customers in these markets. The agreement requires that Meretel build out the PCS networks in accordance with FCC requirements and deadlines. Meretel and Sprint PCS will share equally the costs for any necessary relocation of microwave sources that interfere with Sprint PCSs spectrum. In conjunction with this agreement, Meretel elected to participate in the FCC's amnesty program whereby Meretel surrendered its licenses in exchange for extinguishment of all outstanding debt and related accrued interest due to the FCC.

   Command Connect and LA Unwired either own PCS licenses, or have rights to use licenses owned by Sprint PCS under management agreements, in Louisiana, Texas, Arkansas, Mississippi, and Oklahoma. As with Meretel, Sprint PCS pays 92% of collected revenues, as defined, from customers in these service areas. Command Connect originally purchased the owned licenses, and holds the licenses until such time as LA Unwired builds out the network for these licenses. At that time, the license is transferred from Command Connect to LA Unwired, who commences operations. At December 31, 1998, LA Unwired was operating in four Louisiana markets (Lake Charles, Shreveport, Alexandria and Monroe).

   GTE # 21 operates a cellular network in Texas RSA #21.

   LEC Unwired is primarily engaged in providing competitive local telephone and Internet services in Louisiana and east Texas.

                       US UNWIRED INC. AND SUBSIDIARIES

   Summary financial information for the above-mentioned unconsolidated affiliates is as follows:

                                            December 31,
                                      ---------------------------  September 30,
                                       1996      1997      1998        1999
                                      -------  --------  --------  -------------
                                           (In thousands)           (unaudited)
     Meretel:
       Total assets.................. $74,382  $115,218  $ 52,552    $ 40,598
       Total liabilities.............  61,707    99,913    64,951      53,747
                                      -------  --------  --------    --------
       Partners' capital............. $12,675  $ 15,305  $(12,399)   $(13,149)
                                      =======  ========  ========    ========
       Revenue....................... $   --   $    173  $  8,353    $ 16,615
                                      =======  ========  ========    ========
       Operating expenses............ $ 1,867  $  8,772  $ 30,056    $ 27,772
                                      =======  ========  ========    ========
       Net loss...................... $(2,147) $(12,707) $(29,704)   $ (3,561)
                                      =======  ========  ========    ========
     Command Connect:
       Total assets.................. $ 4,303  $ 14,402  $  5,178    $  6,152
       Total liabilities.............     378     9,337     2,456       2,291
                                      -------  --------  --------    --------
       Members' capital.............. $ 3,925  $  5,065  $  2,722    $  3,861
                                      =======  ========  ========    ========
       Revenue....................... $   --   $    --   $     11    $      4
                                      =======  ========  ========    ========
       Operating expenses............ $    75  $    469  $    463    $    352
                                      =======  ========  ========    ========
       Net loss...................... $   (75) $   (860) $   (452)   $   (349)
                                      =======  ========  ========    ========
     GTE #21:
       Total assets.................. $ 2,613  $  2,646  $  3,285    $    N/A
       Total liabilities.............      62        51        51         N/A
                                      -------  --------  --------    --------
       Members' capital.............. $ 2,551  $  2,595  $  3,234    $    N/A
                                      =======  ========  ========    ========
       Revenue....................... $ 2,271  $  2,877  $  2,572    $    N/A
                                      =======  ========  ========    ========
       Operating expenses............ $ 1,627  $    782  $    798    $    N/A
                                      =======  ========  ========    ========
       Net income.................... $ 1,646  $  2,137  $  1,808    $    N/A
                                      =======  ========  ========    ========
     LA Unwired:
       Total assets.................. $   --   $    --   $ 67,248    $    N/A
       Total liabilities.............     --        --     51,256         N/A
                                      -------  --------  --------    --------
       Members' capital.............. $   --   $    --   $ 15,992    $    N/A
                                      =======  ========  ========    ========
       Revenue....................... $   --   $    --   $  1,509    $    N/A
                                      =======  ========  ========    ========
       Operating expenses............ $   --   $    --   $  9,633    $    N/A
                                      =======  ========  ========    ========
       Net loss...................... $   --   $    --   $ (9,474)   $    N/A
                                      =======  ========  ========    ========
     LEC Unwired:
       Total assets.................. $   --   $    --   $  6,448    $    N/A
       Total liabilities.............     --        --      3,433         N/A
                                      -------  --------  --------    --------
       Members' capital.............. $   --   $    --   $  3,015    $    N/A
                                      =======  ========  ========    ========
       Revenue....................... $   --   $    --   $    570    $    N/A
                                      =======  ========  ========    ========
       Operating expenses............ $   --   $    --   $  3,081    $    N/A
                                      =======  ========  ========    ========
       Net loss...................... $   --   $    --   $ (2,491)   $    N/A
                                      =======  ========  ========    ========

                        US UNWIRED INC. AND SUBSIDIARIES

(5) Accrued Expenses

   Accrued expenses consisted of the following:

                                                     December 31,
                                                     ------------- September 30,
                                                      1997   1998      1999
                                                     ------ ------ -------------
                                                          (In
                                                      thousands)    (unaudited)
     Accrued taxes, other than income............... $  139 $  586    $1,321
     Accrued payroll................................  1,310    121       858
     Accrued compensation...........................    --     --        533
     Unearned revenue and customer deposits.........    496     56       751
     Accrued interest expense.......................    --     121        31
     Other..........................................  1,012    304       500
                                                     ------ ------    ------
                                                     $2,957 $1,188    $3,994
                                                     ====== ======    ======

(6) Long-Term Debt

   Long-term debt consisted of the following:

                                                  December 31,
                                                 --------------- September 30,
                                                  1997    1998       1999
                                                 ------- ------- -------------
                                                 (In thousands)   (unaudited)
     Debt outstanding under credit facilities:
       Bank credit facility..................... $90,500 $28,500   $104,700
       Vendor financing.........................   9,496     567        534
     Other notes payable to related parties.....      70     --         --
                                                 ------- -------   --------
         Total long-term debt................... 100,066  29,067    105,234
     Less current maturities....................     552   1,341      1,991
                                                 ------- -------   --------
     Long-term obligations, excluding current
      maturities................................ $99,514 $27,726   $103,243
                                                 ======= =======   ========

   Maturities of long-term debt for the five years succeeding December 31, 1998 are as follows:

                                                                  (In thousands)
      1999.......................................................     $1,341
      2000.......................................................      3,287
      2001.......................................................      3,938
      2002.......................................................      4,590
      2003.......................................................      5,889

   The notes outstanding under the bank credit facility provide for quarterly interest payments with quarterly amortization of principal beginning in June 1999 through June 2005. The notes outstanding under the vendor credit facility provide for quarterly interest payments only through September 1997 when quarterly amortization of principal commences with final maturity in January 2003. Interest rates are comprised of a combination of fixed rates over the term of the note or variable rates based on either a variable lending rate established by a commercial bank plus a margin ranging up to 1% or the average offering rate for three-month commercial paper of major corporations. Weighted average interest rates under the credit facilities were 8.31%, 8.45% and 8.40% at December 31, 1996, 1997 and 1998, respectively. Substantially all of the assets of the Company are pledged to secure the

                        US UNWIRED INC. AND SUBSIDIARIES

Company's obligations under the various loans and credit facilities described above. Under key covenants outlined in the credit facilities, the Company is restricted from paying dividends, and must meet certain minimum operating results, a maximum leverage ratio, and a minimum debt service coverage ratio, among other requirements. At December 31, 1998, the Company was not in compliance with certain of these restrictive covenants. The Company has obtained a waiver from the lender for such covenant violations.

   See Note 13 for additional information.

(7) Income Taxes

   Income tax expense (benefit) for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                                            1996   1997   1998
                                                           ------- ----  -------
                                                              (In thousands)
     Federal:
       Current............................................ $ 1,869 $--   $11,287
       Deferred...........................................     297  (70)   4,020
                                                           ------- ----  -------
                                                             2,166  (70)  15,307
                                                           ------- ----  -------
     State:
       Current............................................     220  178    1,838
       Deferred...........................................      35 (13)      581
                                                           ------- ----  -------
                                                               255  165    2,419
                                                           ------- ----  -------
                                                           $ 2,421 $ 95  $17,726
                                                           ======= ====  =======

   Income tax expense differed from the amounts computed by applying U.S. federal income tax rate of 34% for the years ended December 31, 1996, 1997, and 1998, to income before income taxes, minority interest and equity in income of affiliates as a result of the following:

                                                         1996   1997    1998
                                                        ------ ------  -------
                                                           (In thousands)
     Computed "expected" tax expense................... $2,017 $  540  $20,275
     Surtax............................................    --     --       636
     Change in valuation allowance.....................    193    652      --
     State income taxes, net of Federal income taxes...    156    165    1,989
     Equity in income (loss) of affiliates.............     12 (1,066)  (4,549)
     Other, net........................................     43   (196)    (625)
                                                        ------ ------  -------
                                                        $2,421 $   95  $17,726
                                                        ====== ======  =======

   During 1998, the Company utilized all net operating losses that were carried forward from 1997. The benefit realized from net operating loss carry forwards totaled approximately $1,586,000.

                        US UNWIRED INC. AND SUBSIDIARIES

   The tax effects of temporary differences that give rise to the significant components of deferred tax assets and deferred tax liabilities at December 31, are presented below:

                                                              1997     1998
                                                             -------  -------
                                                             (In thousands)
   Deferred tax assets:
     Operating loss carry forwards.......................... $ 3,955  $   --
     Allowance for doubtful accounts........................     307       90
     Inventory reserve......................................     --        64
     Unearned revenue.......................................     198       40
     Start-up losses on equity investees....................     545      389
     Intangible assets......................................     --       240
     Other..................................................     115      209
                                                             -------  -------
       Gross deferred tax asset.............................   5,120    1,032
     Less valuation allowance...............................   2,427      --
                                                             -------  -------
       Net deferred tax asset...............................   2,693    1,032
                                                             -------  -------
   Deferred tax liabilities:
     Fixed assets, principally due to differences in
      depreciation..........................................  (2,335)  (2,927)
     Deferred gain from sale of PCS customers...............     --    (1,942)
     Other..................................................    (123)     --
                                                             -------  -------
       Deferred tax liabilities.............................  (2,458)  (4,869)
                                                             -------  -------
       Net deferred tax asset/(liability)................... $   235  $(3,837)
                                                             =======  =======

   In assessing the realizability of deferred tax assets at December 31, 1997, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company provided a valuation allowance to reduce the carrying value of deferred tax assets related to net operating losses of MS 34, a majority owned subsidiary, to the amounts that can be realized through future reversals of existing taxable temporary differences. As MS 34 was sold in 1998 (see Note 2), the operating loss carry forward and the related valuation allowances have been eliminated.

   Prior to consummation of the reorganization described in Note 1, certain of the Company's cellular and paging activities were included in the consolidated federal income tax returns of Cameron and the Company. Effective November 1, 1996, the Company files a consolidated federal income tax return which includes the Company, and its qualifying subsidiaries. MS 34 filed a separate federal income tax return prior to its sale in 1988.

   The Company has obtained a private letter ruling from the Internal Revenue Service (IRS) to the effect that no gain or loss would be recognized by Cameron or its shareholders by virtue of the transfer of assets or spin-off of Cameron's land-based telephone business. In addition, tax counsel for the Company has informed it that the merger of Cameron into the Company qualifies as a

                        US UNWIRED INC. AND SUBSIDIARIES
reorganization under Section 368(a) (1) (A) of the Internal Revenue Code so that no gain or loss would be recognized by the respective corporations or their shareholders by virtue of the merger.

(8) Stockholder's Equity

   The Company is authorized by its Articles of Incorporation to issue 40,000,000 shares of preferred stock upon the authorization of the Company's Board of Directors. The Board of Directors is authorized to fix the dividend rights and terms, conversion and voting rights, redemption rights and other privileges and restrictions applicable to the stock.

   The Company has two classes of authorized common stock, Class A Common Stock and Class B Common Stock. Other than as to voting rights and transfer restrictions applicable to the Class B shares, the Class A and Class B shares have identical rights.

   Class A shares have one vote per share and Class B shares have ten votes per share. Shares of Class B Common Stock generally convert automatically into shares of Class A Common Stock on a share-for-share basis upon the transfer of the Class B shares to other than a "qualified holder," generally the original holders of Class B shares. Class B shares are also subject to other transfer restrictions.

   In January 1996, the Company issued to key employees shares of Common Stock, that, after the reclassification of Common Stock discussed in Note 1, totaled 66,572.14 shares of Class B Common Stock. The shares were issued at the fair value of the Company's Common Stock, based upon an independent valuation, at the date of the grant. As a result, the Company recognized compensation expense of $180,000 in 1996. There were no issuances of Common Stock to employees in 1997 or 1998.

   In 1997, the Company withdrew from an initial public offering of its common stock. As a result, costs totaling $1,082,000 which were previously deferred were expensed and are included in other expenses.

   In 1998, the Board of Directors adopted the US Unwired Inc. 1998 Equity Incentive Plan (the "1998 Equity Plan"). The aggregate amount of Common Stock with respect to which options or other awards may be granted may not exceed 1,600,000 shares. As of December 31, 1998, the Company had not granted any options or other awards under the 1998 Equity Plan.

   See Note 13 for additional information.

(9) Commitments and Contingencies

   Employees of the Company participate in a 401(k) retirement plan (the "401(k) plan") sponsored by a related party. Employees are eligible to participate in the 401(k) plan when the employee has completed six months of service. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the amount

                        US UNWIRED INC. AND SUBSIDIARIES
deferred by the employee and a discretionary amount determined by the Company from current or accumulated net profits. The Company's contributions are fully vested upon the completion of 5 years of service. Contribution expense related to the 401(k) plan was approximately $178,000, $264,000, and $340,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   The Company is a party to various noncancellable operating leases for facilities and equipment. Future minimum lease payments due under noncancellable operating leases with terms in excess of one year are as follows:

     Year ending December 31,                                     (In thousands)
       1999......................................................      $958
       2000......................................................       833
       2001......................................................       685
       2002......................................................       130
       2003......................................................       117

   Rental expense was $768,000, $777,000 and $1,567,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   The Company is involved in, various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

   The Company has agreed to guarantee repayment of up to $5,928,000, plus interest and fees thereon, pursuant to a loan agreement dated May 16, 1997, related to bank financing obtained by Meretel which matures in 2007. The Company has also guaranteed $8,100,000, plus interest and fees, pursuant to a loan agreement dated May 13, 1998, related to bank financing for LA Unwired which matures in 2006.

   On March 31, 1999, the Company entered into an undertaking agreement as required by LEC Unwired's loan agreements entered into in July 1998. This undertaking agreement obligates the Company to provide cash capital contributions, not to exceed $4.5 million, to LEC Unwired if LEC Unwired is not in compliance with specified financial covenants in its loan agreements. The amount of cash that the Company is required to provide depends on the covenant with which LEC Unwired has failed to comply.

                        US UNWIRED INC. AND SUBSIDIARIES

(10) Supplemental Cash Flow Disclosure

   The Company consummated the acquisition of various cellular operations and certain other assets during 1996. In connection with these acquisitions, the following assets were acquired and liabilities assumed:

                                                                  (In thousands)
      Property and equipment.....................................    $ 5,253
      Intangible assets..........................................     39,825
      Other assets and liabilities excluding cash
       and cash equivalents......................................        569
                                                                     -------
                                                                     $45,647
                                                                     =======

   Included in the acquisition amounts for the year ended December 31, 1996, is $1,735,000 placed in escrow as restricted cash and a corresponding liability was recorded in accrued expenses. During 1996, $625,000 of the original escrow was paid to the seller with the remaining balance paid during 1997.

(11) Disclosure About Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, subscriber receivables, accrued interest and other receivables, and accounts payable and accrued expenses approximate fair value because of the short term nature of these items. The estimated fair value of the Company's long-term debt at December 31, 1997 and 1998 was $101,801,000 and $29,040,000, compared to its carrying value of $100,066,000 and $29,068,000. The fair value of long-term debt is valued at future cash flows discounted using the current borrowing rate for loans of a comparable maturity.

   Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(12) Related Party Transactions

   During the years ended December 31, 1996, 1997, and 1998, the Company paid $304,000, $318,000, and $290,000, respectively, to a company owned by certain of the Company's principal stockholders for voice mail services which the Company uses in its business and also resells to its cellular subscribers.

   The Company contracts with Unibill, Inc. ("Unibill"), a subsidiary of Cameron, for all subscriber billing. The aggregate amounts paid to Cameron for such services during 1996, 1997, and 1998 totaled $1,605,000, $2,674,000 and
$2,923,000, respectively.

                        US UNWIRED INC. AND SUBSIDIARIES

   From October 1997 through July 1998, the Company purchased PCS wholesale minutes from Meretel pursuant to an oral agreement and resold the minutes to the Company's customers. The aggregate amounts paid to Meretel for these minutes during the years ended December 31, 1997 and 1998 totaled $105,000 and $1,222,000, respectively.

   The Company also purchases long distance services from Cameron pursuant to an oral agreement and resells the service to the Company's customers. The aggregate amounts paid to Cameron for such services during the years ended December 31, 1996, 1997, and 1998, totaled $803,000, $951,000, and $764,000, respectively.

   In 1996, the Company sold land to a related party for $611,000, which approximated the carrying value.

   The Company has entered into management agreements with several affiliated entities. During 1996, 1997, and 1998, the Company recorded $624,000, $1,375,000, and $4,455,000, respectively, in management fee revenues pursuant to these agreements. During 1997, the Company entered into an agreement with Meretel whereby the Company receives a commission for each customer activated for Meretel. Commissions received under this agreement totaled approximately $1,200,000 in 1997 and $1,900,000 in 1998.

(13) Subsequent Events

   From January 8, 1999 through September 30, 1999, the Company made a series of capital contributions to LA Unwired and LEC Unwired which increased its ownership percentage in LA Unwired and LEC Unwired to 71% and 53%, respectively. As a result, the Company's operating results during 1999 include the operations of LA Unwired and LEC Unwired on a consolidated basis.

   On June 23, 1999, LA Unwired entered into senior credit facilities for $130 million with certain lenders. The senior credit facilities provide for an $80 million reducing revolving credit facility, which matures on September 30, 2007, and a $50 million delay draw term loan, which matures on September 30, 2007. All loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the London Interbank Offering Rate. The senior credit facilities are secured by a first priority security interest in all tangible and intangible assets of LA Unwired (including the owned PCS licenses, if legally permitted); a pledge by the Company and Cameron of 100% of the ownership interests in LA Unwired; a pledge by LA Unwired of its ownership interest in any of LA Unwired's present and future subsidiaries; and an assignment of all Sprint PCS agreements and any network contract (including software rights).

   A portion of the proceeds from this new credit facility were used to extinguish LA Unwired's existing credit facility. As a result, the unamortized debt issuance costs related to this existing credit facility, totaling $614,000, were written off, net of tax of $134,000, as an extraordinary item.

                        US UNWIRED INC. AND SUBSIDIARIES

   On September 7, 1999, the Company entered into an agreement with Meretel to receive an 80% interest in each of the Beaumont and Lufkin BTA markets in exchange for a reduction in the Company's ownership interest in Meretel from 24.33% to 13.5%. Additionally, this transaction resulted in a similar reduction in the Company's guarantee of Meretel's debt.

   Subsequent to December 31, 1998, the Board of Directors amended and modified the 1998 Equity Plan to the US Unwired Inc. 1999 Equity Incentive Plan (the "1999 Equity Plan"). As part of this amendment, the maximum aggregate amount of Common Stock with respect to which options or other awards may be granted was increased from 1,600,000 to 2,300,000 shares. On July 16, 1999, the Company granted stock options for a total of 664,600 shares under the 1999 Equity Plan. These options will vest over a four year period and have an exercise price of $6.00 per share except for 166,600 options which have an exercise price of $26.55 per share. Additionally, another 425,400 shares were granted on November 8, 1999 with an exercise price of $26.55 per share.

   On September 27, 1999, the Company completed a reorganization by which the shareholders of US Unwired Inc. exchanged all of their shares of common stock for an equal number of shares with the same rights and privileges in "new" US Unwired (the Holding Company) and "old" US Unwired changed its name to Unwired Telecom Corp. All outstanding stock options were exchanged for stock options of the Holding Company at the same exchange ratio. As a result, Unwired Telecom Corp. is now a wholly-owned subsidiary of the Holding Company. This reorganization has been accounted for at historical cost in a manner similar to that in pooling of interests accounting.

   Effective October 1, 1999, US Unwired entered into senior credit facilities for $130.0 million. The senior credit facilities provide for an $80.0 million reducing revolving credit facility, which matures on September 30, 2007, and a $50.0 million delay draw term loan, which matures on September 30, 2007. The reducing revolver will be permanently reduced in quarterly installments beginning on June 30, 2000, in amounts which vary between $1.3 million and $6.0 million. The term loan will be amortized in quarterly installments beginning on June 30, 2003, in quarterly amounts which vary between $1.3 million and $3.7 million. Interest on all loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the London Interbank Offering Rate.

   These senior credit facilities require US Unwired to pay an annual commitment fee ranging from 1.5% to 1% of the unused commitment under the senior credit facilities. The senior credit facilities are secured by a first priority security interest in all tangible and intangible assets of US Unwired (other than the corporate headquarters building), LA Unwired and Unwired Telecom (including the owned PCS licenses, to the extent legally permitted); a pledge by US Unwired and Cameron of 100% of the ownership interests in LA Unwired, a pledge by US Unwired of its ownership interest in Unwired Telecom; and an assignment by LA Unwired of all Sprint PCS agreements and any network contract (including software rights).

   In connection with the execution of the above mentioned US Unwired senior credit facilities, LA Unwired's existing $130 million senior credit facilities and US Unwired's existing bank credit

                        US UNWIRED INC. AND SUBSIDIARIES
facility were extinguished. As a result, the unamortized debt issuance costs related to these existing credit facilities, totaling $2,380,000, were written off in October 1999, net of tax of $904,000, as an extraordinary item.

   On October 29, 1999, the Holding Company issued $209.2 million of 13 3/8% Senior Subordinated Discount Notes due 2009 ("the Notes"). The Notes are fully and unconditionally guaranteed by one wholly owned and one non-wholly owned subsidiary of the Holding Company (collectively "Guarantor Subsidiaries" and individually "Guarantor"). Each of the guarantees is a general unsecured obligation of the Guarantor and will rank equally in right of payment to all of our existing and future senior subordinated indebtedness and senior in right of payment of existing and future obligations that are expressly subordinated in right to payment to the Notes. The Notes will rank junior to all existing and future senior debt. The following condensed consolidating balance sheets as of December 31, 1998 and 1997 and the related condensed consolidating statements of operations and cash flows for each of the three years in the period ended December 31, 1998 sets forth certain financial information concerning the Guarantor and non-Guarantor Subsidiaries.

                        US UNWIRED INC. AND SUBSIDIARIES

                                                   Year Ended December 31, 1998
                          ------------------------------------------------------------------------------
                                         Guarantor Subsidiaries
                                       --------------------------     Non-
                               US         Unwired         LA       Guarantor                Consolidated
                          Unwired Inc. Telecom Corp. Unwired, LLC Subsidiaries Eliminations    Total
                          ------------ ------------- ------------ ------------ ------------ ------------
                                                          (in thousands)
CONDENSED CONSOLIDATING
 BALANCE SHEET
Current asset:
  Cash and cash
   equivalents..........    $    --       $32,475      $ 1,350       $1,686      $ (3,036)    $32,475
  Subscriber
   receivables, net.....         --         4,419          362           --          (362)      4,419
  Other receivables.....         --            27           --           --            --          27
  Inventory.............         --         2,541          350           --          (350)      2,541
  Prepaid expenses......         --         5,855          244           61          (305)      5,855
  Receivables from
   related parties......         --         5,460          872         (365)         (507)      5,460
  Receivables from
   officers.............         --            92           --           --            --          92
                            -------       -------      -------       ------      --------     -------
   Total current
    assets..............         --        50,869        3,178        1,382        (4,560)     50,869
  Restricted cash
   escrow...............         --         5,164           --           --            --       5,164
  Investments in
   subsidiaries.........        113         9,835           --           --          (113)      9,835
  Property and
   equipment, net.......         --        22,565       57,581        4,047       (61,628)     22,565
  Cellular licenses,
   net..................         --            --        5,684           --        (5,684)         --
  Other assets..........         --         1,481          805          654        (1,459)      1,481
                            -------       -------      -------       ------      --------     -------
   Total assets.........    $   113       $89,914      $67,248       $6,083      $(73,444)    $89,914
                            =======       =======      =======       ======      ========     =======
Current liabilities:
  Accounts payable......    $    --       $ 2,972      $12,414       $2,629      $(15,043)    $ 2,972
  Accrued expenses......         --         1,188          712          336        (1,048)      1,188
  Due to member.........         --            --           --           75           (75)         --
  Due to affiliates.....         --            --           --           28           (28)         --
  Current maturities of
   long term debt.......         --         1,341           --           --            --       1,341
                            -------       -------      -------       ------      --------     -------
   Total current
    liabilities.........         --         5,501       13,126        3,068       (16,194)      5,501
Long term debt, net of
 current maturities.....         --        27,726       38,130           --       (38,130)     27,726
Deferred income taxes...         --         3,837           --           --            --       3,837
Stockholders' equity:
  Common Stock..........        113           113           --           --          (113)        113
  Additional paid-in
   capital..............         --         1,835           --           --            --       1,835
  Members' capital......         --            --       25,466        5,506       (30,972)         --
  Retained earnings
   (deficit)............         --        50,902       (9,474)      (2,491)       11,965      50,902
                            -------       -------      -------       ------      --------     -------
   Total stockholders'
    equity..............        113        52,850       15,992        3,015       (19,120)     52,850
                            -------       -------      -------       ------      --------     -------
   Total liabilities
    and stockholders'
    equity..............    $   113       $89,914      $67,248       $6,083      $(73,444)    $89,914
                            =======       =======      =======       ======      ========     =======

                        US UNWIRED INC. AND SUBSIDIARIES

                                          Year Ended December 31, 1997
                            ---------------------------------------------------------
                                    Guarantor
                                    Subsidiary
                                    ----------
                              US     Unwired       Non-
                            Unwired  Telecom    Guarantor
                             Inc.     Corp.    Subsidiaries Eliminations Consolidated
                            ------- ---------- ------------ ------------ ------------
CONDENSED CONSOLIDATING
 BALANCE SHEET
Current assets:
  Cash and cash
   equivalents............   $ --    $ 2,421     $  2,534     $     --     $  4,955
  Subscriber receivables,
   net....................     --      5,318        3,345           --        8,663
  Other receivables.......     --        528         (111)          --          417
  Inventory...............     --      1,489          896           --        2,385
  Deferred income taxes...     --        421         (186)       1,798        2,033
  Prepaid expenses........     --      2,078          148           --        2,226
  Receivables from related
   parties................     --    (21,620)      22,212           --          592
  Receivables from
   officers...............     --         81           --           --           81
                             ----    -------     --------     --------     --------
    Total current assets..   $ --    $(9,284)    $ 28,838     $  1,798     $ 21,352

  Investments in
   subsidiaries...........    113     55,592           --      (46,977)       8,728
  Property and equipment,
   net....................     --     14,886       24,290         (285)      38,891
  Cellular licenses, net..     --      1,414       69,485           --       70,899
  Other assets............     --        654        1,609           --        2,263
                             ----    -------     --------     --------     --------
    Total assets..........   $113    $63,262     $124,222     $(45,464)    $142,133
                             ====    =======     ========     ========     ========

Current liabilities:
  Accounts payable........   $ --    $ 3,328     $ 10,340     $   (285)    $ 13,383
  Accrued expenses........     --        756        2,201           --        2,957
  Current maturities of
   long term debt.........     --         --          552           --          552
                             ----    -------     --------     --------     --------
    Total current
     liabilities..........     --      4,084       13,093         (285)      16,892

Long term debt, net of
 current maturities.......     --     10,194       89,320           --       99,514
Deferred income taxes.....     --         --           --        1,798        1,798
Stockholders' equity:
  Common Stock............    113      1,476       21,386      (22,862)         113
  Additional paid-in
   capital................     --      1,835        9,189       (9,189)       1,835
  Retained earnings
   (deficit)..............     --     45,673       (8,766)     (14,926)      21,981
                             ----    -------     --------     --------     --------
    Total stockholders'
     equity...............    113     48,984       21,809      (46,977)      23,929
                             ----    -------     --------     --------     --------
    Total liabilities and
     stockholders' equity..  $113    $63,262     $124,222     $(45,464)    $142,133
                             ====    =======     ========     ========     ========

                        US UNWIRED INC. AND SUBSIDIARIES

                                                      Year Ended December 31, 1998
                          ------------------------------------------------------------------------------------
                                             Guarantor Subsidiaries
                                          -----------------------------
                                                                            Non-
                                             Unwired                     Guarantor                Consolidated
                          US Unwired Inc. Telecom Corp. LA Unwired, LLC Subsidiaries Eliminations    Total
                          --------------- ------------- --------------- ------------ ------------ ------------
                                                             (in thousands)
CONDENSED CONSOLIDATING
 STATEMENT OF OPERATIONS
 Revenues...............       $ --         $ 67,735        $ 1,509       $ 4,546      $ (2,079)    $ 71,711
 Operating expenses.....         --           63,704          9,633         6,613       (12,714)      67,236
                               ----         --------        -------       -------      --------     --------
 Operating income
  (loss)................         --            4,031         (8,124)       (2,067)       10,635        4,475
  Interest expense......         --           (5,455)        (1,580)         (702)        1,580       (6,157)
  Interest income.......         --            1,754            230            44          (250)       1,778
  Loss on sale of
   assets...............         --             (114)            --            --            --         (114)
  Gain on sale of
   certain markets......         --           57,364             --            --            --       57,364
  Gain on sale of PCS
   customer base
   to affiliate.........         --            2,285             --            --            --        2,285
                               ----         --------        -------       -------      --------     --------
 Income (loss) before
  income taxes..........         --           59,865         (9,474)       (2,725)       11,965       59,631
  Provision for
   income taxes.........         --           17,726             --            --            --       17,726
                               ----         --------        -------       -------      --------     --------
  Income (loss) before
   equity in losses
   of affiliates........         --           42,139         (9,474)       (2,725)       11,965       41,905
  Equity in losses
   of affiliates........         --          (12,984)            --            --            --      (12,984)
                               ----         --------        -------       -------      --------     --------
 Net income (loss)......       $ --         $ 29,155        $(9,474)      $(2,725)     $ 11,965     $ 28,921
                               ====         ========        =======       =======      ========     ========

                        US UNWIRED INC. AND SUBSIDIARIES

                                              Year Ended December 31, 1997
                          --------------------------------------------------------------------
                                            Guarantor
                                           Subsidiary
                                          -------------     Non-
                                             Unwired     Guarantor
                          US Unwired Inc. Telecom Corp. Subsidiaries Eliminations Consolidated
                          --------------- ------------- ------------ ------------ ------------
                                                       (in thousands)
CONDENSED CONSOLIDATING
 STATEMENT OF OPERATIONS
 Revenues...............      $   --         $49,618      $36,632      $(11,582)    $74,668
 Operating expenses.....          --          42,151       34,538       (11,582)     65,107
                              ------         -------      -------      --------     -------
 Operating income
  (loss)................          --           7,467        2,094            --       9,561
  Interest expense......          --          (2,110)      (6,470)           --      (8,580)
  Interest income.......          --             247        1,443            --       1,690
  Other expenses........          --          (1,082)          --            --      (1,082)
                              ------         -------      -------      --------     -------
 Income (loss) before
  income taxes..........          --           4,522       (2,933)           --       1,589
  Provision for
   income taxes.........          --             730         (635)           --          95
                              ------         -------      -------      --------     -------
  Income (loss) before
   minority interest
   and equity in
   losses of affiliates..         --           3,792       (2,298)           --       1,494
  Minority interest in
   losses
   of subsidiary........          --              --            -           134         134
  Equity in losses
   of affiliates........          --          (2,894)          --          (243)     (3,137)
                              ------         -------      -------      --------     -------
 Net income (loss)......      $   --         $   898      $(2,298)     $   (109)    $(1,509)
                              ======         =======      =======      ========     =======

                        US UNWIRED INC. AND SUBSIDIARIES

                                                Year Ended December 31, 1996
                          ------------------------------------------------------------------------
                                            Guarantor
                                           Subsidiary
                                          -------------     Non-
                                             Unwired     Guarantor
                          US Unwired Inc. Telecom Corp. Subsidiaries Eliminations Consolidated
                          --------------- ------------- ------------ ------------ ------------
                                                       (in thousands)
CONDENSED CONSOLIDATING
 STATEMENT OF OPERATIONS
 Revenues...............      $   --         $40,550      $29,604      $(8,261)     $61,893
 Operating expenses.....          --          31,507       26,484       (8,261)      49,730
                              ------         -------      -------      -------      -------
 Operating income.......          --           9,043        3,120           --       12,163
  Interest expense......          --          (1,877)      (4,662)          --       (6,539)
  Interest income.......          --             183          134           --          317
  Loss on sale of
   assets...............          --              (9)          --           --           (9)
                              ------         -------      -------      -------      -------
 Income (loss) before
  income taxes..........          --           7,340       (1,408)          --        5,932
  Provision for
   income taxes.........          --           1,610          811           --        2,421
                              ------         -------      -------      -------      -------
  Income (loss) before
   minority interest
   and equity in income
    of affiliates.......          --           5,730       (2,219)          --        3,511
  Minority interest in
   losses
   of subsidiary........          --              --            -          308          308
  Equity in income
   of affiliates........          --           4,701           --       (4,666)          35
                              ------         -------      -------      -------      -------
 Net income (loss)......      $   --         $10,431      $(2,219)     $(4,358)     $ 3,854
                              ======         =======      =======      =======      =======

                        US UNWIRED INC. AND SUBSIDIARIES

                                                      Year Ended December 31, 1998
                          ------------------------------------------------------------------------------------
                                             Guarantor Subsidiaries
                                          -----------------------------
                                                                            Non-
                                             Unwired                     Guarantor
                          US Unwired Inc. Telecom Corp. LA Unwired, LLC Subsidiaries Eliminations Consolidated
                          --------------- ------------- --------------- ------------ ------------ ------------
                                                             (in thousands)
CONDENSED CONSOLIDATING
 STATEMENT OF CASH FLOWS
Net cash (used in)
 operating activities...      $   --        $(13,480)       $(9,866)      $(2,277)     $10,957     $ (14,666)
Cash flows from
 investing activities:
  Purchases of property
   and equipment........          --         (20,380)       (44,749)       (2,074)      46,628       (20,575)
  Payments for microwave
   relocation costs.....          --              --           (755)           --          755            --
  Investments in
   unconsolidated
   affiliates...........          --         (15,416)            --            --           --       (15,416)
  Distributions from
   unconsolidated
   affiliates...........          --             813             --            --           --           813
  Net proceeds from sale
   of certain markets...          --         154,944             --           (67)          --       154,877
  Purchase of licenses..          --          (6,514)            --            --           --        (6,514)
                              ------        --------        -------       -------      -------     ---------
Net cash provided by
 (used in)
 investing activities...          --         113,447        (45,504)       (2,141)      47,383       113,185
Cash flows from
 financing activities:
  Capital
   contributions........          --          (9,894)        23,303        14,894      (28,303)           --
  Proceeds from long-
   term debt............          --          29,724         38,131            --      (38,131)       29,724
  Principal payments on
   long-term debt.......          --         (91,156)        (4,302)       (9,567)       4,302      (100,723)
  Other.................          --              --           (412)         (345)         757            --
                              ------        --------        -------       -------      -------     ---------
Net cash provide by
 (used in)
 financing activities...                     (71,326)        56,720         4,982      (61,375)      (70,999)
                              ------        --------        -------       -------      -------     ---------
Net increase in cash....          --          28,641          1,350           564       (3,035)       27,520
Cash at beginning of
 year...................          --           3,834             --         1,121           --         4,955
                              ------        --------        -------       -------      -------     ---------
Cash at end of year.....      $   --        $ 32,475        $ 1,350       $ 1,685      $(3,035)    $  32,475
                              ======        ========        =======       =======      =======     =========

                        US UNWIRED INC. AND SUBSIDIARIES

                                                    Year Ended December 31, 1997
                          --------------------------------------------------------------------------------
                                         Guaranteed Subsidiaries
                                       ----------------------------     Non-
                               US         Unwired       Mercury      Guarantor
                          Unwired Inc. Telecom Corp. Cellular, Inc. Subsidiaries Eliminations Consolidated
                          ------------ ------------- -------------- ------------ ------------ ------------
                                                           (in thousands)
CONDENSED CONSOLIDATING
 STATEMENT OF CASH FLOWS
Net cash provided by
 (used in) operating
 activities.............     $  --       $ 18,791        $  --        $ (6,752)     $  --       $ 12,039
Cash flows from
 investing activities:
  Purchases of property
   and equipment........        --           (179)          --         (12,380)        --        (12,559)
  Investments in
   unconsolidated
   affiliates...........        --         (5,040)          --              --         --         (5,040)
                             -----       --------        -----        --------      -----       --------
Net cash used in
 investing activities...        --         (5,219)          --         (12,380)        --        (17,599)
Cash flows from
 financing activities:
  Proceeds from long-
   term debt............        --        (11,903)          --          18,673         --          6,770
  Principal payments on
   long-term debt.......        --         (2,410)          --            (194)        --         (2,604)
  Debt issuance costs...        --            416           --            (641)        --           (225)
                             -----       --------        -----        --------      -----       --------
Net cash provided by
 (used in) financing
 activities.............        --        (13,897)          --          17,838         --          3,941
                             -----       --------        -----        --------      -----       --------
Net decrease in cash....        --           (325)          --          (1,294)        --         (1,619)
Cash at beginning of
 year...................        --          3,360           --           3,214         --          6,574
                             -----       --------        -----        --------      -----       --------
Cash at end of year.....     $  --       $  3,035        $  --        $  1,920      $  --       $  4,955
                             =====       ========        =====        ========      =====       ========

                        US UNWIRED INC. AND SUBSIDIARIES

                                              Year Ended December 31, 1996
                          ---------------------------------------------------------------------
                                         Guarantor
                                        Subsidiary
                                       -------------     Non-
                               US         Unwired     Guarantor
                          Unwired Inc. Telecom Corp. Subsidiaries Eliminations Consolidated
                          ------------ ------------- ------------ ------------ ------------
                                                     (in thousands)
CONDENSED CONSOLIDATING
 STATEMENT OF CASH FLOWS
Net cash provided by
 operating activities...     $  --        $ 6,340      $  4,224      $  --       $ 10,564
Cash flows from
 investing activities:
  Proceeds from sale of
   assets...............        --            609             2         --            611
  Purchases of property
   and equipment........        --         (5,286)       (1,937)        --         (7,223)
  Purchase of markets...        --             --       (45,647)        --        (45,647)
  Distributions from
   unconsolidated
   affiliates...........        --          2,302            --         --          2,302
  Investments in
   unconsolidated
   affiliates...........        --         (3,643)           --         --         (3,643)
  Transfer to escrow....        --          1,110            --         --          1,110
                             -----        -------      --------      -----       --------
Net cash (used in)
 investing activities...        --         (4,908)      (47,582)        --        (52,490)
Cash flows from
 financing activities:
  Capital
   contributions........        --         (5,898)        5,898         --             --
  Proceeds from long-
   term debt............        --         10,078        40,327         --         50,405
  Principal payments on
   long-term debt.......        --         (5,712)         (843)        --         (6,555)
  Debt issuance costs...        --             64          (516)        --           (452)
                             -----        -------      --------      -----       --------
Net cash provided by
 (used in) financing
 activities.............        --         (1,468)       44,866         --         43,398
                             -----        -------      --------      -----       --------
Net increase (decrease)
 in cash................        --            (36)        1,508         --          1,472
Cash at beginning of
 year...................        --          2,286         2,816         --          5,102
                             -----        -------      --------      -----       --------
Cash at end of year.....     $  --        $ 2,250      $  4,324      $  --       $  6,574
                             =====        =======      ========      =====       ========

   Contemporaneously with the issuance of the Notes, the Company issued 500,000 shares of Series A preferred stock for $50 million. The present holder of the Series A preferred and any of its affiliates who become holders may convert the preferred stock into Class B common stock, at any time, at a price of $26.55 per share, and such holders have voting rights of Class B common shareholders on an as-converted basis. Upon a sale or transfer of the preferred stock by such holders to a non-affiliate of such holders, the preferred stock becomes convertible into Class A common stock and the transferee holders will have voting rights of Class A common shareholders on an as-converted basis. The Series A preferred stock has a mandatory redemption at its stated value 91 days after the maturity of the Notes.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Louisiana Unwired, LLC

   We have audited the balance sheet of Louisiana Unwired, LLC as of December 31, 1998, and the related statements of operations, members' equity, and cash flows for the period from January 8, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Louisiana Unwired, LLC at December 31, 1998, and the results of its operations and its cash flows for the period from January 8, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
April 9, 1999, except for Note 6
 as to which the date is
 October 1, 1999

                             LOUISIANA UNWIRED, LLC

                                 BALANCE SHEETS

                                 (In thousands)

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
                                                                  (unaudited)
                      ASSETS
Current assets:
  Cash and cash equivalents........................   $ 1,350       $   693
  Accounts receivable..............................       362         1,618
  Inventories......................................       350         1,503
  Prepaid expenses.................................       244           508
  Due from members.................................       217           --
  Due from affiliates..............................       655           622
                                                      -------       -------
    Total current assets...........................     3,178         4,944

Property and equipment, net........................    57,581        73,339
Licenses, net of accumulated amortization of $448
 and $763..........................................     5,684         6,933
Deferred financing costs, net of accumulated
 amortization of $87 and $170......................       692         3,074
Other assets.......................................       113           138
                                                      -------       -------
    Total assets...................................   $67,248       $88,428
                                                      =======       =======
          LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable.................................   $12,414       $ 4,924
  Due to members...................................       --            644
  Accrued expenses and other liabilities...........       712         1,065
                                                      -------       -------
    Total current liabilities......................    13,126         6,633

Long-term debt.....................................    38,130        66,890
Commitments and contingencies
Members' equity:
  Members' capital.................................    25,466        44,566
  Accumulated deficit..............................    (9,474)      (29,661)
                                                      -------       -------
    Total members' equity..........................    15,992        14,905
                                                      -------       -------
    Total liabilities and members' equity..........   $67,248       $88,428
                                                      =======       =======

              See accompanying notes to the financial statements.

                             LOUISIANA UNWIRED, LLC

                            STATEMENTS OF OPERATIONS

                                 (In thousands)

                                               Period from
                                             January 8, 1998   Nine Months
                                               (inception)        Ended
                                                 through      September 30,
                                              December 31,   -----------------
                                                  1998        1998      1999
                                             --------------- -------  --------
                                                               (unaudited)
Revenues:
  Service revenues..........................     $   787     $   247  $  8,899
  Merchandise sales revenue.................         722          92     2,693
                                                 -------     -------  --------
   Total revenues...........................       1,509         339    11,592

Operating expenses:
  Cost of service...........................       1,912       1,067     6,223
  Merchandise cost of sales.................       1,422         177     5,580
  Administrative expenses...................       3,045       1,210     6,846
  Depreciation and amortization.............       3,254       1,183     9,129
                                                 -------     -------  --------
   Total operating expenses.................       9,633       3,637    27,778
                                                 -------     -------  --------
  Operating loss............................      (8,124)     (3,298)  (16,186)

Other income (expense):
  Interest expense..........................      (1,580)       (862)   (3,442)
  Interest income...........................         230          79        55
                                                 -------     -------  --------
   Total other income (expense).............      (1,350)       (783)   (3,388)
                                                 -------     -------  --------

  Loss before extraordinary item............      (9,474)     (4,081)  (19,573)

  Extraordinary item--extinguishment of
   debt.....................................         --          --       (614)
                                                 -------     -------  --------
  Net loss..................................     $(9,474)    $(4,081) $(20,187)
                                                 =======     =======  ========


              See accompanying notes to the financial statements.

                             LOUISIANA UNWIRED, LLC

                          STATEMENTS OF MEMBERS' EQUITY

                                 (In thousands)

                                                 US        Cameron
                                               Unwired  Communications
                                                Inc.     Corporation    Total
                                               -------  -------------- -------
Capital contributions......................... $12,733     $12,733     $25,466
Net loss......................................  (4,737)     (4,737)     (9,474)
                                               -------     -------     -------
Balance at December 31, 1998..................   7,996       7,996      15,992
Capital contributions (unaudited).............  19,100         --       19,100
Net loss (unaudited).......................... (12,928)     (7,259)    (20,187)
                                               -------     -------     -------
Balance at September 30, 1999 (unaudited)..... $14,168     $   737     $14,905
                                               =======     =======     =======



              See accompanying notes to the financial statements.

                             LOUISIANA UNWIRED, LLC

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                             Period from
                                           January 8, 1998
                                             (inception)   Nine Months Ended
                                               through       September 30,
                                            December 31,   ------------------
                                                1998         1998      1999
                                           --------------- --------  --------
                                                              (unaudited)
Cash flows from operating activities:
Net loss..................................    $ (9,474)    $ (4,081) $(20,187)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Extraordinary item......................         --           --        614
  Depreciation and amortization...........       3,254        1,183     9,129
  Changes in operating assets and
   liabilities:
    Accounts receivable...................        (362)         (50)   (1,256)
    Inventories...........................        (350)        (506)   (1,153)
    Prepaid expenses......................        (242)        (263)     (264)
    Due from members......................        (281)       1,381       861
    Due to affiliates.....................      (2,225)      (2,072)       33
    Accounts payable......................        (514)        (840)    1,167
    Accrued expenses and other
     liabilities..........................         440          --        353
    Other assets..........................        (112)          (9)      (25)
                                              --------     --------  --------
    Net cash used in operating
     activities...........................      (9,866)      (5,257)  (10,728)
Cash flows from investing activities:
Payments for microwave relocation costs...        (755)        (495)   (1,564)
Payments for the purchase of equipment....     (44,749)     (40,277)  (32,980)
                                              --------     --------  --------
    Net cash used in investing
     activities...........................     (45,504)     (40,772)  (34,544)
Cash flows from financing activities:
Capital contributions from members........      23,303       19,303    19,100
Proceeds from long-term debt..............      38,131       31,962    28,760
Principal payments of long-term debt......      (4,302)      (4,302)      --
Payments for financing costs..............        (412)        (369)   (3,245)
                                              --------     --------  --------
    Net cash provided by financing
     activities...........................      56,720       46,594    44,615
                                              --------     --------  --------
Net increase (decrease) in cash and cash
 equivalents..............................       1,350          565      (657)
                                              ========     ========  ========
Cash and cash equivalents at beginning of
 period                                            --           --      1,350
                                              --------     --------  --------
Cash and cash equivalents at end of
 period...................................    $  1,350     $    565  $    693
                                              ========     ========  ========
Supplemental cash flow disclosures:
Cash paid for interest....................    $  1,617     $    654  $  2,169
                                              ========     ========  ========
Noncash transactions:
Purchases of equipment in accounts
 payable..................................    $ 12,348     $  4,372  $  3,691
                                              ========     ========  ========
Contributions of net assets by members....    $  2,163     $  2,163  $    --
                                              ========     ========  ========

              See accompanying notes to the financial statements.

                             LOUISIANA UNWIRED, LLC

                          NOTES TO FINANCIAL STATEMENTS

(1) Description of Business and Summary of Significant Accounting Policies

 (a) Description of Organization

   Louisiana Unwired, LLC (the "Company"), is principally engaged in providing access to and usage of its personal communications service ("PCS") networks in Louisiana. PCS is a new generation of wireless communications, offering customers advanced, secure, two-way digital wireless services and applications. As of December 31, 1998, the Company has been primarily engaged in the buildout of its networks. In April 1998, the Company's members contributed PCS licenses in four Louisiana markets to the Company from an affiliated company with common ownership. Additionally, certain related assets and liabilities, including debt used to finance the purchase of these four licenses, were also contributed. These contributed assets and liabilities were recorded at their historical costs. The Company commenced operations in these markets in late 1998. The Company is currently in the process of building out PCS networks in other markets for which its members hold licenses through the above mentioned affiliated company. At the point these networks become operational, the Company's members plan to contribute the applicable license to the Company prior to commencement of operations. The Company is 50% owned by US Unwired Inc. ("US Unwired"), and 50% by Cameron Communications Corporation ("Cameron").

   See Note 6 for additional information.

   The Company is economically dependent on its members for the continued funding of its development and operations. The Company's members have committed to provide such funding.

 (b) Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 (c) Inventory

   Inventory consists of PCS telephones and related accessories and is carried at cost. Cost is determined by the average cost method, which approximates the first-in, first-out method.

 (d) Property and Equipment

   Property and equipment is stated at cost and depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

                                                                           Year
     Facilities and equipment............................................      5
     Office equipment and fixtures....................................... 5 to 7
     Vehicles............................................................      5
     Leasehold improvements.............................................. 3 to 5

                             LOUISIANA UNWIRED, LLC

 (e) Licenses

   Licenses consist primarily of costs incurred in connection with the acquisition of PCS licenses. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years. Amortization expense charged to operations in 1998 was $268,901.

 (f) Long-Lived Assets

   The Company assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluates the recoverability of the carrying amounts of its licenses and property and equipment in each market, as well as the depreciation and amortization periods, based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction of the carrying amounts or acceleration of the related amortization period.

 (g) Deferred Financing Costs

   Deferred financing costs include costs incurred in connection with the issuance of the Company's long-term debt which are amortized over the term of the related debt.

 (h) Revenue Recognition

   The Company earns revenue by providing access to and usage of its PCS networks and sales of PCS merchandise. Service revenues include revenues for charges to subscribers for both access to and usage of the Company's networks. These revenues are recognized as they are earned by the Company. Revenues from the sales of merchandise are recognized when the merchandise is delivered.

 (i) Advertising Cost

   Advertising costs are expensed as incurred. For the period from January 8, 1998 (inception) through December 31, 1998, approximately $935,000 of advertising costs were incurred.

 (j) Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                             LOUISIANA UNWIRED, LLC

 (k) Income Taxes

   No provision for income taxes is provided as the Company's federal and state income and/or loss is included in the income tax returns of its members.

 (l) Concentrations of Credit Risk

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of receivables is impacted by economic trends in the Company's markets. The Company believes that accounts receivable at December 31, 1998, is fully collectible and, as such, no allowance was provided as of that date.

 (m) Unaudited Interim Information

   The financial information for the six months ended June 30, 1998 and 1999 has not been audited by independent accountants. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited interim financial information. In the opinion of management of the Company, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Results of operations for the interim periods are not necessarily indicative of the results of operations for the respective full years.

(2) Property and Equipment:

   The major categories of property and equipment at December 31, 1998 were as follows:

                                                                  (In thousands)
      Facilities and equipment...................................    $43,352
      Office equipment and fixtures..............................        145
      Vehicles...................................................         32
      Leasehold improvements.....................................         39
      Construction in progress...................................     16,910
                                                                     -------
                                                                      60,478
      Less accumulated depreciation .............................      2,897
                                                                     -------
                                                                     $57,581
                                                                     =======

   The Company recorded depreciation expense of $2,897,306 during the period from January 8, 1998 (inception) through December 31, 1998.

                             LOUISIANA UNWIRED, LLC

(3) Long-term Debt:

   In May 1998, the Company executed a $48,600,000 bank credit facility. The notes outstanding under this bank credit facility provide for quarterly interest only payments through December 2001 and quarterly principal payments ranging from $190,651 to $3,145,751 plus interest commencing March 2002 through December 2006. Interest rates are comprised of a combination of variable rates based on either a variable lending rate established by a commercial bank plus a margin ranging up to .375% or LIBOR plus a margin ranging up to 2.375%. At December 31, 1998, the effective interest rate for these notes was 7.55% and the total unfunded commitment was approximately $10,470,000. Substantially all of the assets of the Company are pledged to secure the Company's obligation including a security interest in all property and equipment, and pledge agreements for all membership interests in the Company. Additionally, the members have guaranteed a portion of the credit facility. The debt is subject to certain restrictive covenants including maintaining certain financial ratios, reaching defined subscriber growth goals, and limiting annual capital expenditures. At December 31, 1998, the Company was not in compliance with the restrictive covenants related to the number of subscribers and capital expenditures. The Company has obtained a waiver from the lender for such covenant violations.

   Maturities of long-term debt for the five years succeeding December 31, 1998 are as follows:

                                                                  (In thousands)
      1999.......................................................     $  --
      2000.......................................................        --
      2001.......................................................        --
      2002.......................................................        763
      2003.......................................................      3,813

   The Company has entered into an interest rate swap agreement with a commercial bank to reduce the impact of changes in interest rates on its floating rate long-term debt. As the notional amount in the swap agreement corresponds to the principal amount outstanding on the debt and the variable rates in the swap and the debt use the same index, this agreement effectively changes the Company's interest rate exposure on $16 million of floating rate notes to a fixed 8.37%. The interest rate swap agreements mature at the time the related notes mature. The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparties. The net position is settled quarterly and is recorded as an adjustment to interest expense.

   See Note 6 for additional information.

(4) Commitments and Contingencies:

   The Company's PCS licenses are subject to a requirement that the Company construct network facilities that offer coverage to at least one-third of the population in each of its Basic Trading Areas ("BTAs") within five years from the grant of the licenses and to at least two-thirds of the population within 10 years from the grant of the licenses. Should the Company fail to meet these coverage

                             LOUISIANA UNWIRED, LLC
requirements, it may be subject to forfeiture of its licenses or the imposition of fines by the FCC. The PCS buildout in each BTA is subject to the successful completion of the network design, site and facility acquisitions, the purchase and installation of the network equipment, network testing and the satisfactory accommodation of microwave users currently using the spectrum.

   The Company has open purchase orders totaling approximately $1,950,000 outstanding at December 31, 1998. These purchase orders are primarily commitments to purchase fixed assets.

   The Company is a party to various operating leases for facilities and equipment. Rent expense for the year ended December 31, 1998 was $713,161. Future minimum annual lease payments due under noncancelable operating leases with terms in excess of one year are as follows:

                                                                  (In thousands)
      1999.......................................................     $1,124
      2000.......................................................      1,108
      2001.......................................................      1,058
      2002.......................................................      1,008
      2003.......................................................        950
      Thereafter.................................................      3,740
                                                                      ------
                                                                      $8,988
                                                                      ======

   A PCS licensee, such as the Company, is required to share a portion of its spectrum with existing licensees that operate certain fixed microwave systems within each of its BTAs. These licensees will initially have priority use of their portion of the spectrum. To secure sufficient amount of unencumbered spectrum to operate its PCS network efficiently, the Company has negotiated agreements to pay for the microwave relocation of many of these existing licensees, which costs have been capitalized. The Company also may be required to contribute to the costs of relocation under agreements reached with other PCS licenses if such relocation benefits the Company's license areas. Depending on the terms of such agreements, the Company's ability to operate its PCS network profitably could be adversely affected.

   Employees of the Company participate in a 401(k) retirement plan (the "401(k) plan") sponsored by a related party. Employees are eligible to participate in the 401(k) plan when the employee has completed six months of service. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the amount deferred by the employee and a discretionary amount determined by the Company from current or accumulated net profits. The Company's contributions are fully vested upon the completion of 5 years of service. Contribution expense related to the 401(k) plan was approximately $1,300 for the period from January 8, 1998 (inception) through December 31, 1998.

                             LOUISIANA UNWIRED, LLC

(5) Related Party Transactions:

   During the year ended December 31, 1998, the Company incurred management fees of $960,000 and $240,000 to US Unwired and Cameron, respectively, of which $80,000 is payable to US Unwired and $60,000 is payable to Cameron at December 31, 1998.

   The Company contracts with UniBill, Inc. ("UniBill"), a subsidiary of Cameron, for all subscriber billing and accounts receivable data processing. UniBill charges a $2.50 fee per bill processed. Billing expenses totaled approximately $22,000 in 1998, of which $13,485 is payable at December 31, 1998.

(6) Subsequent Event

   From January 8, 1999 through September 30, 1999, US Unwired made a series of capital contributions to the Company which increased US Unwired's ownership percentage in the Company to 71%.

   On June 23, 1999, the Company entered into senior credit facilities for $130 million with certain lenders. The senior credit facilities provide for an $80 million reducing revolving credit facility, which matures on September 30, 2007, and a $50 million delay draw term loan, which matures on September 30, 2007. All loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the London Interbank Offering Rate. The senior credit facilities are secured by a first priority security interest in all tangible and intangible assets of the Company and its subsidiaries (including the owned PCS licenses, if legally permitted); a pledge by US Unwired and Cameron of 100% of the ownership interests in the Company; a pledge by the Company of its ownership interest in any of the Company's present and future subsidiaries; and an assignment of all Sprint PCS agreements and any network contract (including software rights).

   A portion of the proceeds from this new credit facility were used to extinguish the Company's existing credit facility. As a result, the unamortized debt issuance costs related to this existing credit facility, totaling $614,000, were written off as an extraordinary item.

   Effective October 1, 1999, US Unwired entered into a $130 million senior credit facility. In connection with this new credit facility, the Company's $130 million senior credit facilities discussed above were extinguished. As a result, the unamortized debt issuance costs related to this existing credit facility, totaling $3,151,000, were written off in October 1999 as an extraordinary item.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       [LOGO OF US UNWIRED APPEARS HERE]

                                US Unwired Inc.

                   Offer to Exchange 13 3/8% Series B Senior
                      Subordinated Discount Notes due 2009
                    For All Existing 13 3/8% Series A Senior
                      Subordinated Discount Notes due 2009

                         -----------------------------

                                   PROSPECTUS

                         -----------------------------

                                        , 2000

--------------------------------------------------------------------------------
Until      , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of one year and 30 days after the effective date of the registration statement of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any jurisdiction or under any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

   Section 83A(1) of the Louisiana Business Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 83A(2) provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 83(B) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   Any indemnification under Section 83A, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

    . By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

    . If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

    .  By the shareholders.

   The indemnification provided for by Section 83 shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

   Section 24 of the Louisiana Business Corporation Law provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:

  . For any breach of the director's or officer's duty of loyalty to the corporation or its shareholders;

  . For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . Who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the shareholders or stock purchases or redemptions in violation of Louisiana law; or

  . For any transaction from which the director or officer derived an improper personal benefit.

   Article VI of US Unwired's Articles of Incorporation contains the provisions permitted by Section 24 of the Louisiana Business Corporation Law and permits the Board of Directors to take further action to provide indemnification to, and limit the liability of, to the full extent permitted by law, the directors and officers of US Unwired by causing US Unwired to enter into contracts with its directors and officers, adopting by-laws or resolutions, and causing US Unwired to procure and maintain directors' and officers' liability insurance or other similar arrangements, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such by-laws or resolutions or insurance or arrangements.

   Article VI permits the Board of Directors to cause US Unwired to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

   Section 11 of US Unwired's by-laws makes mandatory the indemnification of any of its officers and directors against any expenses, costs, attorneys' fees, judgments, punitive or exemplary damages, fines and amounts paid in settlement actually and reasonably incurred by him (as they are incurred) by reason of his position as director or officer of US Unwired or any subsidiary or other specified positions if he is successful in his defense of the matter on the merits or otherwise or has been found to have met the applicable standard of conduct.

   The standard of conduct is met when the director or officer is found to have acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of US

Unwired, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. No indemnification is permitted in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 11 further provides that indemnification granted pursuant to this section shall not be deemed exclusive of any other rights to which a director or officer is or may become entitled under any statute, article of incorporation, by-law, authorization of shareholders or directors, agreement or otherwise; and that US Unwired intends by this section to indemnify and hold harmless a director or officer to the fullest extent permitted by law.

   On October 29, 1999, US Unwired issued $50 million of its Series A preferred stock to The 1818 Fund. The 1818 Fund has already designated one individual as a member of the Board of Directors of US Unwired and is entitled to appoint one additional individual to become a member of the Board of Directors, but has not yet done so. This individual, when appointed to our Board of Directors, will be entitled to the foregoing indemnification. In connection with the issuance of the Series A preferred stock to The 1818 Fund, US Unwired entered into a registration rights agreement with The 1818 Fund pursuant to which a seller of registrable securities may be required to indemnify US Unwired and its officers and directors under specified circumstances.

   US Unwired maintains a directors' and officers' liability insurance policy.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  3.1    Articles of Incorporation of US Unwired Inc. dated as of September 23,
         1999.
  3.2    Articles of Amendment to Articles of Incorporation of US Unwired Inc.
         dated as of October 25, 1999.
  3.3    By-laws of US Unwired Inc. adopted September 30, 1999.
  3.4*   Articles of Organization of Louisiana Unwired, LLC dated as of January
         2, 1998.
  3.5*   Operating Agreement of Louisiana Unwired, LLC dated as of February 23,
         1998.
  3.6*   Articles of Incorporation of Unwired Telecom Corp., as amended.
  3.7*   By-laws of Unwired Telecom Corp. dated as of January 16, 1997.
  4.1    Indenture dated as of October 29, 1999 among US Unwired Inc., the
         Guarantors (as defined therein) and State Street Bank and Trust
         Company.
  4.2    Pledge and Security Agreement dated as of October 29, 1999 by and between Louisiana Unwired, LLC and State Street Bank and Trust
         Company.

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  4.3    Intercreditor Agreement dated as of October 29, 1999 between CoBank,
         ACB and State Street Bank and Trust Company.
  4.4    A/B Exchange Registration Rights Agreement dated as of October 29,
         1999 by and among US Unwired Inc.; Louisiana Unwired, LLC; Unwired
         Telecom Corp.; Donaldson, Lufkin & Jenrette Securities Corporation;
         First Union Securities, Inc. and BNY Capital Markets, Inc.
  5.1*   Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
 10.1    Purchase Agreement dated as of October 26, 1999 among US Unwired Inc.;
         Louisiana Unwired, LLC; Unwired Telecom Corp.; Donaldson, Lufkin &
         Jenrette Securities Corporation; First Union Securities, Inc. and BNY
         Capital Markets, Inc.
 10.2    Shareholders Agreement dated as of September 24, 1999 among US Unwired
         Inc. and the shareholders of US Unwired Inc. who are signatories thereto.
 10.3    US Unwired Inc. 1999 Equity Incentive Plan.
 10.4*   Sprint PCS Management Agreement dated February 8, 1999 among
         Wirelessco, L.P., Sprint Spectrum L.P., SprintCom, Inc. and Louisiana
         Unwired, LLC, including Addendum I, Addendum II, Sprint Trademark and
         Service Mark License Agreement and Sprint Spectrum Trademark and
         Service Mark License Agreement.
 10.5*   Sprint PCS Management Agreement dated June 8, 1998 among Wirelessco,
         L.P., Sprint Spectrum L.P., SprintCom, Inc. and Louisiana Unwired,
         LLC, including Addendum I, Addendum II, Sprint Trademark and Service
         Mark License Agreement and Sprint Spectrum Trademark and Service Mark
         License Agreement.
 10.6    Securities Purchase Agreement dated as of October 29, 1999 between US
         Unwired Inc. and The 1818 Fund III, L.P.
 10.7    Registration Rights Agreement dated as of October 29, 1999 between US
         Unwired Inc. and The 1818 Fund, L.P.
 10.8    Shareholders Agreement dated as of October 29, 1999 by and among US
         Unwired Inc., The 1818 Fund III, L.P. and the shareholders of US
         Unwired Inc. who are signatories thereto.
 10.9*   Headquarters Building Lease.
 10.10   Credit Agreement dated as of October 1, 1999 by and among US Unwired
         Inc., as Borrower, and CoBank, ACB, as Administrative Agent and a
         Lender, First Union Capital Markets Corp., as Syndication Agent and a
         Co-Arranger, The Bank of New York, as Documentation Agent and a
         Lender, BNY Capital Markets, Inc., as a Co-Arranger, First Union
         National Bank, as a Lender, and the other Lenders referred to therein.
 10.11*  Management and Construction Agreement dated as of January 1, 1999 by and between US Unwired Inc. and Louisiana Unwired, LLC.
 10.12*  Authorized Dealer Agreement dated as of May 13, 1998 by and between US
         Unwired Inc. and Louisiana Unwired, LLC.

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
 10.13*  Agreement dated as of May 13, 1998 by and between US Unwired Inc. and
         Louisiana Unwired, LLC for Louisiana Unwired, LLC to do business as US
         Unwired Inc.
 10.14*  Billing Agreement dated as of May 13, 1998 by and between Unibill,
         Inc. and Louisiana Unwired, LLC.
 10.15*  Long Distance Agreement dated as of June 10, 1998 by and between
         Cameron Communications Corporation and US Unwired Inc.
 10.16*  Omnibus Agreement dated as of September 7, 1999 by and among US
         Unwired Inc., EATELCORP, Inc., Fort Bend Telephone Company, XIT
         Leasing, Inc., Wireless Management Corporation, Meretel Communications
         Limited Partnership and Meretel Wireless, Inc.
 12.1    Ratio of earnings to fixed charges.
 21.1    Subsidiaries of US Unwired Inc.
 23.1    Consent of Ernst & Young LLP.
 23.2    Consent of KPMG LLP.
 23.3    Consent of Correro, Fishman, Haygood, Phelps, Walmsley & Casteix, LLP
         (included in Exhibit 5.1).
 99.1    Form of Letter of Transmittal.
 99.2    Form of Notice of Guaranteed Delivery.
 99.3    Form of Letter to Beneficial Owners.
 99.4    Form of Letter to Registered Holders and Book-Entry Transfer Facility
         Participants.
 99.5    Form of Instruction to Registered Holder and Book-Entry Transfer
         Facility Participant from Owner.

--------
*To be filed by amendment.

  (b) Financial Statement Schedules

   No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

   The undersigned registrants hereby undertake:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Charles, State of Louisiana, on December 7, 1999.


                                          US UNWIRED INC.

                                          By:    /s/ Robert W. Piper
                                             ----------------------------------
                                                     Robert W. Piper
                                              President and Chief Operating
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 7, 1999.


              Signature                                  Title
              ---------                                  -----

     /s/ William L. Henning, Jr.       Chairman of the Board of Directors,
______________________________________  Chief Executive Officer and Director
       William L. Henning, Jr.          (Principal Executive Officer)

         /s/ Jerry E. Vaughn           Chief Financial Officer (Principal
______________________________________  Financial Officer)
           Jerry E. Vaughn

           /s/ Don Loverich            Controller (Principal Accounting
______________________________________  Officer)
             Don Loverich

         /s/ Robert W. Piper           President, Chief Operating Officer and
______________________________________  Director
           Robert W. Piper

     /s/ William L. Henning, Sr.       Director
______________________________________
       William L. Henning, Sr.

        /s/ Thomas G. Henning          Director
______________________________________
          Thomas G. Henning

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant set forth below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Charles, State of Louisiana, on December 7, 1999.


                                          LOUISIANA UNWIRED, LLC


                                          By:    /s/ Robert W. Piper
                                             ----------------------------------
                                                     Robert W. Piper
                                                    Manager/President

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 7, 1999.


              Signature                                  Title
              ---------                                  -----
         /s/ Robert W. Piper           Manager/President (Principal Executive
______________________________________  Officer, Principal Financial Officer
           Robert W. Piper              and Principal Accounting Officer)

        /s/ Thomas G. Henning          Assistant Manager/Secretary
______________________________________
          Thomas G. Henning

UNWIRED TELECOM CORP.                      Member

By:  /s/ Robert W. Piper
  -------------------------------
  Robert W. Piper, President

CAMERON COMMUNICATIONS                     Member
CORPORATION

By:  /s/ Thomas G. Henning
  -------------------------------
    Thomas G. Henning, Vice
           President

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant set forth below duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Charles, State of Louisiana, on December 7, 1999.


                                          UNWIRED TELECOM CORP.

                                          By:    /s/ Robert W. Piper
                                             ----------------------------------
                                                     Robert W. Piper
                                              President and Chief Operating
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 7, 1999.


              Signature                                  Title
              ---------                                  -----
     /s/ William L. Henning, Jr.       Chairman of the Board of Directors,
______________________________________  Chief Executive Officer and Director
       William L. Henning, Jr.          (Principal Executive Officer)

         /s/ Jerry E. Vaughn           Chief Financial Officer (Principal
______________________________________  Financial Officer)
           Jerry E. Vaughn

           /s/ Don Loverich            Controller (Principal Accounting
______________________________________  Officer)
             Don Loverich

         /s/ Robert W. Piper           President, Chief Operating Officer and
______________________________________  Director
           Robert W. Piper

     /s/ William L. Henning, Sr.       Director
______________________________________
       William L. Henning, Sr.

        /s/ Thomas G. Henning          Director
______________________________________
          Thomas G. Henning

                                  EXHIBIT INDEX

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
  3.1    Articles of Incorporation of US Unwired Inc. dated as
         of September 23, 1999.
  3.2    Articles of Amendment to Articles of Incorporation of
         US Unwired Inc. dated as of October 25, 1999.
  3.3    By-laws of US Unwired Inc. adopted September 30, 1999.
  3.4*   Articles of Organization of Louisiana Unwired, LLC
         dated as of January 2, 1998.
  3.5*   Operating Agreement of Louisiana Unwired, LLC dated as
         of February 23, 1998.
  3.6*   Articles of Incorporation of Unwired Telecom Corp., as
         amended.
  3.7*   By-laws of Unwired Telecom Corp. dated as of January
         16, 1997.
  4.1    Indenture dated as of October 29, 1999 among US Unwired
         Inc., the Guarantors (as defined therein) and State
         Street Bank and Trust Company.
  4.2    Pledge and Security Agreement dated as of October 29,
         1999 by and between Louisiana Unwired, LLC and State
         Street Bank and Trust Company.
  4.3    Intercreditor Agreement dated as of October 29, 1999
         between CoBank, ACB and State Street Bank and Trust
         Company.
  4.4    A/B Exchange Registration Rights Agreement dated as of
         October 29, 1999 by and among US Unwired Inc.;
         Louisiana Unwired, LLC; Unwired Telecom Corp.;
         Donaldson, Lufkin & Jenrette Securities Corporation;
         First Union Securities, Inc. and BNY Capital Markets,
         Inc.
  5.1*   Opinion of Correro Fishman Haygood Phelps Walmsley &
         Casteix, L.L.P.
 10.1    Purchase Agreement dated as of October 26, 1999 among
         US Unwired Inc.; Louisiana Unwired, LLC; Unwired
         Telecom Corp.; Donaldson, Lufkin & Jenrette Securities
         Corporation; First Union Securities, Inc. and BNY
         Capital Markets, Inc.
 10.2    Shareholders Agreement dated as of September 24, 1999
         among US Unwired Inc. and the shareholders of US
         Unwired Inc. who are signatories thereto.
 10.3    US Unwired Inc. 1999 Equity Incentive Plan.
 10.4*   Sprint PCS Management Agreement dated February 8, 1999
         among Wirelessco, L.P., Sprint Spectrum L.P.,
         SprintCom, Inc. and Louisiana Unwired, LLC, including
         Addendum I, Addendum II, Sprint Trademark and Service
         Mark License Agreement and Sprint Spectrum Trademark
         and Service Mark License Agreement.
 10.5*   Sprint PCS Management Agreement dated June 8, 1998
         among Wirelessco, L.P., Sprint Spectrum L.P.,
         SprintCom, Inc. and Louisiana Unwired, LLC, including
         Addendum I, Addendum II, Sprint Trademark and Service
         Mark License Agreement and Sprint Spectrum Trademark
         and Service Mark License Agreement.

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
 10.6    Securities Purchase Agreement dated as of October 29,
         1999 between US Unwired Inc. and The 1818 Fund III,
         L.P.
 10.7    Registration Rights Agreement dated as of October 29,
         1999 between US Unwired Inc. and The 1818 Fund, L.P.
 10.8    Shareholders Agreement dated as of October 29, 1999 by
         and among US Unwired Inc., The 1818 Fund III, L.P. and
         the shareholders of US Unwired Inc. who are signatories
         thereto.
 10.9*   Headquarters Building Lease.
 10.10   Credit Agreement dated as of October 1, 1999 by and
         among US Unwired Inc., as Borrower, and CoBank, ACB, as
         Administrative Agent and a Lender, First Union.Capital
         Markets Corp., as Syndication Agent and a Co-Arranger,
         The Bank of New York, as Documentation Agent and a
         Lender, BNY Capital Markets, Inc., as a Co-Arrnager,
         First Union National Bank, as a Lender, and the other
         Lenders referred to therein.
 10.11*  Management and Construction Agreement dated as of
         January 1, 1999 by and between US Unwired Inc. and
         Louisiana Unwired, LLC.
 10.12*  Authorized Dealer Agreement dated as of May 13, 1998 by and between US Unwired Inc. and Louisiana Unwired, LLC.
 10.13*  Agreement dated as of May 13, 1998 by and between US
         Unwired Inc. and Louisiana Unwired, LLC for Louisiana
         Unwired, LLC to do business as US Unwired Inc.
 10.14*  Billing Agreement dated as of May 13, 1998 by and
         between Unibill, Inc. and Louisiana Unwired, LLC.
 10.15*  Long Distance Agreement dated as of June 10, 1998 by and between Cameron Communications Corporation and US
         Unwired Inc.
 10.16*  Omnibus Agreement dated as of September 7, 1999 by and among US Unwired Inc., EATELCORP, Inc., Fort Bend
         Telephone Comany, XIT Leasing, Inc., Wireless
         Management Corporation, Meretel Communications Limited
         Partnership and Meretel Wireless, Inc.
 12.1    Ratio of earnings to fixed charges.
 21.1    Subsidiaries of US Unwired Inc.
 23.1    Consent of Ernst & Young LLP.
 23.2    Consent of KPMG LLP.
 23.3    Consent of Correro, Fishman, Haygood, Phelps, Walmsley
         & Casteix, LLP (included in Exhibit 5.1).

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
 99.1    Form of Letter of Transmittal.
 99.2    Form of Notice of Guaranteed Delivery.
 99.3    Form of Letter to Beneficial Owners.
 99.4    Form of Letter to Registered Holders and Book-Entry Transfer Facility
         Participants.
 99.5    Form of Instruction to Registered Holder and Book-Entry Transfer
         Facility Participant from Beneficial Owner.

--------
*To be filed by amendment.